As filed with the Securities and Exchange Commission on January 14, 2008
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
COMMAND CENTER, INC.
(Name of registrant as specified in its charter)

Washington	7363	91-2079472
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
Brad E. Herr
Chief Financial Officer
3773 West Fifth Avenue
Post Falls, ID 83854
208.773.7450
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

National Registered Agents
1780 Barnes Boulevard S.W., Building G
Tumwater, WA 98512-0410
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael Hool
Rogers & Hool LLP
2425 East Camelback Road
Phoenix, AZ 85016
Tel: 602.852.5550

Approximate date of proposed sale to the public:
As soon as practicable after the effective date of the registration statement

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of		offering	aggregate	Amount of
securities	Amount to be	price per	offering	registration
to be registered	registered(1)	share(2)	price(2)	fee(3)
Common Stock, $0.001 par value	10,296,885	$1.29	$13,282,981	$522.02
Common Stock issuable upon exercise of Warrants	5,264,878	$1.25	$6,581,098	$258.64
Common Stock issuable upon exercise of Placement Agent Warrants	1,047,925	$1.25	$1,309,906	$51.48
Total	16,609,688		$21,173,985	$832.14

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the bid and asked prices of the registrant’s common stock on January 11, 2008 as reported by the OTC Bulletin Board.
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 14, 2008

PROSPECTUS
16,609,688 Shares
COMMAND CENTER, INC.
Common Stock
     This prospectus relates to the disposition from time to time of up to 16,609,688 shares of common stock of Command Center, Inc., a Washington corporation (the “Company”), held by the selling shareholders identified in this prospectus for their own account. The 16,609,688 shares consist of 10,296,885 shares of common stock issued to the selling shareholders, and 6,312,803 shares of our common stock that may be issued on exercise of warrants held by the selling shareholders.
     We will not receive any of the proceeds from the sale of shares by the selling shareholders. We will receive proceeds if some or all of the warrants held by the selling shareholders are exercised, unless some or all of such warrants are exercised on a cashless basis.
     The shares may be offered and sold from time to time directly from the selling shareholders or through underwriters, broker-dealers or agents. Each selling shareholder will determine the prices at which it sells its shares. The shares may be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution.”
     Our common stock is listed on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”) and traded under the symbol “CCNI.OB.” On January 11, 2008, the closing price of the common stock quoted on the OTC Bulletin Board, was $1.29 per share.
     We may amend or supplement this prospectus from time to time. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

     An investment in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning at page 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                                                              , 2007

     We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.
     In this prospectus the “company,” “we,” “us,” and “our” refer to Command Center, Inc., a Washington corporation.

PROSPECTUS SUMMARY
This summary highlights key aspects of our business and the Company that are described in more detail elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities. You should read this entire prospectus carefully, including the “Risk Factors,” the audited financial statements and the notes thereto included elsewhere in this prospectus.
Our Business
     We provide temporary workers to our customers primarily in the industrial sector of the temporary staffing industry. We currently operate 79 temporary staffing stores in 22 states.
     We were organized as Command Staffing LLC on December 26, 2002. We commenced operations in 2003 as a franchisor of temporary staffing businesses. On November 9, 2005, the assets of Command Staffing LLC and Harborview Software, Inc. (“Harborview”), an affiliated company that owned the software used in the operation of our temporary staffing stores, were acquired by Temporary Financial Services, Inc., a public company (“TFS”) and our corporate predecessor. The transaction was accounted for as if Command Staffing LLC was the accounting acquirer. On November 16, 2005, we changed our name to Command Center, Inc. Prior to April 2006, we generated revenues primarily from franchise fees. On May 12, 2006, we acquired 48 temporary staffing stores from certain former franchisees, and shifted our business focus from franchisor to operator. We ceased our franchise operations in the second quarter of 2006 and currently generate all of our revenue from temporary staffing store operations and related activities. See “Business.”
     On November 30, 2007, we raised $10,296,885 in gross proceeds through the private placement of 10,296,885 shares of common stock (at $1.00 per share), and warrants to purchase up to 6,312,803 shares. The warrants have an exercise price of $1.25 per share, and are exercisable commencing on May 29, 2008, as to 6,031,943 shares and June 27, 2008, as to 280,860 shares, and for a period of up to five years thereafter. See “Description of Securities — Warrants and Options.”
     We are using the proceeds from the private placement to expand our operations in 2008 and beyond by opening new temporary staffing stores and to provide working capital.
Risk Factors
     We are an early stage company with a limited operating history under our new business model and no history of profitable operations. We operate in an extremely competitive environment. Our business is dependent upon our ability to obtain workers compensation and other insurance on commercially reasonable terms, which is subject to numerous uncertainties. Our operations expose us to employment claims and other significant litigation risks. Any significant economic downturn could adversely affect our business. The cost of compliance with laws and regulations affecting our business is significant and we are continually subject to the risk of new regulation. We face a formidable challenge in scaling up our corporate infrastructure to accommodate our growth. We require significant working capital to operate and grow our business and our ability to grow is dependent upon obtaining new and increased sources of working capital. The loss of any of our key personnel could harm our business. Our common stock is thinly traded and subject to significant price volatility. Sales of the 16,609,688 shares of common stock eligible for sale to the public by the selling shareholders under this prospectus may depress the market price of our common stock as such sales occur. See “Risk Factors” beginning at page 7.
Principal Executive Office
     Our offices are located at 3773 West Fifth Avenue, Post Falls, ID 83854. Our telephone number is 208.773.7450.

Competitive Strength
     A highly accomplished team of temporary labor industry professionals. Our management team includes members who were instrumental in building Labor Ready. Glenn Welstad, our Chief Executive Officer and Chairman, was a founder and chief executive officer of True Blue, Inc. (doing business as “Labor Ready”) from 1989 through 2000. Tom Gilbert, our Chief Operating Officer, was regional vice president of Labor Ready from 1998 through 2001, responsible for managing 400 temporary staffing offices in 23 states and five Canadian provinces. Todd Welstad, our Chief Information Officer, was chief information officer for Labor Ready from 1993 through 2003. Ronald L. Junck, our General Counsel, was executive vice president and general counsel for Labor Ready from 1998 through 2001. Dwight Enget, our Vice President of Real Estate, worked for Labor Ready from 1989 through 1998, rising to the position of Western U.S. director of operations. Kevin Semerad, our Regional Vice President, managed a labor ready franchise from 1989 through 2002 and grew the franchised operations from 5 to 18 temporary staffing offices.
The Offering
     This offering relates to the offer and sale from time to time of up to 16,609,688 shares (including up to 6,312,803 shares issuable on exercise of warrants) of our common stock by the selling shareholders identified in this prospectus. The selling shareholders will sell up to 10,296,885 shares for their own account and we will not receive any proceeds from the sale of these shares by the selling shareholders. The selling shareholders may also sell up to 6,312,803 shares acquired from exercise of the warrants. We will receive proceeds if some or all of the warrants are exercised unless some or all of the warrants are exercised on a cashless basis. The number of shares of our common stock outstanding as of January 14, 2008, not including up to 6,312,803 shares issuable upon exercise of warrants, was 35,665,053, of which 3,811,425 represented our “public float” of shares, 11,120,986 are held or controlled by our officers and directors, 10,435,757 are other restricted securities, and 10,296,885 are eligible for public sale for the first time pursuant to this prospectus.
Financial Information
     See “Selected Financial Information,” beginning on page 15.

RISK FACTORS
     An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before purchasing any shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties may also adversely impair our business operations or affect the market price of our common stock. If any of the events described in the risk factors below actually occur, our business, financial condition or results of operations could suffer significantly. In such case, the value of your investment could decline and you may lose all or part of the money you paid to buy our common stock.
Business Risks
     We have a history of net losses, and we anticipate additional losses. We incurred net losses in each fiscal year since our inception other than the fiscal year ended December 31, 2005. For the fiscal year ended December 29, 2006, we incurred a net loss of approximately $2.4 million and for the nine months ended September 30, 2007, we incurred a net loss of approximately $4 million. Our losses have resulted primarily from the costs of consolidation of the franchisees, time needed to change the culture of our former franchisees from independent operators to a centralized command and control structure, and from the scale of our corporate infrastructure. We have focused our efforts to date on building a support structure able to meet the needs of 100 or more stores. We currently operate 79 stores in 22 states and the revenue flow from our existing base of operations has not been sufficient to fully offset the corporate infrastructure costs. We may continue to incur additional operating losses through fiscal 2008 as we continue to expand our sales and marketing activities and open additional stores. We cannot assure you that our revenue will increase or that we will be profitable in any future period.
     Our historical financial information is of limited utility as a basis for your evaluation of our business. We were incorporated in December 2002, began operations in 2003, and operated as a franchisor until April 1, 2006, when we changed our business model to operator of temporary staffing stores. Our financial statements for periods prior to April 1, 2006, are not comparable to our financial statements for later periods. As a result, we have a limited operating history and limited financial results that you can use to evaluate our business and prospects. Although we have experienced significant growth in recent periods, the growth to date has not been profitable and we may not be able to sustain this growth. Because we have limited historical financial data upon which to base planned operating expenses and forecast operating results, we cannot be certain that our revenue will grow at rates that will allow us to achieve or maintain profitability. You must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history.
     Changes in our business model and strategy may be difficult to manage. During 2006, we changed our business model from franchisor to temporary staffing store operator, acquired 57 temporary staffing stores and opened an additional 20 stores. This shift in focus and rapid growth required additional personnel, software capabilities, and infrastructure. We intend to continue to increase the number of stores we operate. If management is unable to successfully manage these significant changes, our business, financial condition and results of operations could be negatively impacted.
     We have a limited operating history under our new business model. We have been operating under our new business model for less than two years. In light of our limited operating experience, we have not proven the essential elements of stabilized long-term operations and we cannot assure that we will be successful in achieving such operations. Moreover, we have not demonstrated that our business can be operated on a profitable basis. Until we establish and maintain profitable operations, we cannot assure you that we can make a profit on a long-term basis.
     We will require significant additional working capital to implement our current and future business plans. We will require more working capital to fund customer accounts receivable to continue to expand our operations. We may require more capital in 2008 to open new stores, expand our sales force, and refine and improve the efficiency of our business systems and processes. In future years, we will need more capital to increase our marketing efforts and expand our network of stores through acquisition and opening of new stores. We cannot assure that such additional capital will be available when we need it on terms acceptable to us, or at all. If capital needed in the future is unavailable or delayed, our ability to respond to competition or changes in the marketplace or to exploit opportunities will be impaired. If we are unsuccessful in securing needed capital in the future, our business may be materially and adversely affected. Furthermore, the sale of additional equity or debt securities may result in dilution to existing shareholders, and incurring debt may hinder our operational flexibility. If sufficient additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of our business strategy.
     We are operating under a waiver of certain financial covenants. We have obtained a credit facility that is collateralized by eligible accounts receivable, which are generally defined to include accounts that are not more than sixty days past due. Under this facility, our lender will advance 85% of amounts invoiced for eligible receivables. This credit facility contains strict financial covenants, which include, among other things, the following requirements: (i) that we maintain a working capital ratio of 1:1; (ii) that we maintain positive cash flow; (iii) that we maintain a tangible net worth of $3,500,000; and (iv) that we achieve operating results within a range of projected earnings before interest, taxes, depreciation and amortization. As of September 28, 2007 (the last measurement date for determination of compliance) we were not in compliance with any of these covenants and our lender waived compliance with these covenants until December 28, 2007 (the next measurement date for compliance). We will not know if we are in compliance with the financial statement covenants at December 28, 2007 until we have issued our financial statements as of and for the fifty-two weeks then ended. The balance due to our lender at September 28, 2007, was $6,718,579. In connection with this credit facility, our lender has placed a lien on all of our assets. We cannot assure you that our lender will consent to future waivers or continue to finance our activities if we cannot satisfy these covenants in the future. If we do not comply with the covenants and the lender does not waive them, we will be in default of our credit facility, which could subject us to termination of our credit facility. We are not in a position to operate without a source of accounts receivable financing. In such circumstances, we could be required to seek other or additional sources of capital to satisfy our liquidity needs. We cannot assure that other sources of financing would be available at all or on terms that we consider to be commercially reasonable.
     Our goodwill may become impaired, which could result in a material non-cash charge to our results of operations. We have a substantial amount of goodwill resulting from our acquisitions, including the acquisitions of Harborview Software in 2005 and 57 temporary staffing stores in 2006. When we divest a business, but at least annually, we evaluate this goodwill for impairment based on the fair value of each reporting unit, as required by generally accepted accounting principles in the United States (GAAP). This estimated fair value could change if there are future changes in our capital structure, cost of debt, interest rates, capital expenditure levels, ability to perform at levels that were forecasted or a permanent change to the market capitalization of our company. These changes could result in an impairment that could require a material non-cash charge to our results of operations. Such a charge would have the effect of reducing goodwill with a corresponding impairment expense. The additional expense may reduce our reported profitability or increase our reported losses in future periods and could negatively impact the market for our securities, our ability to obtain other sources of capital, and may generally have a negative effect on our future operations.
     The rapid addition of company owned stores could overwhelm our corporate infrastructure. Our growth plans are subject to numerous and substantial risks. We currently operate 79 temporary staffing stores and plan to acquire or open 20 or more new locations in 2008. If management is unable to implement internal controls and monitoring methods adequate for 100 or more temporary staffing stores, our results of operations could suffer. Our failure to manage growth effectively could have a material adverse effect on our operating results and financial condition and on our ability to execute our expansion plans.
     Loss of key personnel could negatively impact our business. Our success depends to a significant extent upon the continued services of Glenn A. Welstad, president, chief executive officer, and director, and other members of the Company’s executive management, including Brad Herr — Chief Financial Officer, Tom Gilbert — Chief Operating Officer, Todd Welstad — Chief Information Officer, and Ron Junck — General Counsel. Should any of these persons or other key employees be unable or unwilling to continue in our employ, our ability to execute our business strategy may be adversely affected. The loss of any key executive could have a material adverse effect on our business, financial condition, and results of operations. Our future performance also depends on our ability to identify, recruit, motivate, and retain key management personnel including store managers, area vice presidents, and other personnel. The failure to attract and retain key management personnel could have a material adverse effect on our business, financial condition, and results of operations.
     Our inability to attract, develop and retain qualified store managers may negatively impact our business. We rely significantly on the performance and productivity of our store managers. Each store manager has primary responsibility for managing the operations of the individual temporary staffing store, including recruiting workers, daily dispatch of personnel, and collection of accounts receivable. In addition, each store manager has responsibility for customer service. The available pool of qualified candidates for positions with new temporary staffing stores is limited. To combat a typically high turnover rate for store managers in the temporary staffing industry, we are developing training and compensation plans directed at employee retention. There can be no assurance that our training and compensation plans will reduce turnover in this position.
     Our inability to attract, develop and retain qualified business development specialists will negatively impact our business. In 2008, we will be relying on our staff of business development specialists to help drive new business to our growing number of stores. The available pool of qualified candidates for these sales positions is limited. We are working with a sales training company to develop sales programs that are expected to produce positive results and improve employee retention, but the program is new so we have no results to measure the success of these efforts. If our business development specialists are not successful, our operating results will suffer.
     Increased employee costs and workers’ compensation expenses could adversely impact our operations. We are required to comply with all applicable federal and state laws and regulations relating to employment, including occupational safety and health provisions, wage and hour requirements, and workers’ compensation and employment insurance. Costs and expenses related to these requirements are one of our largest operating expenses and may increase as a result of, among other things, changes in federal or state laws or regulations requiring employers to provide specified benefits to employees (such as medical insurance), increases in the minimum wage or the level of existing benefits, or the lengthening of periods for which unemployment benefits are available. Furthermore, workers’ compensation expenses and the related liability accrual are based on our actual claims experience. We maintain a ‘large deductible’ workers’ compensation insurance policy with deductible limits of $250,000 per occurrence. As a result, we are substantially self insured. Our management training and safety programs attempt to minimize workers’ compensation claims but significant claims could require payment of substantial benefits. We cannot assure that we will be able to increase fees charged to our customers to offset any increased costs and expenses, and higher costs will have a material adverse effect on our business, financial condition, and results of operations.
     If we do not manage our workers’ compensation claims history well, high experience ratings and increased premiums could negatively impact operating results. We maintain workers’ compensation insurance as required by state laws. We are required to pay premiums or contributions based on our business classification, specific job classifications, and actual workers’ compensation claims experience over time. In those states where private insurance is not allowed or not available, we purchase our insurance through state workers’ compensation funds. In all other states we provide coverage through a private insurance company licensed to do business in those states. In either case, we do not control insurance rates, and we cannot assure that our premiums will not increase substantially.
     We face competition from companies that have greater resources than we do and we may not be able to effectively compete against these companies. The temporary services industry is highly fragmented and highly competitive, with limited barriers to entry. A large percentage of temporary staffing companies are local operations with fewer than five stores. Within local or regional markets, these companies actively compete with us for customers and temporary personnel. There are also several very large full-service and specialized temporary labor companies competing in national, regional and local markets. Many of these competitors have substantially greater financial and marketing resources than we have. Price competition in the staffing industry is intense, and pricing pressure is increasing. We expect that the level of competition will remain high and increase in the future. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our business, financial condition, and results of operations. There also is a risk that competitors, perceiving our lack of capital resources, may undercut our prices or increase promotional expenditures in our strongest markets in an effort to force us out of business.

     We may not be able to increase customer pricing to offset increased costs, and may lose volume as a result of price increases we are able to implement. We expect to raise prices for our services in amounts sufficient to offset increased costs of services, operating costs and cost increases due to inflation and to improve our return on invested capital. However, competitive factors may require us to absorb cost increases, which would have a negative impact on our operating margins. Even if we are able to increase costs as desired, we may lose volume to competitors willing to service customers at a lower price.
     Failure to adequately back-up, store and protect electronic information systems could negatively impact future operations. Our business depends on our ability to store, retrieve, process, and manage significant amounts of information. Interruption, impairment of data integrity, loss of stored data, breakdown or malfunction of our information processing systems or other events could have a material adverse effect on our reputation as well as our business, financial condition, and results of operations. Breakdowns of information systems may be caused by telecommunications failures, data conversion difficulties, undetected data input and transfer errors, unauthorized access, viruses, natural disasters, electrical power disruptions, and other similar occurrences which may be beyond our control. Our failure to establish adequate internal controls and disaster recovery plans could negatively impact operations.
     We may be held responsible for the actions of our customers as well as for the actions of our temporary personnel. Because we employ and place people in our customers’ workplaces, we are at risk for actions taken by customers with respect to temporary personnel (such as claims of discrimination and harassment, violations of occupational, health and safety, or wage and hour laws and regulations), and for actions taken by temporary personnel (such as claims relating to immigration status, misappropriation of funds or property, violation of environmental laws, or criminal activity). Significant instances of these types of issues will impact customer perception of our Company and may have a negative effect on our results of operations. The risk is heightened because we do not have control over our customers’ workplace or direct supervision of our temporary personnel. If we are found liable for the actions or omissions of our temporary personnel or our customers, and adequate insurance coverage is not available, our business, financial condition and results of operations could be materially and adversely affected.
     We may face potential undisclosed liabilities associated with acquisitions. Although we investigate companies that we acquire, we may fail or be unable to discover liabilities that arose prior to our acquisition of the business for which we may be responsible. Such undisclosed liabilities may include, among other things, uninsured workers’ compensation costs, uninsured liabilities relating to the employment of temporary personnel and/or acts, errors or omissions of temporary personnel (including liabilities arising from non-compliance with environmental laws), unpaid payroll tax liabilities, and other liabilities. If we encounter any such undiscovered liabilities, they could negatively impact our operating results.
     The company may become obligated to pay tax liabilities of acquired entities. On May 12 and June 30, 2006, the Company acquired the assets of a number of temporary staffing stores from its franchisees at that time. The acquisitions were part of the Company’s shift from franchisor to operator of temporary staffing stores. We have determined that a number of the entities that owned the acquired assets have outstanding tax obligations to various states and the internal revenue service. Under theories of successor liability, the taxing authorities may claim that the Company is obligated to pay amounts owed by the entities from whom we acquired the assets. We believe that the responsible parties are working to resolve their obligations with the taxing authorities, but if the taxes are not paid by the responsible parties, Command Center may be required to pay the outstanding tax balances. Command Center has received representations, warranties, and indemnification from each entity from whom we acquired assets and will pursue reimbursement if we become obligated to pay any such tax balances. Payments, if made, will deplete our capital earmarked for growth and could have a negative impact on our ability to execute the business plan as described elsewhere in this Prospectus.
     Economic slowdowns and other factors beyond our control could reduce demand for temporary personnel which could result in lower revenues. Demand for our services is significantly affected by the general level of economic activity and unemployment in the United States. As economic activity slows, many companies reduce their use of temporary employees before laying off regular employees. Use of temporary employees also is affected by other factors beyond our control that may increase the cost of temporary personnel, such as increases in mandated levels of benefits and wages payable to temporary employees. These economic and other factors could reduce demand for our services and lead to lower revenues.
     We may incur additional costs and regulatory risks relating to new laws regulating the hiring of undocumented workers. We operate seven temporary staffing stores in Arizona. A new Arizona law requires that employers check the legal status of every new hire using a system operated by the Department of Homeland Security, and penalizes employers that hire undocumented workers. Penalties include suspension or revocation of all business licenses held by the employer in Arizona necessary to the conduct of its business. These laws became operative January 1, 2008. We have implemented procedures intended to bring our operations into compliance. We have no practical experience with the system and although we believe we will be able to implement appropriate procedures, we cannot assure that implementation will not be flawed or delayed because of the large number of temporary personnel that we employ. If we are not able to implement and maintain appropriate compliance procedures, our operations would be materially and adversely affected. If other states adopt similar laws, it could increase our operating costs and materially impact our operating results.

     We are exposed to substantial credit risk due to the delay between the time we pay our temporary workers and the time we collect our receivables from our customers. Temporary personnel are typically paid on the same day the services are performed, while customers are generally billed on a weekly basis. This requires that we manage the resulting credit risk. The magnitude of the risk varies with general economic conditions. We believe that write-offs for doubtful accounts can be maintained at commercially acceptable levels without the need to resort to credit management practices that are unduly intrusive for our customers and interfere with customer acquisition and retention. Nevertheless, there can be no assurance that our ability to achieve and sustain profitable operations will not be adversely affected by losses from doubtful accounts or customer relations problems arising from our efforts to manage credit risk.
     If we are unable to find a reliable pool of temporary personnel, we may be unable to meet customer demand and our business may be adversely affected. All temporary staffing companies must continually attract reliable temporary workers to meet customer needs. We compete for such workers with other temporary labor businesses, as well as actual and potential customers, some of which seek to fill positions directly with either regular or temporary employees. In addition, our temporary workers sometimes become regular employees of our customers. From time to time, during peak periods, we experience shortages of available temporary workers. Unavailability of reliable temporary workers will have a negative impact on our results of operations.
     Seasonal fluctuations in demand for the services of our temporary workers in certain markets will adversely affect our revenue and financial performance in the fall and winter months. Revenues generated from stores in markets subject to seasonal fluctuations will be less stable and may be lower than in other markets. Locating stores in highly seasonal markets involves higher risks. We intend to select store locations with a view to maximizing total long-term return on our investment in stores, personnel, marketing and other fixed and sunk costs. However, there can be no assurance that our profitability will not be adversely impacted by low returns on investment in certain highly seasonal markets.
     Our directors, officers and current principal shareholders own a large percentage of our common stock and could limit your influence over corporate decisions. After this offering, our directors, officers and current shareholders holding more than 5% of our common stock collectively will beneficially own, in the aggregate, approximately 46.2% of our outstanding common stock. As a result, these shareholders, if they act together, would be able to control most matters requiring shareholder approval, including the election of directors and approval of mergers or other significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control. The interests of these shareholders may not always coincide with our corporate interests or the interests of our other shareholders, and they may act in a manner with which you may not agree or that may not be in the best interests of our other shareholders.
     We depend on the construction industry for a significant portion of our business and reduced demand from this industry would reduce our profitability. We derive a significant percentage of our revenues from placement of temporary personnel in construction and other industrial segments. These industries are cyclical, and construction in particular is subject to current recessionary concerns. Downturns in demand from the building and construction industry, or any of the other industries we serve, or a decrease in the prices that we can realize from sales of our services to customers in any of these industries, would reduce our profitability and cash flows.
     We likely will be a party, from time to time, to various legal proceedings, lawsuits and other claims arising in the ordinary course of our business. We anticipate that, based upon our business plan, disputes will arise in the future relating to contract, employment, labor relations, and other matters that could result in litigation or require arbitration to resolve, which could divert the attention of our management team and could result in costly or unfavorable outcomes for our company. Any such litigation could result in substantial expense, and could reduce our profits, and could harm our reputation. These expenses and diversion of managerial resources could have a material adverse effect on our business, prospects, financial condition, and results of operations. See “Business — Litigation” at page 28.
     We have determined that there are material weaknesses affecting our internal control over financial reporting. To the extent that these material weaknesses continue and are not remedied, our financial reporting systems and processes may be inadequate to produce accurate and timely financial information. Lack of accurate and timely financial information could impact our ability to manage our business, our ability to obtain future operating capital, and could have an adverse impact on financial condition or results of operations.
Risks Related to Our Securities
     Your investment may be substantially diluted and the market price of our common stock may be affected if we issue additional shares of our capital stock. We are authorized to issue up to 100,000,000 shares of common stock and up to 5,000,000 shares of blank check preferred stock, 40,000 shares of which have been designated Series

A Preferred Stock. We may in the future sell additional shares of our common stock or preferred stock or other equity securities to raise additional capital. We may also issue securities to employees under stock option or similar plans that we intend to implement. When we issue or sell additional shares or equity securities, the relative equity ownership of our existing investors will be diluted and our new investors could obtain terms more favorable than previous investors.
     If we do not comply with our agreements with the selling shareholders, we may be subject to significant penalties and other costs. Under the Stock Purchase and Registration Rights Agreement dated November 30, 2007, between the Company and the selling shareholders, we are obligated to register the stock covered by this prospectus for sale on a delayed or continuous basis and to maintain that listing for a period of two years, or until all of the common stock covered by this prospectus has been publicly sold by the selling shareholders.
     Our common stock is thinly traded and subject to significant price fluctuations. Our common stock is traded on the OTC Bulletin Board. The price of our common stock has fluctuated substantially in recent periods, and is likely to continue to be highly volatile. Future announcements concerning us or our competitors, quarterly variations in operating results, introduction or changes in pricing policies by us or our competitors, changes in market demand, or changes in sales growth or earnings estimates by us or analysts could cause the market price of our common stock to fluctuate substantially. These price fluctuations may impact our ability to raise capital through the public equity markets which could have a material adverse effect on our business, financial condition, and results of operations. Limited trading volume also affects liquidity for shareholders holding our shares and may impact their ability to sell their shares or the price at which such sales may be made in the future.
     We are not likely to pay dividends for the foreseeable future. We have never paid dividends on our common stock. We anticipate that for the foreseeable future, we will continue to retain our earnings for the operation and expansion of our business, and that we will not pay dividends on our common stock in the foreseeable future.
     The market price for our common stock may be affected by significant selling pressure from current shareholders, including the selling shareholders. Sales of substantial amounts of shares of common stock in the public market could have a material adverse impact on the market price of our common stock. We have 35,665,053 shares of common stock outstanding as of January 14, 2008, of which 3,811,425 shares represented our “public float” of shares. Sales of the 16.6 million shares of common stock eligible for sale to the public under this prospectus may depress the market price of our stock as such sales occur. A substantial number of our outstanding shares are currently restricted securities and may not be resold unless registered or exempt from registration. Pursuant to Rule 144 adopted under the Securities Act of 1933, as amended, restricted securities held by non-affiliates generally may be resold after satisfying a one-year holding period and satisfying certain volume limitations. Even with the volume limitations, if shareholders holding these restricted securities choose to sell after satisfying the one-year holding period, the price of our common stock could be negatively affected.
     Failure to comply with the provisions of Sarbanes-Oxley legislation could have a material adverse impact on our results of operations and financial condition. Legislation commonly referred to as the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) requires public companies to develop internal control policies and procedures and to undergo an audit of those internal control policies and procedures on an annual basis. This legislation is relatively new and the United States Securities and Exchange Commission (the “Commission”) is still developing rules and guidance for public companies concerning the manner in which compliance with Sarbanes-Oxley will be determined. We currently are a small business and do not meet the accelerated filer requirements of Sarbanes-Oxley. Recently, the Commission extended the date for compliance with the internal control audit requirements of Sarbanes-Oxley for small businesses not meeting the accelerated filer requirements, and as a result, we do not expect that we will be required to undergo an audit of internal controls until our fiscal year ending 2008. We anticipate that we will continue to prepare our internal control compliance manual and will undertake a preliminary review and assessment of internal controls in early 2008 for our fiscal year ended December 28, 2007. No assurances can be given that this extension of time will continue or that we will not cease to be a small business or will not become an accelerated filer prior to 2009. If we become subject to the internal control audit requirement before we are in a position to comply, the effect on our operations and financial condition could be significant.

     We have made various assumptions regarding our future performance that may not prove to be accurate. We have made certain assumptions about future events that we believe to be reasonable; however, these assumptions relate to future economic, competitive and market conditions, and other events that are impossible to predict. For example, we have assumed that we will be able to: (i) obtain and maintain customer acceptance of our services, (ii) stabilize, refine and improve the efficiency of our operations and business processes, (iii) develop and maintain an effective sales network, (iv) expand our network of stores and effectively penetrate, establish and stabilize operations in new markets, (v) increase demand for our services and correspondingly grow revenue, (vi) establish a reputation for cost-effective, quality and efficient service and brand recognition on a national basis, (vii) maintain pricing and profit margins, and (viii) secure the capital required to execute our plans and grow the company. These assumptions are in turn based on assumptions relating to overall economic conditions, including that: (a) economic conditions (including financial, credit, monetary and labor markets) will remain relatively stable, (b) demand for unskilled and semi-skilled temporary workers will continue in accordance with historic trends, and (c) there will be no material adverse changes in governmental regulations, policies and administrative practices (including immigration, employee wage and benefits laws, etc.) affecting our business. Because they relate to future events, assumptions are inherently subject to uncertainty. Our ability to implement our business plan would suffer materially if any of our assumptions prove inaccurate.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This prospectus contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 7. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.
     We believe the discussions of forward-looking information contained in this document are useful because they provide a framework for you to assess the assumptions and related risks that could affect our business and the value of our securities. However, you should not rely on any forward-looking statement that we have made as any form of representation or guarantee that our objectives or plans will be achieved.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.
USE OF PROCEEDS
     We will not receive any proceeds from the sale by the selling shareholders of the shares of common stock covered by this prospectus. To the extent that warrants covering warrant shares included in this registration statement are exercised for cash, we will receive additional proceeds that will be used for general corporate purposes and working capital. If all of the warrants are exercised for cash by the selling shareholders, resulting in the purchase by the selling shareholders of 6,312,803 shares of our common stock at $1.25 per share, the gross proceeds to us will be $7,891,000. To the extent selling shareholders exercise warrants on a “cashless exercise” basis, both the number of shares issued upon exercise of the warrants and the resulting cash proceeds to the Company will be reduced.

DETERMINATION OF OFFERING PRICE
     The selling shareholders will determine at what price they may sell the offered shares, and such sales may be made at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
DIVIDEND POLICY
     We have not declared or paid any dividends on our common stock during our last five fiscal years. The payment of dividends on our common stock in the future will depend on our earnings, capital requirements, and operating and financial condition and on such other factors as our board of directors may consider appropriate. We currently expect to use all available funds to finance the future development and expansion of our business and for working capital and do not anticipate paying dividends on our common stock in the foreseeable future.
MARKET FOR OUR COMMON STOCK
     Our common stock trades on the OTC Bulletin Board under the symbol “CCNI.OB.”
     The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market.
     Transactions in our common stock have been sporadic and do not constitute an active market. On January 11, 2008, the closing price was $1.29 as reported on the OTC Bulletin Board.

SELECTED FINANCIAL INFORMATION
     Comment regarding our fiscal year end: Prior to April 1, 2006 we presented our financial statements on a calendar year basis. Effective April 1, 2006 and for fiscal 2006, we changed our fiscal year from a calendar year basis to a 52/53-week fiscal year end basis, with the fiscal year ending on the last Friday in December. Our financial statements will continue to be presented on a 52/53-week fiscal year end basis. In fiscal years consisting of 53 weeks, the final quarter will consist of 14 weeks while in 52-week years all quarters will consist of 13 weeks. Fiscal years 2007 and 2006 were 52-week years ending on December 28, 2007 and December 29, 2006, respectively. Fiscal 2008 began on December 29, 2007 and will end on December 26, 2008, and fiscal 2009 will begin on December 27, 2008 and will end on December 27, 2009 (both consisting of 52 weeks). Management believes that presentation of the financial statements on a 52/53-week fiscal year end basis improves comparability of fiscal years.
     We were organized as Command Staffing LLC, on December 26, 2002, and commenced operations in 2003 as a franchisor of temporary staffing businesses. On November 9, 2005, TFS acquired the assets of Command Staffing LLC and Harborview. The transaction was accounted for as if Command Staffing LLC was the acquirer. On November 14, 2005, we changed our name to Command Center, Inc. At that time, our business continued to be primarily focused on acting as a franchisor of temporary staffing businesses across the United States. Under that business model, we generated revenues primarily from franchise fees.
     On May 12, 2006, we shifted our business focus from franchisor to operator of temporary staffing stores by acquiring 48 temporary staffing stores from certain of our former franchisees. An additional nine franchised stores were acquired on June 30, 2006. In the second quarter of 2006, we ceased our franchise operations and began generating virtually all of our revenue from operating temporary staffing stores and related activities. Financial results for periods since April 1, 2006, when we began operating under our current business model (operating company-owned temporary staffing stores) are not comparable to periods prior to April 1, 2006, when we operated as a franchisor.
     The following table presents our selected historical financial data. The statement of operations data for the years ended December 31, 2003, 2004, 2005 and for the 52 weeks ended December 29, 2006, and the balance sheet data as of December 31, 2003, 2004, 2005 and December 29, 2006, are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the thirty-nine week periods ended September 28, 2007, and September 29, 2006, and the balance sheet data as of September 28, 2007, and September 29, 2006, are derived from our unaudited interim financial statements included elsewhere in this prospectus. The results included below and elsewhere are not necessarily indicative of our future performance. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.
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					(Unaudited)	(Unaudited)
				Fifty-two weeks	Thirty-Nine Weeks	Thirty-Nine Weeks
	Year Ended	Year Ended	Year Ended	Ended	Ended	Ended
Statements of Operations	December 31, 2003	December 31, 2004	December 31, 2005	December 29, 2006	September 29, 2006	September 28, 2007

Revenue from services	—	—	—	70,622,505	45,431,317	74,158,370
Franchise revenues	425,789	988,042	1,749,381	535,745	535,745	—
Other income	5,792	58,993	440,878	113,376	30,343	262,684

Total revenues	431,581	1,047,035	2,190,259	71,271,626	45,997,405	74,421,054
Cost of services	—	—	—	51,054,838	32,719,116	53,661,722

Gross profit	431,581	1,047,035	2,190,259	20,216,788	13,278,289	20,759,332
Selling, general and administrative expenses	629,251	1,184,698	1,833,280	22,020,314	13,866,027	23,606,467

Operating Income (loss)	(197,670)	(137,663)	356,979	(1,803,526)	(587,738)	(2,847,135)
Interest	(11,789)	—	(2,221)	(615,622)	(321,564)	(1,108,957)

Net income (loss)	(209,459)	(137,663)	354,758	(2,419,148)	(909,302)	(3,956,092)

Balance Sheets	December 31, 2003	December 31, 2004	December 31, 2005	December 29, 2006	September 29, 2006	September 28, 2007

Assets
Current assets	230,061	117,250	2,045,373	12,475,943	13,926,747	14,814,741
Property and equipment, net	67,193	129,147	1,589,253	3,390,696	2,796,761	3,348,636
Other assets	62,085	130,045	1,635,232	33,493,356	34,038,737	36,844,629

Total assets	359,339	376,442	5,269,858	49,359,995	50,762,245	55,008,006

Liabilities
Current liabilities	128,608	110,564	592,201	12,303,901	13,014,825	18,291,495
Long-term liabilities	106,190	—	1,125,000	2,062,928	1,715,407	2,507,791

Total liabilities	234,798	110,564	1,717,201	14,366,829	14,730,232	20,799,286

Equity	124,541	265,878	3,552,657	34,993,166	36,032,013	34,208,720

Total liabilities and stockholders’ equity	359,339	376,442	5,269,858	49,359,995	50,762,245	55,008,006

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
     You should read the following discussion in conjunction with our financial statements and the notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed in “Risk Factors” and elsewhere in this prospectus. We maintain our financial records and prepare our financial statements based upon a 52/53-week fiscal year. Prior to 2006, we reported our financial results on a calendar year basis. We changed our business model from financial services to franchisor on November 9, 2005, and from franchisor to operator of company-owned temporary staffing stores on April 1, 2007. For these reasons, the results of operations for 2005, 2006 and the nine months ended September 28, 2007, are not comparable. See explanatory note under “Selected Consolidated Financial Information.”
     Executive Overview.
     We provide temporary unskilled and semi-skilled employees to the light industrial, construction, warehousing, transportation and material-handling industries. Generally, we pay our workers the same day they perform the job.
     We were organized as Command Staffing LLC on December 26, 2002. Command Staffing LLC is our accounting predecessor. We commenced operations in 2003 as a franchisor of temporary staffing businesses. On November 9, 2005, our corporate predecessor, Temporary Financial Services, Inc., a public company, acquired the assets of Command Staffing LLC and Harborview Software, Inc., Command Staffing’s affiliate that owned the software used in the operation of our temporary staffing stores. The acquisition was accounted for as an asset purchase as if Command Staffing LLC were the accounting acquirer. On November 16, 2005, we changed our name to Command Center, Inc.
     Prior to April 2006, we generated revenues primarily from franchise fees. On May 12, 2006, we acquired 48 temporary staffing stores from certain former franchisees, and shifted our business focus from franchisor to operator. We ceased our franchise operations in the second quarter 2006 and currently generate all of our revenue from temporary staffing store operations and related activities.
     Our vision is to be the preferred partner of choice for all staffing and employment solutions by placing the right people in the right jobs every time. With the acquisition of the temporary staffing stores, we have consolidated operations, established and implemented corporate operating policies and procedures, and are currently pursuing a unified branding strategy for all of our stores.
     Temporary Staffing Store Operations. We currently operate 79 temporary staffing stores serving thousands of customers and employing tens of thousands of temporary employees. In the months following the roll-up we focused on continuity of operations, reporting, and record keeping. Significant management attention has been devoted to assuring that the stores are seamlessly integrated into our corporate environment and culture. During 2007, we focused our efforts on consolidating and refining our existing store operations, proving our business model, and operating our business in an efficient manner.
     During 2008, we will work for organic growth to increase our per-store revenue and profitability through directed selling activities and system-wide initiatives to improve the efficiency of our business processes. We may also seek growth from limited new store openings and growth through acquisition of existing locations from third party operators when such opportunities arise.
     We manage our field operations using in-store personnel, store managers, area managers, and corporate management personnel. We have established a sales team to assist in driving business to our stores. Our compensation plans for store managers, area managers, and business development specialists have been designed to aid in securing the qualified personnel needed to meet our business, financial and growth objectives. Our human resources practices are designed to support the need for attracting, screening, hiring, training, supporting and retaining qualified personnel at all levels of our business.
     During the thirty-nine weeks ended September 28, 2007, we made additional changes in our business model and strategy. We began the year with a newly established sales force and the expectation that the sales force would drive increasing revenue to our existing stores. As we progressed through the period, we reorganized our management structure to provide the direction and supervision needed to implement our strategic plan. We have now consolidated field supervision in the corporate office and we are beginning to see the results of these steps through rising activity levels, improving margins and new customer generation. We have also reorganized our sales force to tighten control and accountability for results.
     As described below, the changes to our business in the first nine months of 2007 came at a significant cost. We expect that our investment in infrastructure and personnel will result in strong momentum heading into 2008. We will continue to monitor activity levels and operating results as we move into the slower months of our business cycle.
Results of Operations
Thirty-nine Weeks Ended September 28, 2007 Compared to the Thirty-nine Weeks Ended September 29, 2006
     The following table provides a side by side comparison of the thirty-nine week period results for 2007, and 2006. The thirty-nine week period ended September 28, 2007, is not comparable to the thirty-nine week period ended September 29, 2006. We operated as a franchisor in the first quarter of 2006 and did not begin active temporary staffing store operations until April 1, 2006. We terminated franchise operations at the end of the second quarter of 2006. The temporary staffing store operations model generates significantly more revenue and expense than the franchisor business model.

	Thirty-nine Weeks Ended
	September 28, 2007	% of Revenue	September 29, 2006	% of Revenue	% Change
Revenue	$74,421,054		$45,997,405		62%
Cost of staffing services	53,661,722	72.1%	32,719,116	71.1%	64%
Gross profit	20,759,332	27.9%	13,278,289	28.9%	56%
Selling, general and administrative services	22,984,458	30.9%	13,650,147	29.7%	68%
Depreciation and amortization	622,009	0.8%	215,880	0.5%	188%
Interest expense	1,108,957	1.5%	365,994	0.8%	203%
Interest and other income	—	0.0%	(44,430)	-0.1%	—
Net loss	$(3,956,092)	-5.3%	$(909,302)	-2.0%	335%
          Revenues. Revenues increased to $74,421,054 for the thirty-nine weeks ended September 28, 2007, compared to $45,997,405 for the thirty-nine weeks ended September 29, 2006, primarily due to the change in our business model. In 2007, we operated as a temporary staffing store business for all thirty-nine weeks, compared to only twenty-six weeks in 2006.
          Cost of Staffing Services. As a percentage of revenue, cost of staffing services increased to 72.1% in the thirty-nine weeks ended September 28, 2007, compared to 71.1% for the thirty-nine weeks ended September 29, 2006. As noted, we generated revenue from franchise operations in the first quarter of 2006 and franchise revenues did not include a cost of services component. This had the effect of decreasing cost of staffing services as a percentage of revenue. For the thirty-nine weeks ended September 28, 2007, our cost of services was above expectations, partially as a result of higher than expected workers’ compensation costs. During the first quarter 2007, we experienced an unusual increase in workers’ compensation claims that caused a spike in our compensation claims paid. Our loss history normalized in the second quarter and declined in the third quarter. Margins were also impacted in the first half of 2007 by the hang over of lower margin business acquired with franchise locations.
          Selling, General and Administrative Expenses. As a percentage of revenue, selling, general and administrative expenses increased to 30.9% in the thirty-nine weeks ended September 28, 2007, compared to 29.7% in the thirty-nine weeks ended September 29, 2006. During the first quarter of 2006, we operated as a franchisor.

The cost structure for selling, general and administrative expenses of a franchisor is lower than for an operator of temporary staffing stores. The first quarter 2006 difference in cost structure had the effect of causing the selling, general and administrative expenses for the thirty—nine weeks ended September 29, 2006, to appear lower when compared to 2007.
     Depreciation and Amortization Expenses. Depreciation and amortization expenses increased in the thirty-nine weeks ended September 28, 2007, to 0.8% of revenue compared to 0.5% of revenue for the thirty-nine weeks ended September 29, 2006. This increase is the result of acquisition of additional assets and customer lists between periods.
     Interest Expense. Interest expense increased to 1.5% of revenue in the thirty-nine weeks ended September 28, 2007, compared to 0.8% of revenue in the comparable period in 2006. The increase is a result of additional borrowing in thirty-nine weeks ended September 28, 2007, and the amortization of discount on notes payable in connection with issuance of notes with warrants. The increase in interest expense in 2007 over 2006 also reflects an increase in short-term borrowings which contributed to an increase in average interest rates.
     Net Loss. Our net loss increased to $3,956,092 (5.3% of revenue) in the thirty-nine weeks ended September 28, 2007, compared to $909,302 (2.0% of revenue) in the thirty-nine weeks ended September 29, 2006. The increase was driven by increases in selling general and administrative costs, depreciation and interest and by a decline in gross margins as a percentage of revenues.
Subsequent Events
     On November 30, 2007 and December 27, 2007, the Company entered into Securities Purchase and Registration Rights Agreements (collectively the “Purchase Agreement”) and sold to investors an aggregate of 10,296,885 units. Each unit consisted of one share of common stock and a warrant to purchase 0.50 share of common stock for an aggregate of 10,296,885 shares of common stock and warrants to purchase an aggregate of up to 5,264,878 shares of common stock. The units were sold for a per unit price of $1.00, and an aggregate purchase price of $10,296,885. The warrants issued by the Company as part of the units entitle the investors to purchase shares of common stock at an exercise price of $1.25 per share.
     As a part of the Offering, MDB Capital Group, LLC (the “Placement Agent”), converted a $500,000 note issued by the Company in connection with an August 2007 bridge loan from the Placement Agent, into units at a conversion price of $1.00 per Unit. The Placement Agent also accepted $593,885 out of the $611,289 cash portion of its placement agent fee in units at a price of $1.00 per Unit. These amounts are included in the $10,296,885 aggregate purchase price.
     Warrants to purchase an additional 1,047,925 shares of Common Stock at $1.25 per share were issued to the Placement Agent and its assigns as additional placement agent compensation.
     The Company expects to use the proceeds of the Offering for expansion and working capital.
     The Company is obligated under the Purchase Agreement to prepare and file with the Commission, within 45 days of the closing of the Offering, a registration statement covering the resale of the common shares, the warrant shares, the Placement Agent shares and the Placement Agent warrant shares. The Company is obligated to cause the registration statement to become effective within 120 days of the closing of the Offering. The registration statement will provide for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act. The Company must also use its reasonable best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of the date that all common shares, warrant shares, Placement Agent shares and Placement Agent warrant Shares issued or issuable under the Purchase Agreement have been sold or can be sold publicly under Rule 144(k), or two years after the registration statement becomes effective. The Company is obligated to pay the costs and expenses of such registration.
     After giving effect to this Offering, the Company has 35,665,053 Common Shares outstanding, not including Common Shares (Warrant Shares) issuable upon exercise of the Warrants issued in the Offering.
     Following completion of the private placement described above, the Company paid off $2,500,000 in short term borrowings described in Note 8 above, and paid all Company owed outstanding tax obligations to various local and state taxing authorities as described in Note 10 above.
52 Weeks Ended December 29, 2006
     During the 52 weeks ended December 29, 2006, we made significant changes in our business model and strategy. We began the year as a franchise company with our primary source of revenue consisting of franchise and licensing fees. We ended the year having acquired the operations of all of our franchisees and deriving all of our revenues from temporary staffing store operations. In the course of this change, we added significant personnel and infrastructure to support the increased transaction load. We also incurred significant professional fees and other non-recurring costs to complete the roll-up of the franchisee operations.
     As a result of the change in character of the business in 2006, our operating results are not comparable to the results of operations in 2005. Year over year comparisons do not aid in understanding our current business model and are not provided.
     Revenues. Revenues were $71,271,626 in the 52 weeks ended December 29, 2006. Revenues included $70,622,505 from the provision of temporary staffing services, $535,745 from franchise revenues, and $113,376 from other income. First quarter revenues of $428,025 were derived almost entirely from franchise fees. On April 1, 2006, we began operating temporary staffing stores and in the remainder of the year we generated $70,843,601 in revenues, almost all of which came from providing staffing services. We discontinued our franchise operations in 2006 and will derive future revenues solely from temporary staffing store operations.
     At December 29, 2006, we operated 77 temporary staffing stores in 21 states. Pro forma information reflecting the revenues and earnings of the acquired franchisee operations as if acquired on January 1, 2005, are presented in Footnote 3 to the Financial Statements included elsewhere in this Prospectus. Our temporary staffing store operations were new in 2006 and we cannot provide meaningful comparative information on a store level basis with store operations from prior periods. Information available on individual stores operated as franchisees prior to the acquisitions were reported as stand alone businesses and are not indicative of the results of those same stores operated under our new model as company owned stores.
     Cost of Services. Total cost of services in the 52 weeks ended December 29, 2006, were $51,054,838 or 72.3% of revenue from services. Cost of services is comprised of the costs of providing temporary personnel, including wages, payroll taxes and employee benefits, workers’ compensation costs, and other direct costs relating to our temporary workers, and transportation, travel costs, safety equipment and other costs of services. Our temporary workers’ compensation costs represent a significant expense of providing temporary staffing services. In May, 2006, we negotiated a workers’ compensation plan through AIG that has streamlined our workers’ compensation plan and allowed us to better control workers’ compensation costs. Aggregate workers’ compensation costs for the year totaled $3,773,246 or 5.3% of revenue from services. Other direct costs of services amounted to $287,327.
     Our gross margin of 28.4% was in line with expectations for 2006. When we rolled up the franchisees, we obtained an existing book of business with a blended average gross margin below the level of business we are currently pursuing. We anticipate that margins will increase as we replace low margin opportunities with higher margin opportunities in the coming periods. Our sales force is currently focused on a solution selling approach that looks to the benefits our services can offer our customers and we anticipate that this approach will drive an increase in margins in 2007 and future periods.
     Operating Expenses. Operating expenses totaled $22,020,314 in 2006. Personnel costs accounted for $12,580,971. (As reflected on our Statement of Operations, “Personnel costs,” which is part of our “Selling, General and Administrative Expenses,” represents costs relating to our internal company employees as distinguished from similar employment costs relating to our temporary workers, which appear under “Cost of Services.”) We also incurred selling and marketing expenses of $1,260,426, transportation and travel costs of $1,064,174, office expenses of $1,398,727, rent and lease costs of $1,468,039, and legal, professional and consulting services costs of $902,315. Total selling, general and administrative costs amounted to 31% of total revenue resulting in a loss for the year. These expenses reflect the significant costs incurred to add personnel and build the infrastructure necessary to shift our business model from franchisor with approximately 75 customers to an operating temporary staffing business with thousands of customers, hundreds of internal staff and many thousands of temporary workers. We also incurred approximately $350,000 in litigation costs in 2006 resulting from a lawsuit filed by a competitor. See “Business — Litigation” at page 28. We anticipate that operating expenses will decline as a percentage of revenue in 2007 as our business stabilizes. Our personnel costs are also expected to decline as a percentage of revenue in 2007 as we utilize the excess personnel capacity created during our ramp up in 2006 when we changed our business model, and as we realize the benefits from the implementation of new training systems and as integration of our internal personnel matures.
     We may incur significant costs to establish a national sales force in the future. We expect dedicated selling efforts to increase the revenue per store when compared to the store sales model and will be monitoring this process closely.
     Losses from Operations. We incurred losses from operations of $1,803,526 in the 52 weeks ended December 29, 2006. The losses are primarily attributable to the costs of the roll up transaction where we acquired the assets of our franchisees and the legal costs of defending the litigation mentioned under operating costs above. We do not anticipate significant acquisition related expenses in 2007 and expect the litigation costs to moderate in future periods. The costs to establish a sales force are expected to generate losses in the first quarter of 2007 with the losses moderating as sales increase from the directed selling activities. We are also focused on increasing margins in 2007 and, if this is realized, it will have a positive effect on operating results.
     Net Loss. Interest expense amounting to $703,513 was partially offset by interest and other income of $87,891 resulting in aggregate net losses of $2,419,148 or a loss of $0.13 per share. We expect our final 2007 operating results to reflect increased margins and revenue and anticipate that this will narrow or eliminate our losses as we spread our operating costs over a broader revenue base.
Year Ended December 31, 2005
     Revenues. In 2005, we generated revenues of $2,190,259, an increase of $1,143,224 or 109% from the year ended December 31, 2004.
     Franchise and license fee income grew to $1,749,381 in 2005 from $957,002 in 2004, an increase of 83%. The increase was attributable to growth in the number of franchisees and growth in franchisee revenues generated during the period. As noted elsewhere, we have acquired our franchisees and converted our business from that of a franchisor to an operator of temporary staffing stores. We no longer generate revenues from franchising or software licensing.

     Interest and investment income and other income increased to $440,878 in 2005 from $90,033 in 2004. The increase in other income was primarily due to the settlement of litigation with a former franchise owner. The settlement of litigation was a one time event and is not expected to recur in future periods.
     Operating Expenses. Operating expenses increased to $1,833,280 in 2005 compared to $1,184,698 in 2004. This represents nearly a 55% increase and is the direct result of the growth in the number of franchisees and the growth in infrastructure required by the anticipated acquisition of the franchisees and conversion of the company to a temporary staffing store operator.
     We continued to incur operating expenses from franchise operations until the franchisees were acquired in the second quarter of 2006.
     Income from Operations. For the year ended December 31, 2005, we generated net income of $354,758 compared to a $137,663 loss from operations in 2004. The change is consistent with the growth in the number of franchisees and the increasing revenue they generated in the period against which our income is computed.
Year Ended December 31, 2004
     Results in 2004 reflect our operations as a franchisor. We began offering franchises in 2003 and awarded our first franchise on August 19, 2003.
     Revenues. We generated gross revenues of $1,047,035 in 2004. Franchise and license fee income comprised the majority of our revenues for the year. Revenues were in line with our expectations as a new franchisor of temporary staffing stores. We also generated $90,033 in other income during the year.
     Operating Expenses. Operating expenses were $1,835,501 in 2004. This amount is consistent with our operations and revenue levels as a start-up franchisor. Our business focus in 2004 was on building the franchisor business model. We incurred $301,908 in compensation costs, $160,416 in sub-contract fees to enhance the software offered to franchisees, $118,131 in software and communications expenses, and $117,308 in legal fees relating to franchise offering compliance and other legal matters. Other expenses of a normal and recurring nature amounted to $486,935.
     Loss from Operations. In the aggregate, we reported a loss from operations of $137,663 in 2004. Net operating loss carryforwards from current and prior years may be used to offset future net income.
Liquidity and Capital Resources
     At September 28, 2007, we had cash of $251,095, total current assets of $14,814,741, and total current liabilities of $18,291,495. Our trade accounts receivable totaled $10,706,633 net of the allowance for doubtful accounts of $430,000.
     Weighted average aging of our trade accounts receivable was 37.35 days at September 28, 2007, representing a slight improvement over the weighted average aging of 38 days at September 29, 2006. Actual bad debt write-off expense as a percentage of total customer invoices during the thirty-nine weeks ended September 28, 2007 was 0.5%, which is consistent with our expectations. Our accounts receivable are recorded at the invoiced amount. We regularly review our accounts receivable for collectibility. The allowance for doubtful accounts is determined based on historical write-off experience and current economic data and represents our best estimate of the amount of probable losses on our accounts receivable. The allowance for doubtful accounts is reviewed quarterly. We typically refer overdue balances to a collection agency at ninety days and the collection agent pursues collection for another thirty days. Most balances over 120 days past due are written off when it is probable the receivable will not be collected. As our business matures, we will continue to monitor and seek to improve our historical collection ratio and aging experience with respect to trade accounts receivable.

     On November 30, 2007, we raised approximately $10,000,000 in gross proceeds through the private placement of approximately 10,000,000 shares of common stock (at $1.00 per share), and warrants to purchase up to approximately 6.1 million shares. The warrants have an exercise price of $1.25 per share.
     We currently operate under a $9,950,000 line of credit facility with our principal lender for accounts receivable financing. The credit facility is collateralized with accounts receivable and other assets and entitles us to borrow up to 85% of the value of eligible receivables. Eligible accounts receivable are generally defined to include accounts that are not more than sixty days past due. The loan agreement includes limitations on customer concentrations, accounts receivable with affiliated parties, accounts receivable from governmental agencies in excess of 5% of our total accounts receivable balance, and when a customer’s aggregate past due account exceeds 50% of that customer’s aggregate balance due. The credit facility includes a 1% facility fee, payable annually, and a $1,500 monthly administrative fee. The financing bears interest at the greater of the prime rate plus two and one half percent (prime +2.5%) or 6.25% per annum. Our line of credit interest rate at September 28, 2007 was 10.75%. The loan agreement further provides that interest is due at the applicable rate on the greater of the outstanding balance or $5,000,000. The credit facility expires on April 7, 2009. The balance due our lender at September 28, 2007 was $6,718,579.
     The line of credit facility agreement includes certain financial covenants including a requirement that we maintain a working capital ratio of 1:1, that we maintain positive cash flow, that we maintain a tangible net worth of $3,500,000, and that we achieve operating results within a range of projected EBITDA. At September 28, 2007, we were not in compliance with these loan covenants. Our lender has waived compliance with these loan covenants for the period ended September 28, 2007. The next measurement period for determining compliance with the loan covenants ended on December 28, 2007. We will recalculate our compliance with the loan covenants prior to submission of our next Annual Report on Form 10-K, which is due on March 27, 2008. We expect to be in compliance with our loan covenants as of December 28, 2007. See “Risk Factors” on Page 7.
     As we grow, we will require significant new sources of working capital to fund continuing operations and finance the growth of operating store accounts receivable. We are now pursuing several alternatives to generate growth capital, either through debt or equity, to relieve continued negative cash flow.
     No assurances can be given that we will be able to find additional capital on acceptable terms. If additional capital is not available, we may be forced to scale back operations, lay off personnel, slow planned growth initiatives, and take other actions to reduce our capital requirements, all of which will impact our profitability and long term viability.
Off-Balance Sheet Arrangements
     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to you.
Critical Accounting Policies and Estimates
     Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States, which requires us to make judgments, estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the end of each fiscal period, (3) the amounts of expected future liabilities from workers’ compensation claims, (4) the allowance for doubtful accounts, and (5) the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.
     When reviewing our financial statements, you should consider (1) our selection of critical accounting policies, (2) the judgment and other uncertainties affecting the application of those policies, and (3) the sensitivity of reported results to changes in conditions and assumptions.

Goodwill and Intangible Assets
     Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed in business combinations accounted for under the purchase method. Purchase price is assigned to the acquired assets and liabilities based on their estimated fair value as determined by management.
     Intangible assets other than goodwill are carried at cost less accumulated amortization. Intangible assets are generally amortized on a straight-line basis over the useful lives of the respective assets, generally three to five years. Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.
     We apply the provisions of the Financial Accounting Standards Board’s, or FASB, SFAS No. 142, Goodwill and Other Intangible Assets, or SFAS No. 142. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment on a reporting unit basis in accordance with the provisions of SFAS No. 142.
     We perform impairment tests of goodwill assigned to reporting units on an annual basis or when facts and circumstances indicate to management that impairment may exist. Impairment tests are based on a comparison of the fair value of the reporting unit to the carrying value of the assets assigned to that reporting unit. In instances where impairment exists, goodwill is written down to fair value.
     We review long-lived assets when facts and circumstances indicate to management that the carrying value of those assets may not be fully realizable over the remainder of their useful lives. If impairment exists, we compare the fair value of the asset, based on a discounted cash flow projection or other method as deemed appropriate by management, to the carrying value. If fair value is determined to be less than the carrying value, we record an impairment charge to reduce the carrying value to fair value.
BUSINESS
Introduction and General Background
     We were organized as Command Staffing LLC on December 26, 2002. We commenced operations in 2003 as a franchisor of temporary staffing businesses. On November 9, 2005, the assets of Command Staffing, LLC and Harborview Software, Inc., an affiliated company that owned the software used in the operation of our temporary staffing stores, were acquired by Temporary Financial Services, Inc., a public company. The transaction was accounted for as if Command Staffing LLC was the acquirer. On November 16, 2005, we changed our name to Command Center, Inc.
     Prior to April 2006, we generated revenues primarily from franchise fees. On May 12, 2006, we acquired 48 temporary staffing stores from certain former franchisees, and shifted our business focus from franchisor to operator. On June 30, 2006, we acquired an additional 9 temporary staffing stores from our franchisees. We also opened 20 additional stores during the year (including 8 new stores opened to replace the franchised locations we bought out and closed in the May 12 transaction). All of our former franchised stores have either been acquired or ceased operation and we currently generate all of our revenue from temporary staffing store operations and related activities. At December 28, 2007, we owned and operated 79 temporary staffing stores located in 22 states. We are in the process of preparing 8 additional stores for opening in January 2008 and anticipate that we will open approximately 20 new stores in 2008.
     Our principal executive offices are located at 3733 West Fifth Avenue, Post Falls, Idaho 83854, and our telephone number is (208) 773-7450. We maintain an Internet website at www.commandonline.com. The information contained on our website is not included as a part of, or incorporated by reference into, this prospectus.
The Temporary Staffing Industry
     The temporary staffing industry grew out of a desire on the part of businesses to improve earnings by reducing fixed personnel costs. Many businesses operate in a cyclical environment and staffing for peak production periods meant overstaffing in slower times. Companies also sought a way to temporarily replace full-time employees when absent due to illness, vacation, or abrupt termination. Temporary staffing offers a way for businesses to immediately increase staff when needed without the ongoing cost of maintaining employees in slower times. Personnel administration costs may also be reduced by shifting these activities, in whole or in part, to a temporary staffing provider.
     The temporary staffing industry consists of a number of markets segregated by the diverse needs of the businesses utilizing the temporary staffing providers. These needs vary widely in the duration of assignment as well as the level of technical specialization required of the temporary personnel. We operate primarily within the short-term, unskilled and semi-skilled segments of the temporary staffing industry. Management believes these sectors are highly fragmented and present opportunities for consolidation. Operating multiple locations within the framework of a single corporate infrastructure may improve efficiencies and economies of scale by offering common management, systems, procedures and capitalization.
Business
     Our vision is to be the preferred partner of choice for staffing and employment solutions by placing the right people in the right jobs every time. With the acquisition of the temporary staffing stores, we have consolidated operations, established and implemented corporate operating policies and procedures, and are currently pursuing a unified branding strategy for all of our stores. By acquiring stores formerly owned and operated by our franchisees we have transitioned our business model from franchisor to owner-operator of temporary staffing stores.
     We desire to build a national network of temporary staffing stores under a unified corporate structure to achieve economic efficiencies. Within a corporate framework we can combine multiple accounts receivable, accounts payable, supplies purchasing and marketing activities into single departments, thereby improving efficiency and gaining economies of scale. As the size of our business grows and brand recognition builds, we also hope to attain additional efficiencies in advertising, printing, safety equipment, and facilities costs.
     Temporary Staffing Store Operations. We currently operate 79 temporary staffing stores serving thousands of customers and employing thousands of temporary employees. Our stores are located in 22 states, with approximately 63 stores located in urban industrial locations and 15 stores located in suburban areas with proximity to concentrated commercial and industrial areas. We are developing a standardized store operations model that will be used for future new store openings, gradually refined and applied system wide. We are targeting new store openings in locations with attractive demographics and in areas where the demand for temporary staffing personnel is sufficient to justify the process. In general, we will focus on larger metropolitan areas that are able to support multiple locations as the initial growth targets. Multiple openings in metropolitan areas allow us to minimize opening costs and maximize customer exposure within a target metropolitan market. We prefer to locate our stores in reasonably close proximity to our workforce and public transportation.
     The transactional volume we experience as an operator of temporary staffing stores is dramatically larger than we experienced as a franchisor. Therefore, in the months following the acquisition of the stores, we devoted a significant amount of time to assure that the stores are and remain seamlessly integrated into our corporate environment and culture. We developed a comprehensive and integrated set of software tools and information technology systems.
     We manage our field operations using in-store personnel, store managers, area managers, and corporate management personnel. We are also currently building a sales team to help drive business to our stores. Our compensation plans for store managers, area managers, and business development specialists have been designed to aid in securing the qualified personnel needed to meet our business, financial and growth objectives. Our human resources practices are designed to support the need for attracting, screening, hiring, training, supporting and retaining qualified personnel at all levels of our business.
     In 2008, by implementing the strategy outlined below we intend to open 20 or more new stores and expect to end the year with at least 100 stores in operation.
     Temporary Staff. Each store maintains an identified and pre-qualified pool of available temporary staff personnel who are familiar with our operations and can perform the jobs requested by our customers. We believe the pool is of sufficient size to meet customer requirements at our current level of operations. As our business grows, we will seek additional temporary workers through newspaper advertisements, printed flyers, store displays, and word of mouth. We locate our stores in places convenient to our temporary work force and, when available, on or near public transportation routes. To attract and retain qualified and competent workers, we have instituted or are in the process of instituting a number of temporary worker benefit programs. These include payment of a longevity bonus, a safety points awards program, availability of an employee paid health insurance program, employer ratings of temporary employees, and creation of an advantage team program. All of these programs are designed to keep our best workers by offering benefits not widely available in our industry, and to reward our temporary workers for providing excellent service to our customers.
     Our Customers. Currently, we have approximately 1,700 customers operating in a wide range of industries. The top five industries we service are construction, manufacturing, transportation, warehousing and wholesale trades. Our customers tend to be small and medium sized businesses. Our ten largest customers accounted for approximately 8% our revenue for the fifty-two weeks ended December 28, 2007.
     Marketing Strategy. To accomplish our growth objectives, we intend to undertake the following activities during 2008:
•	Increase the level of direct selling activities at each existing store;

•	Implement direct mail campaigns, radio and billboard advertising, limited yellow-page advertising and word of mouth; and

•	Develop national accounts with large corporate customers.
     In implementing our growth strategy, we will face several challenges, including meeting our rapidly growing requirement for working capital, managing credit risk and workers’ compensation insurance costs.
     As a developer, owner and operator of temporary staffing stores, we require significant working capital because we typically pay our temporary personnel on the same day they perform the services, but bill our customers on a weekly or monthly basis. As a result, we must maintain sufficient working capital through borrowing arrangements or other sources, to enable us to continue paying our temporary workers until we invoice and collect from our customers.
     The delay between payment of compensation to our temporary workers and collection of receivables from our customers requires that we manage the related credit risk. This entails screening of our potential customers. We maintain a database of pay rates and customer rates for most job categories. Therefore, when we enter a new customer into our system, we already have established temporary worker pay rates and customer billing rates for the job categories requested. The customer information is entered into our system and forwarded to the credit department at our corporate office for review of the workers’ compensation rate categories and approval of customer credit levels if the customer has requested credit in excess of the store limit. The credit department obtains credit reports and/or credit references on new customers and uses all available information to establish a credit limit. We also monitor our existing customer base to keep our credit risk within acceptable limits. Monitoring includes review of accounts receivable aging, payment history, customer communications, and feedback from our field staff. Currently, our average days outstanding on open invoices is approximately 37.9 days, and our bad debt experience for 2007 was approximately 0.5% of sales.
     We are required to provide our temporary and permanent workers with workers’ compensation insurance. Currently, we maintain a large deductible workers compensation insurance policy through American International Group, Inc. (“AIG”). The policy covers the premium year from May 13, 2007 through May 12, 2008. While we have primary responsibility for all claims, our insurance coverage provides reimbursement for covered losses and expenses in excess of our deductible. For workers’ compensation claims arising in self-insured states, our workers’ compensation policy covers any claim in excess of $250,000 on a “per occurrence” basis. This results in our being substantially self-insured.
     Since the current policy inception, we have made payments to cover anticipated claims within our self-insured layer. As of December 28, 2007, we had approximately $4.0 million on deposit with AIG to cover our share of each loss up to $250,000. We believe that this amount will be adequate to meet any expected losses that may be incurred or become due and payable for injuries during the policy term.

     For workers’ compensation claims originating in Washington and North Dakota (our “monopolistic jurisdictions”) we pay workers’ compensation insurance premiums and obtain full coverage under government administered programs. We are not the primary obligor on claims in these jurisdictions.
     Workers’ compensation expense is recorded as a component of our cost of services. Workers’ compensation expense in 2007 was 5.4% of our revenue from services. As we grow in future periods, we expect workers’ compensation costs to be a significant and growing cost. It will be critical in future periods that we monitor and control such costs. Prior to 2006, we operated as a franchisor of temporary staffing businesses and workers’ compensation costs were not a significant component of operating costs.
     Safety Program. To protect our workforce and help control workers’ compensation insurance rates, we have also implemented a company-wide safety program aimed at increasing awareness of safety issues. Safety training is accomplished through bulletin boards, newsletters, training meetings, videos, and employee manuals. Managers conduct unannounced job site visits to assure that customers utilizing our temporary staff are doing so in a safe environment. We also encourage our workers to report unsafe working conditions.
Seasonality
     The short-term manual labor sector of the temporary staffing business is subject to seasonal fluctuation. Many of the jobs filled by our temporary staff are outdoor jobs that are generally performed during the warmer months of the year. As a result, activity increases in the spring and continues at higher levels through the summer and then begins to taper off during the fall and through the winter. Seasonal fluctuations may be less in the western and southwestern parts of the United States where many of our stores are located. These fluctuations in seasonal business will impact financial performance from period to period.
Competition
     The short-term manual labor sector of the temporary staffing industry is highly competitive with low barriers to entry. Many of the companies operating in this sector are small local or regional operators with five or fewer locations. Within their markets, these small local or regional firms compete with us for the available business. The primary competitive factors in our market segment include price, service and the ability to provide the requested workers when needed. Secondary factors include worker quality and performance standards, efficiency, ability to meet the business-to-business vendor requirements for national accounts, name recognition and established reputation. While barriers to entry are low, businesses operating in this sector of the temporary staffing industry do require access to significant working capital, particularly in the spring and summer when seasonal staffing requirements are higher. Lack of working capital can be a significant impediment to growth for small local and regional temporary staffing providers.
     In addition, we face competition from a small number of larger, better capitalized operators. Our larger competitors include True Blue, Inc. (doing business as “Labor Ready”), Adecco, Kelly Services, Inc., Manpower, Inc., SOS Staffing Services, Inc., and Vedior, Inc. Labor Ready operates primarily in our markets. The other large competitors have divisions that operate in the light industrial or construction segments of our industry but are primarily focused more on skilled trades and professional placements. The presence of these larger competitors in our markets may provide significant pricing pressure and could impact our ability to price our temporary staffing services at profitable levels.
     Our largest competitor in the short-term manual labor sector of the temporary staffing industry is Labor Ready with 912 branch offices in all 50 of the United States, Puerto Rico, Canada and the United Kingdom. Labor Ready estimates the on-demand labor market at between $6 and $7 billion per annum giving Labor Ready a 19% to 22% market share. Our management team includes members who were instrumental in building Labor Ready. We currently hold approximately 1% market share.
     In addition to the large competitors listed above, we also face competition from smaller regional firms like Ablest, Inc. that are much like us in terms of size and market focus. As we attempt to grow, we will face increasing competition from other regional firms that are already established in the areas we have targeted for expansion. We are also likely to garner increasing attention from Labor Ready as we attempt to increase our market share.

Government Regulation
     We are subject to a number of government regulations, including those pertaining to wage and hours laws, equal opportunity, workplace safety, maintenance of workers’ compensation coverage for employees, legal work authorization, and immigration laws. With national attention on immigration and related security issues, we anticipate increased regulatory impact on our operations. For example, Arizona recently adopted legislation requiring employers to check the legal status of every new hire using a system operated by the Department of Homeland Security, and penalizing employers that hire undocumented workers. Penalties include suspension or revocation of all business licenses held by the employer in Arizona necessary to the conduct of its business. These laws became effective January 1, 2008, and we have implemented procedures intended to bring our operations into compliance. If other states adopt similar laws, it could increase our operating costs and regulatory risks.
Trademarks and Trade Names; Intellectual Property
     The Company has registered “Command,” “Command Center,” “Command Staffing,” “Command Labor,” “Apply Today, Daily Pay,” “A Different Kind of Labor Place” and “Labor Commander” as service marks with the U.S. Patent and Trademark Office. Other applications for registration are pending. Several registrations have also been granted in Australia, Canada, and the European Economic Community.
     We have in place software systems to handle most aspects of our operations, including temporary staff dispatch activities, invoicing, accounts receivable, accounts payable and payroll. Our software systems also provide internal control over our operations, as well as producing internal management reports necessary to track the financial performance of individual stores. We utilize a dashboard-type system to provide management with critical information, and we refine our systems and processes by focusing on what actually works in the real world. We take best practices information from our higher performing stores and propagate this information across all operating groups to produce consistent execution and improvements in company-wide performance averages.
Real Property
     We own a beneficial interest in one parcel of real estate located in Yuma, Arizona, that houses one of our temporary staffing locations. We also assumed a mortgage on the Yuma property. The balance due on the mortgage is approximately $95,000. Our monthly payment is $1,485, with a remaining term of 80 months. The mortgage is secured by the real property, which is carried on our books at $149,000.
     We presently lease office space for our corporate headquarters in Post Falls, Idaho, and have a three-year option to purchase the land and building for $1,125,000 pursuant to the terms of a Sale and Leaseback Agreement. We currently pay $10,000 per month for use of the building, which contains approximately 18,500 square feet of space.
     We also lease the facilities of all of our store locations (except for the Yuma location). All of these facilities are leased at market rates that vary depending on location. Each store is between 1,000 and 5,000 square feet, depending on location and market conditions and all current facilities are considered adequate for their intended uses.
Employees
     We currently employ 43 personnel at our headquarters office in Post Falls, Idaho. The number of employees at the corporate headquarters is expected to increase as we continue to grow. We also employ approximately 250 people on our field operations staff located in the various temporary staffing stores, and area and regional operations centers. As we add more stores in 2008, this number is expected to grow.

Litigation
     We are party to the following material litigation.
     ProTrades v. Command Center, Inc., et al.: California Superior Court, Santa Clara County, Case No. 105CV055572. On December 31, 2005, ProTrades Connection, Inc., a competitor, filed a lawsuit against Command Staffing, LLC, and certain individuals. Command Center, Inc. was later added as an additional defendant. The individual defendants are current employees of our company and were formerly employed by ProTrades. In the lawsuit, ProTrades alleges that the individual defendants breached written covenants against the solicitation of ProTrades employees. In September 2007, the court granted our motion for summary judgment, dismissed all claims of ProTrades, and awarded to us $53,651 for costs. ProTrades has appealed the ruling, and the appeal is pending. We incurred approximately $350,000 in litigation costs in 2006 and approximately $400,000 in litigation costs in 2007 resulting from this litigation.

MANAGEMENT
Directors and Executive Officers
     The names and ages and positions of the directors and executive officers of the Company are listed below along with their business experience during the past five years. The business address of all executive officers of the Company is 3773 West Fifth Avenue, Post Falls, Idaho 83854. All of these individuals are citizens of the United States. Our Board of Directors currently consists of five directors. Directors are elected at the annual meeting of shareholders to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Executive officers are appointed at the Board’s first meeting after each annual meeting of the shareholders. No family relationships exist among any of the directors or executive officers of the Company, except that Todd Welstad is the son of Glenn Welstad.

Glenn Welstad, age 64	Chairman of the Board, Chief Executive Officer, and President
Brad E. Herr, age 53	Director, Chief Financial Officer and Secretary
Todd Welstad, age 39	Director, Executive Vice President and Chief Information Officer
Tom Gilbert, age 52	Director and Chief Operating Officer
Ralph E. Peterson, age 73	Director
Ronald L. Junck, age 59	Executive Vice President and General Counsel
     Glenn Welstad, founded Command Staffing, LLC, and Harborview Software, Inc., and has been our President, Chief Executive Officer and a director since 2003. Glenn Welstad was a founder of Labor Ready and served as its Chief Executive Officer and President, until his retirement in 2000. Prior to founding Labor Ready, Glenn Welstad was a successful restaurateur and owned a number of Hardees and Village Inn franchises. Glenn Welstad is the father of Todd Welstad.
     Brad E. Herr, has served as our Chief Financial Officer, Secretary and a director since December 1, 2006. From 1993 through 1996, and from June 2001 through March 2002, Mr. Herr practiced law in the firm of Brad E. Herr, P.S. From June 1996 through June 2001, and from January 1, 2004 through December 1, 2006, Mr. Herr was employed at AC Data Systems, Inc. (AC Data) in Post Falls, Idaho, where he was Director of Finance (1996 through 1998), Vice-President — Business Development (1998 through June 2001), and President (2004 through 2006). AC Data is a privately held manufacturing business engaged in the design, manufacture and sale of surge suppression products marketed primarily to the telecommunications industry. Mr. Herr graduated from the University of Montana with a Bachelor of Science Degree in Business Accounting in 1977, and a Juris Doctorate in 1983. In May 2005, Mr. Herr received a Masters Degree in Business Administration from Gonzaga University.
Mr. Herr is licensed as a Certified Public Accountant in the State of Montana. Mr. Herr also maintains inactive status as a lawyer in the states of Washington and Montana. Mr. Herr serves as a Director of Genesis Financial, Inc., a publicly traded financial services business located in Spokane, Washington.
     Todd Welstad, is Executive Vice President, Chief Information Officer, and a director, and has served in those capacities since 2003. Mr. Welstad served as Chief Information Officer of Labor Ready, Inc. from August 1993 through 2001. Before joining us, Mr. Welstad worked in the temporary labor industry as owner/operator and was employed by Harborview Software, Inc., as Vice President in the development of the software used in temporary labor store operations. Todd Welstad is the son of Glenn Welstad.
     Tom Gilbert, has served as our Chief Operating Officer and a Director since November 9, 2005. Before joining our Company, Mr. Gilbert owned and operated Anytime Labor, a Colorado corporation. From July 1998 through December 2001, Mr. Gilbert, as Regional Vice President for Labor Ready was responsible for the management of up to 400 temporary labor offices located in 23 states and 5 Canadian provinces.
     Ralph E. Peterson, was appointed to the Board as an independent director in November 2007 , and will chair the board’s Audit Committee. From 2002 until 2006, Mr. Peterson was a partner with a mid-sized venture capital firm. Previously, Mr. Peterson held leadership roles with Labor Ready, a publicly traded staffing company, where he was a member of its Board of Directors and served as its Chief Financial Officer and Executive Vice President of Corporate and Business Development. He also spent more than 20 years in the restaurant industry, first as an officer of Hardee’s Food Systems, Inc., a $4 Billion diversified food company, operating 1,000 Company owned and 3,000 franchised fast food restaurants, and subsequently as the Chief Financial Officer of Rax Restaurants, Inc., a restaurant chain operating 100 Company owned and 250 franchised restaurants. Mr. Peterson received his MBA from the University of North Carolina’s MBA Program, as well as a MS in Finance and Management and a BS in Accounting from Northern Illinois University.
     Ron Junck, has been our General Counsel since 2003. From 1974 until 1998, Mr. Junck practiced law in Phoenix, Arizona, specializing in business law and commercial transactions. From 1998 through 2001, Mr. Junck served as Executive Vice President and General Counsel of Labor Ready, and for several years served as a director of that company. In 2001, Mr. Junck returned to the private practice of law.
Committees of the Board of Directors
     At its January 2008 board meeting, we anticipate that our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and function of each of our committees will comply with the rules of the SEC that will be applicable to us, and we intend to comply with additional requirements to the extent that they become applicable to us.
The committees are described below.
     Executive Committee. The Executive Committee consists of Glenn Welstad — Chief Executive Officer; Thomas Gilbert — Chief Operations Officer; and Todd Welstad — Chief Information Officer, and Brad E. Herr, Chief Financial Officer. Executive Committee meetings are also attended by Ronald L. Junck, General Counsel, and such other officers as may be determined from time-to-time by the Committee. The Executive Committee met at least once per week in 2007 to discuss operational and financial matters.
     Audit Committee. Ralph Peterson currently serves on the audit committee. Until additional directors are appointed (which is expected to occur at the January 2008 meeting), Mr. Peterson is the sole member of our audit committee. The audit committee’s responsibilities include:
•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the audit committee report required by Securities and Exchange Commission rules to be included in our annual proxy statement.
     Our board of directors has determined that Mr. Peterson qualifies as an “audit committee financial expert” as defined under the Securities Exchange Act of 1934.
     Compensation Committee. We intend to appoint a compensation committee at the January 2008 meeting. The compensation committee’s responsibilities include, but are not limited to:
•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing and administering our compensation, welfare, benefit and pension plans and similar plans; and

•	reviewing and making recommendations to the board with respect to director compensation.
     Nominating and Corporate Governance Committee. We intend to appoint members of the nominating and corporate governance committee at our January 2008 Board meeting. The nominating and corporate governance committee’s responsibilities include, but are not limited to:
•	developing and recommending to the board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by shareholders;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the board and management.
Executive Officers
     Each of our executive officers has been elected by our board of directors and serves until his or her successor is duly elected and qualified.
Indemnification of Directors and Officers
     The Washington Business Corporation Act provides that a company may indemnify its directors and officers as to certain liabilities. Our Articles of Incorporation (as amended) and Bylaws authorize our company to indemnify our directors and officers to the fullest extent permitted by law. The effect of such provisions is to authorize the company to indemnify the directors and officers of our company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with our company, to the fullest extent permitted by law. Such indemnification provisions are expressed in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement expenses incurred) arising under the Securities Act of 1933.
     Our Bylaws require us to indemnify each of our directors and officers, so long as such director acted in good faith and, generally, believed that an action was in the best interests of our company. Our directors and officers, however, are not entitled to such indemnification (i) if such director or officer is adjudged liable to our company, or (ii) if such director or officer is adjudged liable on the basis that personal benefit was improperly received by such officer or director.
     We presently maintain directors and officers liability insurance, which provides for an aggregate limit of $5,000,000.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Director Independence
     We undertook a review of the independence of our directors and, using the definitions and independence standards for directors provided in the rules of The NASDAQ Stock Market, considered whether any director has a material relationship with us that could interfere with his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, we determined that Ralph Peterson is an independent director, and that Glenn Welstad, Brad Herr, Todd Welstad, Ron Junck and Tom Gilbert are not independent directors.
Director Compensation
     The Company historically has not paid compensation to directors for their services performed as directors. We expect to compensate independent directors for their services beginning early in 2008. The amount of such compensation has not yet been determined. Our employee directors receive no compensation for attendance at Board meetings or meetings of Board committees. Directors who are not also executive officers of the company are reimbursed for usual and ordinary expenses of meeting attendance.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The Board of Directors’ responsibilities relating to the compensation of our company’s CEO and other executives and directors includes (a) reviewing and reporting on the continuity of executive leadership for our company; (b) approving the compensation structure for our CEO; and (c) reviewing the compensation structure for each of our other Named Executive Officers (“NEOs”) as listed under Executive Compensation — Summary Compensation Table.”
     Commencing in 2008, responsibility for discharging these responsibilities on behalf of the Board, and for establishing, maintaining, overseeing, evaluating and reporting upon our executive compensation plans and programs, will be undertaken by the Compensation Committee. The Compensation Committee will also review and coordinate annually with the Executive Committee of our Board of Directors with respect to compensation for any directors who are not also NEOs.
Objectives of Our Compensation Program
     In general, our objectives in structuring compensation programs for our NEOs is to attract, retain, incentivize, and reward talented executives who can contribute to our company’s growth and success and thereby build value for our shareholders over the long term. In the past, we have focused on cash compensation in the form of base salary as the primary element of our compensation program for NEOs.
     In past years, we did not have any executive compensation policies in place and our board of directors was responsible for annually evaluating individual executive performance. Historically, our board of directors reviewed and approved all of our compensation packages, and determined the appropriate level of each compensation component for each executive officer based upon compensation data and information gleaned from other sources as to salary levels at comparable companies. Our board of directors has also relied on its members’ business judgment and collective experience in our industry. Although it did not benchmark our executive compensation program and practices, our board of directors has historically aimed to set our executive compensation at levels it believes are comparable with executives in other companies of similar size and stage of development in similar industries and location while taking into account our relative performance and our own strategic goals.

     During 2008, we intend to expand the elements of our executive compensation program to include the following:
•	Cash compensation in the form of base salary and incentive compensation (performance-based bonuses);

•	Equity-based awards;

•	Deferred compensation plans; and

•	Other components of compensation.
     In addition, the employment agreements with each of our executive officers provide for certain retirement benefits and potential payments upon termination of employment for a variety of reasons, including a change in control of our company. See “Summary of Employment Agreements,” below.
Elements of Compensation
Base Salary
     The compensation received by our executive officers consists of a base salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience. Subject to any applicable employment agreements, base salaries will be reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
Discretionary Annual Bonus
     In addition to base salaries, we have the ability to award discretionary annual bonuses to our executive officers. We have not yet formulated the bases upon which we may grant discretionary bonuses to our executive officers. We may increase the annual bonus paid to our executive officers at our discretion.
Equity and Other Compensation
     We do not have any equity compensation plans or any outstanding options. Our Board of Directors may adopt one or more equity compensation plans in the future. We offer $20,000 of company paid life insurance to each employee, including officers and directors. We are also currently evaluating other employee benefits programs including a 401(k) plan.
Compliance with Internal Revenue Code Section 162(m)
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, if certain performance-based requirements are met, qualifying compensation will not be subject to this deduction limit. Although the limitations of Section 162(m) generally have not been of concern to us while we were a shell corporation, we intend to consider the requirements of Section 162(m) in developing our compensation policies now that we are an operating company.
Role of Executive Officers in Executive Compensation
     During our most recently completed year, we did not have a compensation committee or another committee of our board of directors performing equivalent functions. Instead, the entire board of directors performed the function of a compensation committee and our board of directors will continue to serve in such role. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the board of directors or compensation committee.

Summary Compensation Table
     The following table provides summary information about compensation expensed or accrued by our company during the fiscal years ended December 28, 2007, and December 29, 2006, for (a) our Chief Executive Officer, (b) our Chief Financial Officer, (c) the two other executive officers other than our CEO and CFO serving at the end of the fiscal years; and (d) one additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of fiscal 2006 (collectively, the “Named Executive Officers” or “NEOs. During the fiscal year ended December 31, 2005, the Company did not have any executive officers that received in excess of $100,000 in compensation and the Principal Executive Officer of the Company received no compensation in that year.

			All Other
Name and Principal Position	Year	Salary	Compensation	Total
Glenn Welstad	2007	$180,000		$180,000
Director and Chief Executive Officer	2006	$180,000		$180,000
Thomas Gilbert	2007	$120,000		$120,000
Director and Chief Operating Officer	2006	$120,000		$120,000
Todd Welstad	2007	$120,000		$120,000
Director and Chief Information Officer	2006	$120,000		$120,000
Brad E. Herr	2007	$120,000		$120,000
Director, Chief Financial Officer	2006	$27,692	$20,770	$48,462
C. Eugene Olsen	2006	$110,769		$110,769
Former Chief Financial Officer (3)

(1)	Glenn Welstad is employed by the company at an annual salary of $180,000. During the first half of 2006, Mr. Welstad deferred $90,000 of his salary. This amount was subsequently converted into $90,000 of common stock in the third quarter of 2007 (6,000 shares).

(2)	Brad E. Herr was employed by the Company part time on October 1, 2006, and full time on December 1, 2006. Prior to that time, Mr. Herr performed consulting services for the company at $3,000 per month. At September 28, 2007, Mr. Herr was owed $20,770 for consulting services performed prior to his employment.

(3)	Mr. Olsen served as chief financial officer from January 1, 2006 through December 19, 2006.
Equity Compensation Plans
     The Company has no equity compensation plans and had awarded no equity compensation to executive officers or directors as of December 28, 2007. Management intends to adopt an equity compensation plan in 2008.
Summary of Executive Employment Agreements
     The terms of the executive employment agreements for Glenn Welstad, Chief Executive Officer, Todd Welstad, Chief Information Officer, and Thomas Gilbert, Chief Operating Officer, are substantially identical except for the differences noted below. Each agreement is for a three-year initial term commencing January 1, 2006. At the end of the initial three-year term, each agreement automatically renews for successive one-year terms, unless and until terminated by either party giving written notice to the other not less than 30 days prior to the end of the current term, or as otherwise set forth in such agreement. Employment may be terminated by the Company without cause on sixty days notice. If termination is without cause and occurs within the initial three year term of the agreement, the executive will receive his base salary for one year. If termination without cause occurs after the initial three year term, the executive will receive base salary for the remainder of the year in which termination occurs. The agreement may also be terminated for cause on 15 days written notice, and in the events of death, disability or a change in control. Upon termination due to a change in control, the executive will continue to receive his or her base salary for twelve months. Change in control is defined to include instances where there has been a significant turnover in the board of directors, upon a tender offer for more than 20% of the voting power of the company’s outstanding securities, upon a merger or consolidation , or upon liquidation or sale of a substantial portion of the company’s assets. The agreements contain non-competition and confidentiality provisions.

     Mr. Glenn Welstad receives a base salary of $180,000 per year and is entitled to performance based compensation in an amount set by the Company’s Board of Directors. Mr. Glenn Welstad’s agreement also provides for reimbursement of expenses for his spouse if she travels with him. No such spousal travel reimbursements were made to Mr. Welstad in 2007 or 2006. The agreements for Mr. Todd Welstad and Mr. Gilbert provide for base salaries of $120,000 per year and performance based compensation as set by the Board. All three agreements provide for expense reimbursement for business travel and participation in employee benefits programs made available to the executive during the term of employment.
     We presently do not compensate our directors. We anticipate that we will implement a policy relating to the compensation of our directors in 2008.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In July and August 2007, certain notes payable to affiliates of our company were cancelled and converted into shares of our common stock. These conversions are described below:

Glenn Welstad(1)	$360,654
Dwight Enget(2)	94,091
Tom Gilbert(2)	60,306
Tom Hancock(2)	27,659
Ronald L. Junck(2)	2,714
Todd Welstad(2)	814
Dave Wallace (3)	31,909

$578,147

(1)	Mr. Welstad is our Chief Executive Officer and a director. The amount due Mr. Welstad included balances owing for new store surcharge fees, accrued salary owed from 2006, other assumed liabilities in connection with equipment purchases, other expenses related to our acquisition of temporary staffing stores, the Anytime Labor acquisitions, and additional advances for working capital.

(2)	Mr. Enget, Mr. Gilbert, Mr. Hancock, Mr. Junck, and Mr. Todd Welstad are or were directors and officers of our company. The amounts due consist of liabilities incurred in connection with the purchase of temporary staffing stores owned or controlled by such individuals in 2006.

(3)	Mr. Wallace is a former franchisee and is currently employed as a manager with the Company.
     These notes payable were converted into shares of our common stock at a conversion price of $1.50 per share. The market price of our common stock during the period the notes were converted ranged from a low of $1.01 to a high of $2.35. An aggregate of 385,431 shares of our common stock were issued in the note conversions.
     New store surcharge fee. As part of the November 9, 2005 acquisition, we assumed an obligation to pay Glenn Welstad, our Chief Executive Officer and a director, $5,000 for each new temporary staffing store opened by us. Between November 2005 and September 2007, we opened 14 stores and would have required a payment to Mr. Welstad of $70,000. In lieu of a cash payment, we satisfied this obligation by issuing 50,000 shares of our common stock to Mr. Welstad. To fulfill all present and future obligations under this agreement, on November 14, 2007, we issued an additional 550,000 shares of our common stock to Mr. Welstad under this agreement. With the issuance of these shares, we have no further obligations under the new store surcharge agreement.
     Mr. Welstad owns Alligator LLC (“Alligator”), an automobile leasing company. Alligator provides approximately 16 vans and van drivers to us for use in transporting temporary workers to job sites at various locations within our sphere of operations. We provide fuel for the vehicles and pay Alligator a lease payment for use of the vans (average of $1,000 per van per month), plus reimbursement for the cost of the drivers (approximately $2,500 per driver per month). As of December 28, 2007, we are current on balances owed to Alligator for van leases and drivers. We are in the process of unwinding our relationship with Alligator and expect to terminate the van leasing arrangement in the first quarter of 2008.
     In 2005, we purchased a parcel of real estate in Post Falls, Idaho, which served as our corporate headquarters. The purchase price for the real estate and the applicable building was $1,125,000, which was paid $525,000 in cash and $600,000 advanced from John Coghlan, a former director and one of our major shareholders. On December 29, 2005, we sold the real estate and the building back to Mr. Coghlan at the original purchase price pursuant to a Sale and Leaseback Agreement. Under this Agreement, we immediately leased the building back from Mr. Coghlan and obtained a three year option to purchase the building for $1,125,000.
     We have advanced funds to Viken Management, a company controlled by Glenn Welstad, to pay obligations of Viken that were incurred prior to the roll-up of the franchisees. As of November 5, 2007, Mr. Welstad owed the Company $290,000. On November 14, 2007, the Company and Mr. Welstad agreed to offset the balance due Alligator for van lease costs and services through December 28, 2007 against the balance owed by Viken to the Company. Under this arrangement, the payable and receivable net to zero.
     Additional related party transactions from prior years are disclosed in our annual report filings with the Securities and Exchange Commission on Form 10-KSB for the year in question.
     Our audit committee will review and report to our board of directors on any related party transaction. From time to time, the independent members of our board of directors also may form an ad hoc committee to consider transactions and agreements in which a director or executive officer of our company has a material interest. In considering related party transactions, the members of our audit committee are guided by their fiduciary duties to our shareholders. Our audit committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties.
Compensation Committee Interlocks and Insider Participation
     None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the current members of our compensation committee, nor any of their family members, has ever been one of our employees.
Promoters and Certain Control Persons
     We did not have any promoters at any time during the past five fiscal years.

PRINCIPAL SHAREHOLDERS
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
     The following tables set forth information regarding (a) the ownership of any non-management person known to us to own more than five percent of any class of our voting Shares, and (b) the number and percentage of our Shares of Common Stock held by each director, each of the named executive officers and directors and officers as a group. Percentages of ownership have been calculated based upon 35,665,053 shares of Common Stock issued and outstanding as of January 14, 2007.
Security Ownership of Non-Management Owners
     The Company has three non-management shareholders that own 5% or more of the total outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Common Stock	Percent of Class
Myron Thompson (1) P.O. Box 969 Minot, ND 58702	3,811,631	10.69%
Kevin Semerad (1) 8528 Carriage Hill Circle Savage, MN 55378	3,588,961	10.06%
John R. Coghlan (2) 1307 N. King James Lane Liberty Lake, WA 99019	2,036,168	5.71%

(1)	Mr. Thompson and Mr. Semerad share beneficial ownership of 3,477,626 shares through common ownership of the entities that legally own the referenced shares. Mr. Semerad is a Regional Vice President with the company.

(2)	Mr. Coghlan’s ownership includes shares beneficially owned through the Coghlan Family Corporation and Coghlan LLC.
Security Ownership of Management

			Total
	Individual	Shared	Beneficial	Percent of
Name of Beneficial Owner	Ownership	Ownership	Ownership	Class
Tom Gilbert (3, 4)	601,879	—	601,879	1.69%
Brad E. Herr (5)	240,000	—	240,000	0.67%
Ronald L. Junck (3)	419,054	2,553,311	2,972,365	8.33%
Glenn Welstad (3)	5,523,453	4,316,646	9,840,099	27.59%
Todd Welstad (3)	19,864	343,522	363,386	1.02%
All Officers and Directors as a Group	6,804,250	7,213,479	14,017,729	39.30%

(3)	The individuals listed acquired a portion or all of their shares at the time of the acquisitions of assets from the franchisees in May and June, 2006. The number of shares indicated includes shares held in the names of the legal entities whose assets were acquired. The shares are considered beneficially owned by the individual if he has the power to vote and the power to sell the shares owned by the LLC. Shares owned by an LLC in which multiple officers or directors held an interest and over which such officers or directors had shared voting and investment power over the shares are deemed beneficially owned by each such officer or director and have been counted more than once for purposes of this Table. Such shares are reflected in the Shared Ownership column.

(4)	Mr. Gilbert’s shares include shares owned by Thomas E. and Bonita L. Gilbert. Trustees of the Thomas E. Gilbert Revocable Trust Dated 6-29-1999.

(5)	Mr. Herr’s ownership includes shares beneficially owned through his IRA account.
Equity Compensation Plans
     The Company has no equity compensation plans and has awarded no equity compensation to executive officers or directors as of January 14, 2006. Management intends to adopt an equity compensation plan in 2008.
SELLING SHAREHOLDERS
     This prospectus relates to the offering and sale, from time to time, of up to 16,609,688 shares of our common stock held by the shareholders named in the table below. This amount includes common shares issuable upon the exercise of warrants held by the selling shareholders. The selling shareholders may exercise their warrants at any time after May 30, 2008 for investors that purchased on November 30, 2007 (6,031,943 Warrants) and at any time after June 27, 2008 for investors that purchased on December 27, 2007 (280,860 warrants) in their sole discretion subject to certain limitations.
     Set forth below is information, to the extent known to us, setting forth the name of each selling shareholder and the amount and percentage of common stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering assuming all shares registered herein are sold.
     Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe, based on information by each selling shareholder, that each selling shareholder possesses sole voting and investment power with respect to all of the shares of common stock owned by that selling shareholder. In computing the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, shares of common stock subject to options or warrants held by that shareholder that are currently exercisable or are exercisable within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.
     The selling shareholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each selling shareholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each selling shareholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. See “Plan of Distribution.”

						Ownership
	BENEFICIAL OWNERSHIP			Percentage	Number	After
Shareholder	Shares	Warrants	Total	of Total (1)	Offered	Offering
Andrew Garret, Inc., Attention Guy G. Clemente, Managing Director	17,404	68,373	85,777	0.20%	85,777	—
BCWOD, JV	75,000	37,500	112,500	0.27%	112,500	—
Edwin Bertolas Revocable Living Trust	100,000	50,000	150,000	0.36%	150,000	—
Thomas Berton	25,000	12,500	37,500	0.09%	37,500	—
Bleu Ridge Consultants, Inc. Profit Sharing Plan and Trust	25,000	12,500	37,500	0.09%	37,500	—
Susan A. Brasel	10,000	5,000	15,000	0.04%	15,000	—
Charitable Remainder Trust of Tmothy J. Brasel	30,000	15,000	45,000	0.11%	45,000	—
John Thomas Bridge and Opportunity Fund LP	250,000	125,000	375,000	0.89%	375,000	—
Sam Buck	200,000	100,000	300,000	0.71%	300,000	—
Chestnut Ridge Partners, LP	400,000	200,000	600,000	1.43%	600,000	—
Richard Duane Clarkson	100,000	50,000	150,000	0.36%	150,000	—
Lesa Ann Clarkson	50,000	25,000	75,000	0.18%	75,000	—
Richard L. Clarkson, TTEE	100,000	50,000	150,000	0.36%	150,000	—
David Clarkson	40,000	20,000	60,000	0.14%	60,000	—
Lucille S. Ball IRRVOC TR Dated 9/10/1991, Richard L. Clarkson, TTEE	200,000	100,000	300,000	0.71%	300,000	—
John Coghlan	100,000	50,000	150,000	0.36%	150,000	—
Anthony DaCosta	41,169	91,160	132,329	0.32%	132,329	—
Glen S. Davis	30,000	15,000	45,000	0.11%	45,000	—
Anthony Di Benedetto	50,000	25,000	75,000	0.18%	75,000	—
Anthony DiGiandomenico	511,169	446,160	957,329	2.28%	957,329	—
Jane DiGiandomenico	50,000	25,000	75,000	0.18%	75,000	—
Paul Dragul	25,000	12,500	37,500	0.09%	37,500	—
Warren Feldman	50,000	25,000	75,000	0.18%	75,000	—
Firebird Global Master Fund, Ltd., c/o Trident Company (Cayman) Limited	1,500,000	750,000	2,250,000	5.36%	2,250,000	—
Genesis Financial, Inc.	100,000	50,000	150,000	0.36%	150,000	—
Sanford D. Greenberg	25,000	12,500	37,500	0.09%	37,500	—
Aaron A. Gruenfeld	100,000	50,000	150,000	0.36%	150,000	—
Heller Capital	750,000	375,000	1,125,000	2.68%	1,125,000	—
Iroquois Master Fund Ltd.	100,000	50,000	150,000	0.36%	150,000	—
Raymond Kim	25,152	12,837	37,989	0.09%	37,989	—
David Kincheloe	30,000	15,000	45,000	0.11%	45,000	—
John G. Korman	50,000	25,000	75,000	0.18%	75,000	—
Scott L. Landt	5,000	2,500	7,500	0.02%	7,500	—
London Family Trust	300,000	150,000	450,000	1.07%	450,000	—
David Carl Lustig, III	50,000	25,000	75,000	0.18%	75,000	—
Chris Marlett	10,884	24,100	34,984	0.08%	34,984	—
Raymond Marlett	30,000	15,000	45,000	0.11%	45,000	—
MDB Capital Group, LLC, Attention Anthony DiGiandomenico	913,107	1,164,738	2,077,845	4.95%	2,077,845	—
RBC Dain Raucher CUST FBO Jonathan Meyers	100,000	50,000	150,000	0.36%	150,000	—
Christine A. Mittman	50,000	25,000	75,000	0.18%	75,000	—
Henri Nurminen	8,000	4,000	12,000	0.03%	12,000	—
Michael Palin and Dean Palin, JTWROS	100,000	50,000	150,000	0.36%	150,000	—
J. J. Peirce	10,000	5,000	15,000	0.04%	15,000	—
Pleiads Investment Partners — R, LP, c/o Potomac Capital Management	456,628	228,314	684,942	1.63%	684,942	—
Potomac Capital International Ltd., c/o Potomac Capital Management	418,590	209,295	627,885	1.50%	627,885	—
Potomac Capital Partners LP, c/o Potomac Capital Management	624,782	312,391	937,173	2.23%	937,173	—
Angela A. Rouse	30,000	15,000	45,000	0.11%	45,000	—
Sachs Investing Company	130,000	65,000	195,000	0.46%	195,000	—
Philip S. Sassower 1996 Charitable Remainder Annuity Trust	100,000	50,000	150,000	0.36%	150,000	—
John Schneller	0	116,435	116,435	0.28%	116,435	—
Sonoran Pacific Resources, LLP	1,200,000	600,000	1,800,000	4.29%	1,800,000	—
James P. Tierney	100,000	50,000	150,000	0.36%	150,000	—
M. Stephen Walker	500,000	250,000	750,000	1.79%	750,000	—

Totals	10,296,885	6,312,803	16,609,688	39.58%	16,609,688	—

(1)	The “Total” and “Percentage of Total” columns include shares issuable on exercise of the Warrants. For purposes of this Table, all warrants are deemed exercised.

(2)	The “Ownership After Offering” column assumes that all selling shareholders sell 100% of their ownership in this offering.
PLAN OF DISTRIBUTION
     The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.
     The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
     The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
     The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders
DESCRIPTION OF SECURITIES
Common Stock
     We are presently authorized to issue 100,000,000 shares of common stock, par value of $0.001 per share. The holders of our common stock are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by our board of directors from funds legally available therefor. No holder of any shares of our common stock has a preemptive right to acquire additional shares issued by our company, or securities convertible into, or evidencing any rights or options to purchase any shares. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred shareholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to our board of directors.
Preferred Stock
     We are presently authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share, of which 40,000 shares are designated Series A Preferred Stock. No shares of our preferred stock are issued or outstanding.
     Under our Articles of Incorporation, as amended, our board of directors has the power, without further action by the holders of common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in one or more series as designated by our board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of shares of our common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of shares of our common stock. In certain circumstances, the issuance of preferred stock could depress the market price of shares of our common stock. Our board of directors effects a designation of each series of preferred stock by filing with the Washington Secretary of State articles of amendment to our articles of incorporation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Washington Secretary of State, or copies thereof may be obtained from us.
Series A Preferred Stock
     We are presently authorized to issue 40,000 shares of Series A Preferred Stock, par value $0.001 per share. No shares of Series A Preferred Stock are issued or outstanding. Each share of Series A Preferred Stock is convertible, at the option of the holder, at any time, into shares of our common stock at a conversion ratio of 20 shares of common stock for each share of Series A Preferred Stock for the first 12 months following the purchase date. Thereafter, the conversion ratio will be reduced by 3.0% per year. Shares of our Series A Preferred Stock are entitled to one vote per share and, in matters requiring class voting, shall vote together as a class. The Series A Preferred Stock ranks senior to shares of our common stock with respect to any amounts payable upon our liquidation, dissolution, or winding up. This liquidation preference will entitle the holders of the Series A Preferred Stock to receive the price paid for the stock and all accrued, but unpaid dividends on such shares. The Series A Preferred Stock rank junior to all debt of our company. The conversion price of the Series A Preferred Stock will be adjusted for any subsequent issuances of our common stock at a per-share issue price below $5.00 for the first year after purchase. Thereafter, the conversion ratio of the Series A Preferred Stock will be adjusted for subsequent issuances of our common stock at a per-share issue price below an amount equal to $5.00 plus a 3.0% increase each year. The anti-dilution protection will not apply to securities issued (i) as a dividend or distribution on shares of our Series A Preferred Stock, (ii) to employees or directors of, or consultants or advisors to, our Company or any of its subsidiaries pursuant to an arrangement or plan approved by our Board of Directors, (iii) upon the exercise of options or the conversion or exchange of our convertible securities, (iv) to banks, equipment lessors, or other financial institutions, or to real property lessors, pursuant to debt financing, equipment leasing, or real property leasing transactions approved by our Board of Directors, (v) pursuant to a sale by our Company of shares of our common stock in an underwritten public offering under the Securities Act with the public offering price being not less than $12,000,000 in the aggregate, or (vi) pursuant to the exercise of warrants or rights granted to underwriters in connection with a public offering referenced in (v). No adjustment to the conversion ratio of the Series A Preferred Stock shall be made if we receive written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock waiving such adjustment right. We may redeem the Series A Preferred Stock at any time at the price paid per share plus accrued but unpaid dividends thereon. Upon our call for redemption, each holder of Series A Preferred Stock has 30 days to elect to convert such shares into shares of our common stock. From and after the date of issuance, shares of our Series A Preferred Stock shall accrue a cumulative dividend of $5.00 per share per annum, subject to adjustment in the event stock dividends, stock splits, combinations, or other similar recapitalization transactions. Cumulative dividends on all outstanding shares of our Series A Preferred Stock will accrue at a rate of $5.00 per share per annum (subject to adjustments in the event of stock dividends, stock splits, combinations, or other similar recapitalization transactions). However, we are under no obligation to pay such dividends. We cannot declare, set aside, or pay any dividends on any of our shares unless the holders of the Series A Preferred Stock receive a dividend per share equal to all accrued but unpaid dividends on each share of Series A Preferred Stock and all other dividend amounts required under our Articles of Incorporation. The Series A Preferred Stock have no registration rights.
Warrants and Options
     The only outstanding warrants and/or options to purchase shares of our capital stock are as follows:
•	Warrants to purchase up to 6,031,943 shares of our common stock, exercisable at $1.25 per share (subject to certain adjustments), with a five year term expiring on November 30, 2012. This warrant includes a full ratchet anti-dilution provision. See “Adjustments and Other Terms in the Warrants” below.

•	Warrants to purchase up to 280,860 shares of our common stock, exercisable at $1.25 per share (subject to certain adjustments), with a five year term expiring on December 27, 2012. This warrant includes a full ratchet anti-dilution provision. See “Adjustments and Other Terms in the Warrants” below.

•	Warrant to purchase up to 200,000 shares of our common stock, exercisable at $3.00 per share (subject to adjustment to reflect stock dividends, stock splits, combinations or exchanges of shares, or other capital changes), with a two year term expiring on March 31, 2009. This warrant includes a full ratchet anti-dilution provision for issuances of our securities at a per share issue price below $3.00.

•	Warrant to purchase up to 250,000 shares of our common stock, exercisable at $1.50 per share, with a five year term expiring on August 14, 2012. This warrant includes certain adjustments and other specific terms. See “Adjustments and other Terms in the Warrants” below.
Adjustments and Other Terms in the Warrants
     With respect to all of the five year Warrants listed above, if certain changes occur to our capitalization, such as a stock split, reverse stock split, stock dividend, consolidation, or combination or reclassification of our common stock, then the number of shares issuable upon exercise of the Warrants will be adjusted appropriately.
     With respect to the five year Warrants listed above that have an exercise price of $1.25, in the event that our Company merges, consolidates, or sells substantially all of its assets (a “Fundamental Transaction”), the holder of each Warrant shall have the right to receive, in lieu of the shares issuable upon exercise of their Warrants, stock, securities, or assets as would have been issuable or payable with respect to or in exchange for a number of shares equal to the number of shares immediately exercisable before such transaction took place. We cannot effect any Fundamental Transaction unless the third party delivers to the holders of the Warrants a document verifying its obligation to deliver to the holders of the Warrants the stock, securities, or assets as discussed above. Further, if we declare or make any dividend or other distribution of our assets to holders of our common stock, then the exercise price of the Warrants shall be reduced according to certain calculations set forth in the Warrants.
     With respect to the five year warrant listed above that has an exercise price of $1.50, in the event that our Company effectuates a Fundamental Transaction, the holder of the Warrant shall have the right to receive, shares issuable upon exercise of their Warrant, the right to receive (i) a proportionate number of shares of common stock of the successor company, or (ii) cash equal to the value of the Warrant if the sale is an all cash sale.
Dividends
     We have never declared or paid dividends on any of our shares of capital stock. We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.
Transfer Agent
     The transfer agent for our common stock is Columbia Stock Transfer Company, 601 E. Seltice Way, Suite 202, Post Falls, ID, 83854. Their telephone number is 208.664.3544.
LEGAL MATTERS
     Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Rogers & Hool LLP.

EXPERTS
     The financial statements as of December 29, 2006 and December 31, 2005 and for the fiscal years ended December 29, 2006, December 31, 2005 and December 31, 2004 included in this prospectus have been audited by DeCoria, Maichel and Teague, P.S., independent auditors, as stated in its report appearing in this prospectus and elsewhere in the registration statement of which this prospectus forms a part, and have been so included in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. Our reports and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC at J100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.
     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

Command Center, Inc.

COMMAND CENTER, INC.
Unaudited Interim Financial Statements
September 28, 2007 and September 29, 2006

Command Center, Inc.
Balance Sheet (Unaudited)

September 28, 2007
Assets
CURRENT ASSETS:
Cash and cash equivalents	$251,095
Accounts receivable — trade, net of allowance for bad debts of $430,000	10,706,633
Prepaid expenses, deposits, and other	1,472,123
Prepaid workers’ compensation insurance	1,320,890
Workers’ compensation risk pool deposits — current	1,064,000

Total current assets	14,814,741

PROPERTY AND EQUIPMENT, NET	3,348,636

OTHER ASSETS:
Workers’ compensation risk pool deposits — non-current	3,581,000
Goodwill	32,481,129
Amortizable intangibles — net	740,345
Other assets	42,155

Total other assets	36,844,629

$55,008,006

Liabilities and Stockholders’ Equity
CURRENT LIABILITIES:
Accounts payable	1,615,078
Checks issued and outstanding	1,160,444
Accrued payroll, benefits and taxes	3,052,465
Line of credit facility	6,718,579
Notes payable	2,664,219
Workers’ compensation insurance and reserves payable	2,016,710
Workers’ compensation claims liability — current	1,064,000

Total current liabilities	18,291,495

LONG-TERM LIABILITIES
Notes payable net of current portion	96,791
Finance obligation	1,125,000
Workers’ compensation claims liability — non-current	1,286,000

Total long term liabilities	2,507,791

Total liabilities	20,799,286

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock — 5,000,000 shares, $0.001 par value, authorized; no shares issued and outstanding
Common stock — 100,000,000 shares, $0.001 par value, authorized 24,736,465 shares issued and outstanding	24,735
Additional paid-in capital	40,342,130
Accumulated deficit	(6,158,145)

Total stockholders’ equity	34,208,720

$55,008,006

See accompanying notes to unaudited financial statements.

Command Center, Inc.
Statements of Operations (Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
REVENUE:
Staffing services revenue	$26,242,962	$27,747,156	$74,158,370	$45,431,317
Franchise fee revenues	—	—	—	535,745
Other income	136,832	15,667	262,684	30,343

Total revenue	26,379,794	27,762,823	74,421,054	45,997,405

COST OF STAFFING SERVICES	18,473,276	19,624,124	53,661,722	32,719,116

GROSS PROFIT	7,906,518	8,138,699	20,759,332	13,278,289

OPERATING EXPENSES:
Compensation and related expenses	3,887,965	3,348,914	13,102,565	7,143,361
Selling and marketing expenses	42,184	219,247	428,890	447,843
Professional expenses	383,756	143,998	1,324,841	563,520
Depreciation and amortization	214,600	111,848	622,009	215,880
Rents	638,242	547,335	1,868,944	1,032,674
Travel and transportation	480,361	98,398	1,886,071	348,796
Utilities and communications	305,569	194,900	909,690	353,950
Insurance	178,377	198,472	571,212	293,651
Bank fees	159,106	93,142	528,120	124,504
Other expenses	636,319	2,209,973	2,364,125	3,341,848

	6,926,479	7,166,227	23,606,467	13,866,027

INCOME (LOSS) FROM OPERATIONS	980,039	972,472	(2,847,135)	(587,738)

OTHER INCOME (EXPENSE)
Interest expense	(535,697)	(286,526)	(1,108,957)	(365,994)
Interest and dividend income	—	9,098	—	44,430

Total other income/(expense)	(535,697)	(277,428)	(1,108,957)	(321,564)

NET INCOME (LOSS)	$444,342	$695,044	$(3,956,092)	$(909,302)

INCOME (LOSS) PER SHARE — BASIC	$0.02	$0.03	$(0.16)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	24,612,054	23,048,555	24,019,256	16,541,304

See accompanying notes to unaudited financial statements.

Command Center, Inc.
Statements of Cash Flows (Unaudited)

	Thirty-nine Weeks Ended
Increase (Decrease) in Cash	September 28, 2007	September 29, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,956,092)	$(909,302)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	622,009	275,883
Allowance for bad debts	39,137	—
Stock issued for interest and compensation	180,640	90,000
Amortization of note payable discount	153,500	—
Changes in assets and liabilities
Accounts receivable — trade, net	(1,417,622)	(4,472,497)
Due from affiliates	—	123,418
Prepaid expenses	(1,290,247)	(1,553,880)
Workers’ compensation risk pool deposits	(2,592,290)	(2,305,000)
Accounts payable	417,159	1,126,974
Amounts due to affiliates	(782,184)	55,564
Accrued expenses	1,494,601	1,216,410
Workers’ compensation insurance and risk pool deposits payable	1,207,045	2,024,167
Workers’ compensation claims liability	927,291	822,709

Total adjustments	(1,040,961)	(2,596,252)

Net cash used by operating activities	(4,997,053)	(3,505,554)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(439,294)	(820,204)
Purchase of Anytime Labor	(247,500)	—
Collections on note receivable	118,384	131,586
Proceeds from sale of investments	—	404,000

Net cash provided by (used by) investing activities	(568,410)	(284,618)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net advances on line of credit facility	993,433	1,195,684
Change in checks issued and outstanding	311,048	495,729
Advances payable	—	673,915
Sale of common stock	730,000	585,000
Sale of preferred stock	—	470,000
Proceeds received from notes payable	2,111,210	—
Proceeds received from issue of warrants in connection with notes payable	380,000	—
Payment made for note payable financing fee	(100,000)	—

Net cash provided by financing activities	4,425,691	3,420,328

NET INCREASE (DECREASE) IN CASH	(1,139,772)	(369,844)
CASH, BEGINNING OF PERIOD	1,390,867	369,844

CASH, END OF PERIOD	$251,095	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES
Common stock issued on conversion of preferred stock	$—	$470,000

Common stock issued on conversion of amounts due affiliates	$578,147	$—

Common stock issued for acquisition of:
Accounts receivable, net	$—	$6,477,104
Property, plant and equipment	—	603,184
Prepaid expenses	390,860	—
Financing liability assumed	—	(4,767,262)
Amounts due to affiliates		(529,516)
Payables assumed in acquisitons	—	(105,101)
Goodwill and intangible assets	—	30,565,248
Assets acquired in Anytime Labor purcahse	912,000	—

Total	$1,302,860	$32,243,657

Debt assumed in Anytime Labor purchase	$252,500	$—

See accompanying notes to unaudited financial statements.

NOTE 1 — BASIS OF PRESENTATION:
The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles and reflect all normal recurring adjustments which, in the opinion of Management of the Company, are necessary for a fair presentation of the results for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or any future period. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ significantly from these estimates.
The accompanying unaudited financial statements should be read in conjunction with the audited financial statements of the Company as of and for the 52 weeks ended December 29, 2006, and the notes thereto contained in this Prospectus. Certain items previously reported in specific financial statement captions have been reclassified to conform to the 2007 presentation.
NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS:
On January 1, 2007, we adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Tax Positions (“FIN48”). FIN48 prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in income tax returns. FIN48 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions.
In the course of our assessment, we determined that we were subject to examination of our income tax filings in the United States and various state jurisdictions for the 2003 — 2006 tax years. Within each of these jurisdictions we examined our material tax positions to determine whether we believed they would be sustained under the more-likely-than-not guidance provided by FIN48. If interest and penalties were to be assessed, we would charge interest to interest expense, and penalties to other operating expense.
As a result of our assessment, we have concluded that the adoption of FIN48 had no significant impact on the Company’s results of operations or balance sheet for the thirty-nine weeks ended September 28, 2007, and required no adjustment to opening balance sheet accounts as of December 30, 2006.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”), which will become effective in our 2008 financial statements. SFAS 157 establishes a framework for measuring fair value and expands disclosure about fair value measurements, but does not require any new fair value measurements. We have not yet determined the effect that adoption of SFAS 157 may have on our results of operations or financial position.

The FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115,” in the first quarter 2007. The statement allows entities to value financial instruments and certain other items at fair value. The statement provides guidance over the election of the fair value option, including the timing of the election and specific items eligible for the fair value accounting. Changes in fair values would be recorded in earnings. The statement is effective for fiscal years beginning after November 15, 2007. The Company is evaluating the impact the adoption of this statement will have, if any, on its financial statements.
NOTE 3 — EARNINGS PER SHARE:
Basic earnings (loss) per share (“EPS”) is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. At September 28, 2007, the Company had 450,000 warrants outstanding in two blocks. One block of warrants entitles the holder to purchase 200,000 shares of common stock at $3.00 per share expiring on April 1, 2009. The second block of warrants entitles the holder to purchase 250,000 shares of common stock at $1.50 per share, expiring on August 14, 2012. In addition, the Company issued a convertible note in the amount of $500,000 to our investment banker in a bridge funding transaction on August 14, 2007. The note is convertible into the securities offered in the next equity funding undertaken by the Company. The type of securities and the number of shares that may be issuable pursuant to the conversion feature cannot be determined at this time. Diluted EPS is not presented for the thirteen and thirty-nine week periods ended September 28, 2007. The dilutive effect of the warrants is not material.
NOTE 4 — BUSINESS COMBINATIONS:
On January 1, 2007, we agreed to acquire certain assets and liabilities of Anytime Labor, Inc. for $247,500 in cash and 200,000 shares of our common stock having an estimated value of $4.56 per share. The acquired assets represent three temporary staffing stores. Two of the acquired stores are in Oregon and one is in Washington. We closed the transaction on February 19, 2007. From January 1, 2007 through the closing date of the transaction, we operated the stores under the Command Center name pursuant to the acquisition agreement, and operations from these stores are reflected in our financial statements for the thirteen and thirty-nine week periods ended September 28, 2007.
The following represents management’s estimate of the fair value of the assets acquired and liabilities assumed in the acquisitions.

Cash consideration	$247,500
Liabilities assumed	252,500
Common stock	912,000

Total consideration	$1,412,000

Accounts receivable	$0
Furniture and fixtures and equipment	25,000
Intangible assets (customer relationships)	125,000
Goodwill (estimated)	1,262,000

Total assets acquired	$1,412,000

Prior to closing the acquisitions, Glenn Welstad, our CEO, loaned Anytime Labor $252,500 to allow Anytime Labor to payoff an existing contractual obligation. Upon completion of the acquisitions, the Company assumed the obligation due Mr. Welstad. This amount was repaid to Mr. Welstad in the second quarter.
The Company also assumed certain obligations on existing operating leases and other contractual rights in conjunction with the purchase. Management has estimated that the fair value of these obligations and the contractual rights is immaterial and has not assigned any separately identifiable value to these items. Management has estimated the fair value of Anytime Labor’s customer list and recorded it as an intangible asset that will be amortized over a three year period. Goodwill has been recorded based on the excess of the consideration paid over the net identifiable assets and liabilities acquired.
The acquisitions were undertaken as an ongoing part of our growth strategy.
NOTE 5 — RELATED-PARTY TRANSACTIONS:
The Company has had the following transactions with related parties:
New store surcharge fee. As part of the acquisition of the franchise operations of Command Staffing and Harborview in November 2005, the Company assumed the obligation of Command Staffing to pay Glenn Welstad, our CEO and Chairman, $5,000 for each new temporary staffing store opened by the Company. Amounts owed to Mr. Welstad pursuant to the new store surcharge agreement were paid in 50,000 shares of common stock in the thirteen weeks ended September 28, 2007. In order to minimize the cash flow impact of the new store surcharge agreement, any amounts due for future store openings will be paid in stock at the rate of 2,200 shares per store at the time the new stores are opened. This obligation will end at the earlier of December 31, 2001 of the opening of 250 new stores.
Mr. Welstad also owns Alligator LLC (Alligator), an automobile leasing company. Alligator provides approximately 20 vans and van drivers to the Company for use in transporting temoporary workers to job sites at various locations within our sphere of operations. The Company provides fuel for the vehicles and pays Alligator a lease payment for use of the vans plus reimbursement for the cost of the drivers. As of September 28, 2007, the Company owed Alligator $159,755 under this arrangement.
The Company has also advanced funds to Viken Management, a company controlled by Mr. Welstad, to pay obligations of Viken that were incurred prior to the roll-up of the franchisee operations. As of September 28, 2007, Mr. Welstad owed the Company $229,000. With the agreement of Mr. Welstad, this receivable balance will be offset against the balance due Alligator in the fourth quarter. Any balance remaining after the offset will be repaid or subject to additional offsets prior to year end.

NOTE 6 — LINE OF CREDIT FACILITY:
On May 12, 2006, we entered into an agreement with our principal lender for a financing arrangement collateralized by eligible accounts receivable. Eligible accounts receivable are generally defined to include accounts that are not more than sixty days past due. The loan agreement includes limitations on customer concentrations, accounts receivable with affiliated parties, accounts receivable from governmental agencies in excess of 5% of the Company’s accounts receivable balance, and when a customer’s aggregate past due account exceeds 50% of that customer’s aggregate balance due. The lender will advance 85% of the invoiced amount for eligible receivables. The credit facility includes a 1% facility fee payable annually, and a $1,500 monthly administrative fee. The financing bears interest at the greater of the prime rate plus two and one half percent (prime +2.5%) or 6.25% per annum. Our line of credit interest rate at September 28, 2007 was 10.75%. The loan agreement further provides that interest is due at the applicable rate on the greater of the outstanding balance or $5,000,000. The credit facility expires on April 7, 2009. In December 2006, the Company negotiated an increase in the maximum credit facility to $9,950,000. The loan agreement includes certain financial covenants including a requirement that we maintain a working capital ratio of 1:1, that we maintain positive cash flow, that we maintain a tangible net worth of $3,500,000, and that we achieve operating results within a range of projected EBITDA. At September 28, 2007, we were not in compliance with these loan covenants. Our lender has waived compliance with the covenants as of September 28, 2007. The balance due our lender at September 28, 2007 was $6,718,579.
NOTE 7 — NOTES PAYABLE TO AFFILIATES:
During the thirteen weeks ended September 28, 2007, the Company settled certain notes payable to affiliates for stock. These conversions are described below:

Glenn Welstad(1)	$360,654
Dwight Enget(2)	94,091
Tom Gilbert(2)	60,306
Tom Hancock(2)	27,659
Ronald L. Junck(2)	2,714
Todd Welstad(2)	814
Dave Wallace (3)	31,909

$578,147

(1)	Mr. Welstad is our CEO and a director. The amount due Mr. Welstad includes balances owing for new store surcharge fees, accrued salary owed from 2006, other assumed liabilities in connection with equipment purchases and other expenses related to our acquisition of temporary staffing stores, the Anytime Labor acquisitions, and additional advances for working capital.

(2)	Mr. Enget, Mr. Gilbert, Mr. Hancock, Mr. Junck, and Mr. Todd Welstad are directors and officers of the Company. The amounts due consist of liabilities incurred in connection with the purchase of temporary staffing stores owned or controlled by them in 2006.

(3)	Mr. Wallace is a former franchisee and is currently employed as a manager with our company.
The notes were converted into common stock at a conversion price of $1.50 per share. An aggregate of 385,431 shares of common stock were issued in the note conversions.
NOTE 8 — NOTES PAYABLE
In the thirty-nine months ended September 28, 2007, we borrowed $2,000,000 on a short-term note payable to an unrelated third party for supplemental working capital. We also borrowed $500,000 from our investment banker on a short-term bridge loan to be repaid or converted upon completion of an equity funding.
The $2,000,000 loan funds were received in April and were used for working capital. The Note was originally due on July 1, 2007 but has been extended through November 30, 2007. The Note includes interest payable at 18% per annum through the original due date and 24% per annum from July 1, 2007 until paid in full. The note holder was also granted warrants to purchase up to 200,000 shares of common stock at $3.00 per share at any time before April 1, 2009. The warrants include a provision for adjustment of the warrant exercise price in the event of stock splits, dividends, combinations or exchanges or other changes in capital structure. The warrants also include a provision to adjust the exercise price if the Company sells other shares of common stock for less than $3.00 per share. Interest on this note is accrued monthly.
In the Company’s estimation, approximately $167,000 of the $2,000,000 note related to the value of the warrants, resulting in a note discount of $167,000. In accordance with EITF 00-27, the note discount is being amortized to interest expense over the life of the Note. In the thirteen weeks ended September 28, 2007, $125,250 of the note discount was amortized to interest expense. The balance of the note discount will be amortized to expense in the thirteen weeks ended December 28, 2007.
On August 14, 2007, the company also received $500,000 on a short-term Promissory Note from our investment banker. The Note does not bear interest during the term and matures on the earlier of the next equity funding or February 14, 2008. After maturity, the Note bears interest at the rate of 12% per annum until paid. The Note is convertible into securities at the time of the next equity funding undertaken by the Company. Terms of conversion will be the same as the terms of the next equity funding, and are not yet defined. We also granted our investment banker warrants to purchase up to 250,000 shares of our common stock at an exercise price of $1.50 per share. The warrants are exercisable immediately and expire on August 14, 2012 (five years after issuance).
In the Company’s estimation, approximately $213,000 of the $500,000 note related to the value of the warrants, resulting in a note discount of $213,000. In accordance with APB 14, the note discount is being amortized to interest expense over the life of the Note. In the thirteen weeks ended September 28, 2007, $53,250 of the note discount was amortized to interest expense. In the event the note is converted into common stock, the remaining balance of the note discount at the time of conversion will immediately be recognized as interest expense. Upon conversion, the conversion feature of the note will also be separately valued and may result in additional interest expense at the date of conversion. The amount of additional interest expense will depend on the terms of the next equity funding and the amount of additional interest cannot be determined as of September 28, 2007.
The Company is pursuing an equity funding with the assistance of our investment banker. We expect to utilize a portion of the funds from an equity funding, if successful, to repay the balances due on these notes if not converted into securities in conjunction with the equity funding.
NOTE 9 — WORKERS’ COMPENSATION INSURANCE AND RESERVES:
We provide our temporary and permanent workers with workers’ compensation insurance. Currently, we maintain a large deductible workers’ compensation insurance policy through American International Group, Inc. (“AIG”). The policy covers the premium year from May 13, 2007 through May 12, 2008. While we have primary responsibility for all claims, our insurance coverage provides reimbursement for covered losses and expenses in excess of our deductible. For workers’ compensation claims arising in self-insured states, our workers’ compensation policy covers any claim in excess of the $250,000 deductible on a “per occurrence” basis. This results in our being substantially self-insured.
We obtained our current policy in May 2007 and since the policy inception, we have made payments into a risk pool fund to cover claims within our self-insured layer. Our payments into the fund for the premium year will total $3,920,000 based on estimates of expected losses calculated at inception of the policy. If our payments into the fund exceed our actual losses over the life of the claims, we may receive a refund of the excess risk pool payments. Correspondingly, if our workers’ compensation reserve risk pool deposits are less than the expected losses for any given policy period, we may be obligated to contribute additional funds to the risk pool fund. Our maximum exposure under the policy is capped at the greater of $7,500,000 or 10.1% of payroll expenses incurred during the premium year.
The workers’ compensation risk pool deposits totaled $4,645,000 as of September 28, 2007, and were classified as current and non current assets based upon management’s estimate of when the related claims liabilities will be paid. The deposits have not been discounted to present value in the accompanying financial statements.
We have discounted the expected liability for future losses to present value using a discount rate of 4.5%, which approximates the risk free rate on US Treasury instruments. Our expected future liabilities will be evaluated on a quarterly basis and adjustments to these calculations will be made as warranted.
Expected losses will extend over the life of longest lived claim which may be outstanding for many years. As a new temporary staffing company, we have limited experience with which to estimate the average length of time during which claims will be open. As a result, our current actuarial analysis is based largely on industry averages which may not be applicable to our business. If our average claims period is longer than industry average, our actual claims losses could exceed our current estimates. Conversely, if our average claims period is shorter than industry average, our actual claims could be less than current reserves.
For workers’ compensation claims originating in Washington and North Dakota (our “monopolistic jurisdictions”) we pay workers’ compensation insurance premiums and obtain full coverage under government administered programs. We are not the primary obligor on claims in these jurisdictions. Accordingly, our financial statements do not reflect liability for workers’ compensation claims in these jurisdictions.
Workers’ compensation expense is recorded as a component of our cost of services and consists of the following components: self-insurance reserves net of the discount, insurance premiums, and premiums paid in monopolistic jurisdictions. Workers’ compensation expense for our temporary workers totaled $4,071,003 in the thirty-nine weeks ended September 28, 2007. Prior to April 1, 2006, the Company operated as a franchisor of temporary staffing businesses and workers’ compensation costs were not a materially significant component of operating costs.
NOTE 10 — COMMITMENTS AND CONTINGENCIES:
Finance obligation. Our finance obligation consists of debt owed to a related party upon the purchase of the Company’s headquarters. The terms of the agreement call for lease payments of $10,000 per month commencing on January 1, 2006 for a period of three years. The Company has the option anytime after January 1, 2008 to purchase the building for $1,125,000 or continue to make payments of $10,000 per month for another two years under the same terms. The Company accounts for the lease payments as interest expense. The building is being depreciated over 30 years.
New store surcharge. The Company has an obligation to pay Glenn Welstad, our CEO, 2200 shares of common stock for each new store opened. This obligation lasts until the earlier to occur of 250 new stores or December 31, 2011.
Contingent payroll and other tax liabilities. In May and June 2006, we acquired operating assets for a number of temporary staffing stores. The entities that owned and operated these stores received stock in consideration of the transaction. As operating businesses prior to our acquisition, each entity incurred obligations for payroll withholding taxes, workers’ compensation insurance fund taxes, and other liabilities. We structured the acquisition as an asset purchase and agreed to assume only the liability for each entity’s accounts receivable financing line of credit. We also obtained representations that liabilities for payroll taxes and other liabilities not assumed by the Company would be paid by the entities.
Since the acquisitions, it has come to our attention that certain tax obligations incurred on operations prior to our acquisitions have not been paid. The entities that sold us the assets (the “selling entities”) are primarily liable for these obligations. The owners of the entities may also be liable. In most cases, the entities were owned or controlled by Glenn Welstad, our CEO.

Based on the information currently available, we estimate that the total state payroll and other tax liabilities owed by the selling entities is between $300,000 and $500,000 and that total payroll taxes due to the Internal Revenue Service is between $900,000 and $1,500,000. Our outside legal counsel has advised us that the potential for successor liability on the IRS claims is remote.
We have not accrued any amounts for these contingent payroll and other tax liabilities at September 28, 2007. We have obtained indemnification agreements from the selling entities and their principal members for any liabilities or claims we incur as a result of these predecessor tax liabilities. We have also secured the indemnification agreement with pledges of our common stock legally or beneficially owned by the selling entities or their members. We believe the selling entities and their principals have adequate resources to meet these obligations and have indicated through their actions to date that they fully intend to pay the amounts due.
We understand that the responsible parties have entered into payment agreements on the substantial majority of the tax obligations and expect to resolve these debts in full within the next twelve months. To the best of our knowledge, no new payroll tax obligations of acquired entities have been raised since December 29, 2006.
Operating leases. The Company leases store facilities, vehicles and equipment. Most of our store leases have terms that extend over three to five years. Some of the leases have cancellation provisions that allow us to cancel on ninety day notice, and some of the leases have been in existence long enough that the term has expired and we are currently occupying the premises on month-to-month tenancies. Lease obligations for the next five years as of June 29, 2006 are:

Remainder of 2007	$328,000
2008	1,166,000
2009	918,000
2010	543,000
2011	155,000
Litigation. On December 31, 2005, ProTrades Connection, Inc. filed a lawsuit against Command Staffing, LLC and seven individuals in the Superior Court for the State of California, Santa Clara County. The individual defendants are employees of Command Center, Inc. and were formerly employed by ProTrades. In the lawsuit, the plaintiff alleges that the individual defendants breached written covenants against the solicitation of ProTrades employees. Subsequently, the plaintiff has amended the Complaint to bring in as defendants other entities, including Command Center, Inc. and other individuals. In September 2007, following briefing and argument of our motion for summary judgment, the Judge granted our motion and dismissed all claims of ProTrades. ProTrades has now appealed the granting of our motion and the appeal is pending.
Command Center and the remaining defendants intend to continue their vigorous defense of this case. The Company has not established a contingent loss reserve as the outcome of the litigation is uncertain at this point in time.
Payroll Tax Penalties and Interest. As of September 28, 2007, the Company was delinquent in the payment of various payroll tax obligations totaling approximately $850,000. We have communicated with each of the various taxing authorities and now have deferred payment arrangements in place on substantially all of the delinquent balances. Accrued taxes recorded on the balance sheet as of September 28, 2007 adequately reflect the delinquencies and the known penalties and interest. We anticipate that additional penalties and interest may be incurred in connection with these delinquencies, but do not expect the amounts to be significant. If substantial additional penalties and interest are assessed, the company’s financial condition could be adversely affected.
NOTE 11 — STOCKHOLDERS’ EQUITY:
In the thirty-nine week period ended on September 28, 2007, the Company issued an aggregate of 1,244,603 shares of Common Stock. The shares of Common Stock were issued for asset acquisitions, payment of consulting fees, as severance pay to terminated employees, for new investment in private placements of 10,000 and 466,666 shares, and for conversion of notes payable to affiliates.
•	10,000 shares were sold in the first quarter at $3.00 per share.

•	466,666 were sold in the second quarter at $1.50 per share.

•	200,000 shares were issued as partial consideration for the acquisition of temporary staffing store assets from Anytime Labor, Inc. Management estimated the value of the shares issued in the Anytime Labor asset acquisition at $4.56 per share as provided in the acquisition agreement (See Note 4).

•	We issued 98,951 shares of common stock for prepaid sales force training services. Management estimated the value of these shares at $3.96 per share in accordance with the consulting services agreement.

•	We issued 66,000 shares to terminated employees as severance pay. Management estimated the value of the severance pay shares on the dates of issuance and recorded an aggregate of $130,640 as compensation expense in the period.

•	We issued 17,555 shares as payment of interest relating to the lease agreement on our Post Falls corporate headquarters building. (See Notes 5 and 10).

•	We issued 385,431 shares on conversion of $578,147 of notes payable to affiliates. (See Note 7).

COMMAND CENTER, INC.
Financial Statements and
Report of Independent Registered
Public Accounting Firm
December 29, 2006 and December 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Command Center, Inc.
We have audited the accompanying balance sheets of Command Center, Inc. (“the Company”) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Command Center, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the financial statements the Company has restated its 2005 financial statements.
March 20, 2007
Spokane, Washington

COMMAND CENTER, INC.
Balance Sheets

		As Restated
	December 29,	December 31,
	2006	2005
Assets
CURRENT ASSETS:
Cash	$1,390,867	$369,844
Accounts receivable trade, net of allowance for bad debts of $390,863 and $37,000 at December 29, 2006 and December 31, 2005	9,328,148	356,367
Amounts due from affiliates	—	676,101
Note receivable — current	65,609	191,847
Prepaid expenses and deposits	1,111,906	47,214
Current portion of workers’ compensation risk pool deposits	579,413	—
Investment in securities	—	404,000

Total current assets	12,475,943	2,045,373

PROPERTY AND EQUIPMENT — NET	3,390,696	1,589,253

OTHER ASSETS:
Note receivable — non-current	69,930	91,660
Workers’ compensation risk pool deposits	1,473,297	—
Goodwill	31,219,129	1,543,572
Intangible assets — net	731,000	—

Total other assets	33,493,356	1,635,232

TOTAL ASSETS	$49,359,995	$5,269,858

Liabilities and Stockholders’ Equity
CURRENT LIABILITIES:
Accounts payable trade	797,606	135,676
Checks issued and outstanding	849,396
Line of credit facility	5,725,146	—
Advances payable	300,000	—
Amounts due to affiliates	1,276,053	456,525
Accrued wages and benefits	1,557,864	—
Other current liabilities	400,313	—
Current portion of note payable	8,445	—
Workers’ compensation insurance and risk pool deposits payable	809,665	—
Current portion of workers’ compensation claims liability	579,413	—

Total current liabilities	12,303,901	592,201

LONG-TERM LIABILITIES
Note payable, less current portion	94,632	—
Workers’ compensation claims liability, less current portion	843,296	—
Finance obligation	1,125,000	1,125,000

Total long-term liabilities	2,062,928	1,125,000

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock - 5,000,000 shares, $0.001 par value, authorized; none issued	—	—
Common stock - 100,000,000 shares, $0.001 par value, authorized; 23,491,862 and 10,066,013 issued and outstanding, respectively	23,492	10,066
Additional paid-in capital	37,171,727	3,325,496
Retained earnings (deficit)	(2,202,053)	217,095

Total stockholders’ equity	34,993,166	3,552,657

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,359,995	$5,269,858

See accompanying notes to financial statements.

COMMAND CENTER, INC.
Statements of Operations

		As Restated
	52 Weeks Ended	Year Ended
	December 29,	December 31,
	2006	2005
REVENUE:
Revenue from services	$70,622,505	$—
Franchise revenues	535,745	1,749,381
Other income	113,376	440,878

	71,271,626	2,190,259

COST OF SERVICES:
Temporary worker costs	46,994,265	—
Workers’ compensation costs	3,773,246	—
Other direct costs of services	287,327	—
	51,054,838	—

GROSS PROFIT	20,216,788	2,190,259

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Personnel costs	12,580,971	415,787
Selling and marketing expenses	1,260,426	37,588
Transportation and travel	1,064,174	85,549
Office expenses	1,398,727	331,647
Legal, professional and consulting	902,315	493,946
Depreciation and amortization	336,516	58,104
Rents and leases	1,468,039	28,380
Other expenses	3,009,146	382,279

	22,020,314	1,833,280

INCOME (LOSS) FROM OPERATIONS	(1,803,526)	356,979

Interest expense	(703,513)	(2,221)
Interest and other	87,891	—

Interest and other income (expense), net	(615,622)	(2,221)

NET INCOME (LOSS)	$(2,419,148)	$354,758

BASIC AND DILUTED INCOME (LOSS) PER SHARE	$(0.13)	$0.04

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	18,247,364	9,563,835

See accompanying notes to financial statements.

COMMAND CENTER, INC. (Formerly Command Staffing LLC)
Statements of Stockholders’ Equity

					Additional	Retained
	Preferred Stock		Common Stock		Paid-in	Earnings
	Shares	Par Value	Shares	Par Value	Capital	(Deficit)	Total
BALANCES, DECEMBER 31, 2004	—	$—	5,852,333	$5,852	$397,689	$(137,663)	$265,878
Forward stock split	—	—	2,809,120	2,809	(2,809)	—	—
Stock issued for purchase of Harborview	—	—	1,404,560	1,405	1,403,155	—	1,404,560
Recapitalization with Temporary Financial Services, Inc.	—	—	—	—	1,527,461	—	1,527,461
Net income for the year	—	—	—	—	—	354,758	354,758

BALANCES, DECEMBER 31, 2005, as restated	—	—	10,066,013	10,066	3,325,496	217,095	3,552,657
Common stock issued for purchase of temporary staffing stores	—	—	12,897,463	12,897	32,230,760	—	32,243,657
Preferred stock issued for cash	4,700	5	—	—	469,995	—	470,000
Common stock issued on conversion of preferred stock	(4,700)	(5)	156,667	157	(152)	—	—
Common stock issued for rent	—	—	29,718	30	119,970	—	120,000
Common stock issued for cash	—	—	342,001	342	1,025,658	—	1,026,000
Let loss for the year	—	—	—	—	—	(2,419,148)	(2,419,148)

BALANCES DECEMBER 29, 2006	—	$—	23,491,862	$23,492	$37,171,727	$(2,202,053)	$34,993,166

See accompanying notes to financial statements.

COMMAND CENTER, INC.
Statements of Cash Flows

		As Restated
	52 Weeks Ended	Year Ended
	December 29,	December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,419,148)	$354,758

Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	336,516	53,917
Allowance for bad debts	353,863	27,000
Amortization of note receivable discount	11,136	4,187
Common Stock issued for interest on finance obligation	120,000	—
Change in:
Accounts receivable trade	(2,765,256)	(279,683)
Amounts due from affiliates	676,101	438,605
Prepaid expenses and deposits	(1,064,692)	1,680
Workers’ compensation risk pool deposits	(2,052,710)	—
Accounts payable trade	661,930	(169,530)
Amounts due to affiliates	290,012	105,000
Accrued wages, benefits and other	1,958,177	—
Workers’ compensation insurance and risk pool deposits payable	809,665	—
Workers’ compensation claims liability	1,422,709	—

Total adjustments	757,451	181,176

Net cash provided (used) by operating activities	(1,661,697)	535,934

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,465,775)	(609,869)
Cash received in acquisitions	—	335,009
Collections on note receivable	136,832	200,835
Sale of investments	404,000	—

Net cash used by investing activities	(924,943)	(74,025)

CASH FLOWS FROM FINANCING ACTIVITIES:
Checks issued and outstanding	849,396	—
Advances on line of credit facility	964,291	—
Advances payable	300,000	—
Principal payments on note payable	(2,024)	(133,333)
Sales of preferred stock	470,000	—
Sales of common stock	1,026,000	—

Net cash provided (used) by financing activities	3,607,663	(133,333)

NET INCREASE IN CASH	1,021,023	328,576
CASH, BEGINNING OF YEAR	369,844	41,268

CASH, END OF YEAR	$1,390,867	$369,844

See accompanying notes to financial statements.

NOTE 1 — BASIS OF PRESENTATION:
In 2005 we changed our business from that of a financing company to a franchisor of temporary staffing businesses. In the second quarter of 2006, we changed our business from franchisor of temporary staffing businesses to operator of temporary staffing businesses. Accordingly, information presented for the year ended December 31, 2005 is not relevant to our current business activities.
Restatements
The Company’s financial statements have been restated from those previously reported. The Restatement corrects an error in the Company’s presentation of the recapitalization transaction that took place November 9, 2005, and a real estate financing transaction.
Recapitalization transaction
For the year ended December 31, 2005, the Company presented comparative income statement information for 2005 and 2004 reflecting operations of the predecessor company, Temporary Financial Services, Inc. (“TFS”) through November 8, 2005, and the operations of TFS combined with the operations of the acquired companies, Command Staffing LLC (“Command Staffing”) and Harborview Software, Inc. (“Harborview”) from November 9, 2005 through December 31, 2005. November 9, 2005 was the date on which the acquisitions of Command Staffing and Harborview were closed.
Upon management’s review of the accounting guidance and consultation with other experts they determined that Command Staffing was the accounting acquirer in the transaction. As a result, the 2005 statements of Command Center Inc. have been restated to include the purchase of the 50% interest in Harborview not owned by Glenn Welstad, (the Company’s CEO and a director) and the operations and cash flows of TFS for the period beginning November 9, 2005 (the acquisition date) and ending December 31, 2005.
Real estate financing transaction
In November 2005, the Company purchased a building for $1,125,000 in Post Falls, Idaho to serve as its corporate headquarters. In December 2005, the Company entered into transaction in which it sold the building to John Coghlan, a director and major shareholder for $1,125,000 and leased the property back for a period of three years with an option to renew for an additional two year term. The transaction was originally accounted for as a lease. Upon further review of the applicable accounting guidance related to the sale, management concluded that the transaction should have been properly accounted for as a financing transaction because of the Company’s option to purchase the building back from Mr. Coghlan. Accordingly, the Company has restated its 2005 financial statements to reflect the building and a corresponding finance obligation. The restatement has no affect on net income as previously reported.

The following is the summary of the effects of the above corrections:

	As
	Originally	As
	Filed	Restated	Change
Financial position
Total assets	$2,601,286	$5,269,858	$2,668,572

Finance obligation	$—	$1,125,000	$1,125,000

Total stockholders’ equity	$2,009,085	$3,552,657	$1,543,572

Results of operations
Revenue	$372,211	$2,190,259	$1,818,048
Operating and interest expenses	$572,333	$1,835,501	$1,263,168

Net income (loss)	$(200,122)	$354,758	$554,880

Basic and diluted income (loss) per share	$(0.05)	$0.04	$0.09

NOTE 2 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Summary of Significant Accounting Policies
Organization. Command Center, Inc. (referred to as “the Company”, “CCNI”, “us” or “we”) is a Washington corporation organized in 2000. We reorganized the company in 2005 and 2006 and now provide temporary employees for manual labor, light industrial, and skilled trades applications. Our customers are primarily small to mid-sized businesses in the construction, transportation, warehousing, landscaping, light manufacturing, retail, wholesale, and facilities industries. We have approximately 77 stores located in 22 states and the District of Columbia. None of our customers currently make up a significant portion of our revenue by geographic region or as a whole.
Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Fiscal year end. The financial statements for the period ended December 29, 2006 are presented on a 52/53-week fiscal year end basis, with the last day of the year ending on the last Friday of each calendar year. In fiscal years consisting of 53 weeks, the final quarter will consist of 14 weeks. In fiscal years with 52 weeks, all quarters will consist of thirteen weeks. 2006 was a 52 week year ending on December 29, 2006. We adopted the change to a 52/53 week year in April of 2006 when we converted our business model to a temporary staffing store operator from that of a franchisor. We reported financial results in 2005 on the calendar year ending December 31, 2005.
Reclassifications. Certain amounts in the financial statements for 2005 have been reclassified to conform to the 2006 presentation. These reclassifications have no effect on net income, total assets or stockholders’ equity as previously reported.
Revenue recognition. In 2006 we generated revenues primarily from providing temporary staffing services. Revenue from services is recognized at the time the service is performed and is net of adjustments related to store credits. Revenues in 2005 were generated primarily from franchise fees received from temporary staffing store franchisees. We acquired the franchisees in the second quarter of 2006 and are no longer generating revenues from franchise fees.
At December 31, 2005, the Company had no obligations to franchisees that would represent significant commitments or contingencies outstanding under our franchise agreements.
Cost of Services. Cost of services includes the wages of temporary employees, related payroll taxes and workers’ compensation expenses.
Cash. Cash consists of demand deposits, including interest-bearing accounts with original maturities of three months or less, held in banking institutions. At December 29, 2006, approximately $766,000 was held in one bank and $220,000 in another bank. These amounts exceed the depositor protections afforded by the Federal Deposit Insurance Corporation.
Accounts receivable and allowance for doubtful accounts. Accounts receivable are recorded at the invoiced amount. We regularly review our accounts receivable for collectibility. The allowance for doubtful accounts is determined based on historical write-off experience and current economic data and represents our best estimate of the amount of probable losses on our accounts receivable. The allowance for doubtful accounts is reviewed quarterly. We typically refer overdue balances to a collection agency at ninety days and the collection agent pursues collection for another thirty days. Most balances over 120 days past due are written off when it is probable the receivable will not be collected.
Property and equipment. The Company capitalizes equipment purchases in excess of $1,500 and depreciates the capitalized costs over the useful lives of the equipment, usually 3 to 5 years. Maintenance and repairs are charged to operations. Betterments of a major nature are capitalized. When assets are sold or retired, cost and accumulated depreciation are eliminated from the balance sheet and gain or loss is reflected in operations. Leasehold improvements are amortized over the shorter of the non-cancelable lease term or their useful lives.
Capitalized software development costs. We expense costs incurred in the preliminary project stage of developing or acquiring internal use software. Once the preliminary assessment is complete management authorizes the project. When it is probable that: the project will be completed; will result in new software or added functionality of existing software; and the software will be used for the function intended, we capitalize the software development costs. For the 52 weeks ended December 29, 2006 and the year ended December 31, 2005, capitalized software costs, net of accumulated amortization, were $536,770 and $288,000 respectively. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the software which ranges from three to seven years.
Workers’ compensation reserves. In accordance with the terms of our workers’ compensation liability insurance policy, we maintain reserves for workers’ compensation claims to cover the cost of claims up to the amount of our deductible. We use actuarial estimates of the future costs of the claims and related expenses discounted by a present value interest rate to determine the amount of the reserve. We evaluate the reserve regularly throughout the year and make adjustments as needed. If the actual cost of the claims incurred and related expenses exceed the amounts estimated, additional reserves may be required.
Goodwill and other intangible assets. Goodwill relates to the acquisition of a temporary staffing software company in 2005 and 67 temporary staffing stores in 2006. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” at least annually as of the end of each fiscal year, goodwill is tested for impairment by applying a fair value based test. In assessing the value of goodwill, assets and liabilities are assigned to the reporting units and a discounted cash flow analysis is used to determine fair value. At December 29, 2006, we had not recorded any impairment losses related to goodwill. Intangible assets are amortized using the straight-line method over their estimated useful lives which are estimated to be 69 months. We expect to recognize amortization expense on our intangible assets of $160,000 per year for the next four years and $81,000 during year five.
Fair value of financial instruments. The Company carries financial instruments on the balance sheet at the fair value of the instruments as of the balance sheet date. At the end of each period, management assesses the fair value of each instrument and adjusts the carrying value to reflect their assessment. At December 29, 2006 and December 31, 2005 the carrying values of accounts receivable and accounts payable approximated their fair values. The carrying values of investments and notes receivable at December 29, 2006 and December 31, 2005 also approximated their fair values based on the nature and terms of those instruments. The carrying values of our financing obligation, line of credit facility and amount due to affiliates, at December 29, 2006 and December 31, 2005 also approximated fair value based on their terms of settlement as compared to the market value of similar instruments.
Investments. Investments are not a significant part of our business in 2006. Prior to November 2005, real estate contracts receivable were purchased and held for interest rate yield. At December 31, 2005, our investments were held for sale with the sales proceeds intended to finance our temporary labor business. The fair value of investments approximated their face value at December 31, 2005.
Income tax. Deferred taxes are provided, when material, using the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. There were no material temporary differences for the periods presented. Deferred tax assets, subject to a valuation allowance, are recognized for future benefits of net operating losses being carried forward. As required under SFAS No. 109, Accounting for Income Taxes, expected future tax consequences are measured based on provisions of tax law as currently enacted; the effects of future changes in tax laws are not anticipated. Future tax law changes, such as a change in a corporate tax rate, could have a material impact on our financial condition or results of operations. When warranted, we record a valuation allowance against deferred tax assets to offset future tax benefits that may not be realized. In determining whether a valuation allowance is appropriate, we consider whether it is more likely than not that all or some portion of our deferred tax assets will not be realized, based in part on management’s judgments regarding future events. Based on our analysis, we have determined that a valuation allowance is appropriate for net operating losses incurred in the year ended December 29, 2006.
Earnings per share. The Company accounts for its income (loss) per common share according to Statement of Financial Accounting Standard No. 128, “Earnings Per Share” (“SFAS 128”). Under the provisions of SFAS 128, primary and fully diluted earnings per share are replaced with basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding, and does not include the impact of any potentially dilutive common stock equivalents. The Company had no common stock equivalents during the 52 weeks ended December 29, 2006 and the year ended December 31, 2005. Accordingly, no difference between basic and diluted earnings per share is reported at December 29, 2006 and December 31, 2005.
Recent Accounting Pronouncements. In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, and Amendment of FASB No. 133 and 140” (SFAS 155), which establishes the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative, that otherwise would require bifurcation under SFAS No. 133, as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially, and subsequently, measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No.140 previously prohibited a qualifying special-purpose beneficial interest, other than another derivative financial instrument. The statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.
In June 2006, the FASB issued FASB interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” Fin 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective beginning in fiscal 2008. The Company is currently evaluating the impact of adopting FIN 48.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair-value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 is effective for the Company’s fiscal year 2008. The Company is currently evaluating the impact of adopting SFAS 157.
NOTE 3 — BUSINESS COMBINATIONS:
During 2006, we acquired the assets and/or rights to operate 67 temporary staffing stores formerly operated by franchisees of the company. An aggregate of 12,897,463 shares were issued in the acquisitions. We estimated the value of each share of stock issued in the acquisitions at $2.50 per share, resulting in a purchase price of $32,243,657, including $29,675,557 of goodwill, none of which is expected to be deductible for tax purposes.
The following represents management’s estimate of the fair value of the assets acquired and liabilities assumed in the acquisitions.

Accounts receivable	$7,233,185
Reserve for uncollectible accounts	(672,797)
Building	149,000
Leasehold improvements	147,644
Furniture and fixtures	230,870
Computer equipment	75,670
Intangible assets (customer relationships)	800,000
Goodwill	29,675,557

Total assets acquired	37,639,129

Accounts receivable loans payable	(4,760,855)
Mortgage payable	(105,101)
Amounts payable to affiliates	(529,516)

Total liabilities	(5,395,472)

Total purchase price	$32,243,657

The acquisitions were undertaken as a key element in converting our business model from a franchisor of temporary staffing stores to an operator of temporary staffing stores.
The following is an unaudited summary, prepared on a pro forma basis, combines the results of operations of the Company with those of the acquired businesses for the 52 weeks ended December 29, 2006 and the year ended December 31, 2005, as if the acquisitions took place on January 1, 2005. The pro forma results of operations include the impact of certain adjustments, including elimination of inter company balances for franchise fees. Loss per share is derived using pro forma weighted average shares calculated as if the shares issued in the acquisition were issued and outstanding as of January 1, 2005.

	2006	2005

Gross revenues	$97,351,310	$83,667,069

Net loss	$(4,015,664)	$(2,669,593)

Net loss per share-basic	$(0.17)	$(0.12)

Net loss per share-diluted	$(0.17)	$(0.12)

On November 9, 2005 and in connection with the recapitalization transaction described in Note 1, the Company purchased the remaining 50% of Harborview from Ronald L. Junck, a director for 1,404,560 shares of the Company’s unregistered common stock. The shares were valued at $1.00 per share or $1,404,560 based on management’s estimate of the fair value of the shares at the time of the transaction. The estimated fair value of the assets and liabilities purchased are as follows:

Accounts receivable, net	$47,529
Property and equipment, net	6,771
Software and development costs, net	147,400
Goodwill	1,543,572

Total assets acquired	1,745,272

Accounts payable	(69,447)
Accrued expenses	(67,647)
Related party notes payable	(203,620)

Total liabilities	(340,714)

Total purchase price	$1,404,560

Assuming the Harborview had been acquired as of the beginning of the period and included in the statements of operations, unaudited pro forma revenues, net income (loss) and net income (loss) per share would have been as follows:

	2005	2004

Gross revenues	$2,298,268	$1,174,865

Net income (loss)	$147,500	$(123,425)

Net income (loss) per share-basic	$0.02	$(0.02)

Net income per share-diluted	$0.02

NOTE 4 — RELATED-PARTY TRANSACTIONS:
In addition to the related party transactions described in Notes 5, 10, and 13, the Company has had the following transactions with related parties:
Finance Lease Transactions. During 2005, we purchased a building in Post Falls, Idaho to serve as the corporate headquarters for the Company. The purchase price of the building was $1,125,000 and the amount was paid in $525,000 of the Company’s funds plus $600,000 advanced from John Coghlan, a director and major shareholder. Subsequently, the Company’s Board of Directors received an offer from Mr. Coghlan to purchase the building from us subject to a finance lease arrangement described in Note 15. The Board accepted Mr. Coghlan’s offer and sold the building to him at the original purchase price and immediately leased the building back on terms that the Board considered to be in the Company’s best interests. In connection with the sale to Mr. Coghlan, the $600,000 advance was extinguished and at December 31, 2005, the Company had recognized a receivable from Mr. Coghlan of $523,849 relating to his purchase. The receivable was paid in full in February of 2006.
New store surcharge fee. As part of the acquisition of the franchise operations of Command Staffing and Harborview, the Company assumed the obligation of Command Staffing to pay Glenn Welstad, our CEO and Chairman, $5,000 for each new temporary staffing store opened by the Company. As of December 29, 2006 and December 31, 2005, the Company had accrued $175,000 and $105,000, respectively, payable to Mr. Welstad in new store surcharge fees. In connection with the acquisitions of the franchisee store operations in 2006, and to consolidate balances owing from and to various individuals and entities, the accrued new store surcharge fee of $175,000 was converted to a note payable to Mr. Welstad as of the end of the year. The note payable is described in Note 10.
In future periods, the obligation to pay the new store surcharge fee will accrue each time a new store is opened. This obligation terminates at the earlier of the date Mr. Welstad has received $1,700,000 (340 new stores), or December 31, 2010. If we open fewer than 340 stores by December 31, 2010, Mr. Welstad’s payments under this arrangement will be limited to the amounts actually paid or accrued to that date.
NOTE 5 —AMOUNTS DUE FROM AFFILIATES:
Accounts receivable-trade. Included in the Company’s trade accounts receivable at December 29, 2006 and December 31, 2005 is $3,081 and $356,367, respectively, due from affiliates for franchise fees owed prior to our reorganization as a provider of temporary staffing store services. These amounts are due from temporary staffing businesses that are owned or controlled by the Company’s officers, directors, controlling shareholders, or their affiliates. In the year ended December 31, 2005, substantially all of the company’s franchise revenues were derived from franchisees affiliated with the company through common control.
Accounts receivable-affiliates. At December 31, 2005, we were owed $676,101 by affiliates. This amount included $523,849 due from John Coghlan for the balance due on the sale of the building pursuant to the real estate finance transaction (see Note 15) and $152,252 due from Viken Management (“Viken”) a company owned by Glenn Welstad, for advances made to Viken during the year. During 2006, the balances due from Viken were combined with amounts we owed to Glenn Welstad for his cash advances and other operating expenses paid on behalf of the Company (See Note 10).
Note receivable. At December 29, 2006, we were owed $65,609 on a non-interest bearing note receivable due in connection with litigation settled by Command Staffing in July of 2005. The note calls for payments due from the gross sales of temporary labor centers owned by former franchisees that were controlled by affiliates. In accordance with the requirements of Accounting Principles Board Opinion No. 21, the Company discounted the note receivable by an effective interest rate of 9%, and recognized the discount as a deduction from face value of the note. The Company is amortizing the discount ratably over the life of the note in its interest income. At December 29, 2006, the face amount of the note was $74,439 and an unamortized discount of $8,830 was recognized as a direct deduction from face value. During the year ended December 29, 2006, the Company recognized $11,136 of amortization of the discount in interest income. At December 29, 2005, the face amount of the note was $303,493 and an unamortized discount of $4,187 was recognized as a direct deduction from face value. We expect this note receivable to be paid in full in 2007 and the entire remaining balance has been classified as current.
Net purchase receivable — non-current. At December 29, 2006, various individuals owed us an aggregate of $69,930 for amounts relating to the acquisitions of various temporary staffing stores in 2006. Included in the net purchase receivables are notes from Myron Thompson ($38,083) and Kevin Semerad ($11,584). Myron Thompson owns in excess of 10% of our Common Stock and Kevin Semerad is a Director of the company. The net purchase receivable amount did not bear repayment terms and was classified as non-current at December 29, 2006.
NOTE 6 — PROPERTY AND EQUIPMENT:
The following table sets forth the book value of the assets and accumulated depreciation and amortization at December 29, 2006 and December 31, 2005:

	2006	2005

Buildings and improvements	$1,274,000	$1,125,000
Leasehold improvements	750,364	—
Furniture & fixtures	261,461	271,106
Computer hardware and licensed software	864,327	—
Accumulated depreciation	(296,226)	(94,583)

	2,853,926	1,301,523

Software development costs	714,913	400,000
Accumulated amortization	(178,143)	(112,000)

	536,770	288,000

Total property and equipment, net	$3,390,696	$1,589,253

During the 52 weeks ended December 29, 2006 and the year ended December 31, 2005, the Company recognized $267,516 and $58,104, respectively, of depreciation and amortization expense on its property and equipment.
NOTE 7 — INTANGIBLE ASSETS:
The following table presents the Company’s purchased intangible assets other than goodwill, which are included in other assets in the consolidated balance sheets:

2006

Customer relationships	$800,000
Less accumulated amortization	(69,000)

Total amortizable intangible assets, net	$731,000

We obtained our amortizable intangible assets as a result of the acquisition of operating assets and/or intangibles for 67 temporary staffing stores from various franchisees and store operators in the second quarter of 2006. We evaluated the acquisitions in accordance with Statement of Financial Accounting Standards No. 141. After considering all relevant factors, we concluded that the only amortizable intangible asset acquired was the customer relationships of the entities whose assets were purchased. Trademarks and trade names were not significant to the acquisitions since either we already owned this class of intangibles and our franchisees were using the rights under license, or we did not intend to carry forward the acquired businesses identity.
NOTE 8 —LINE OF CREDIT FACILITY:
On May 12, 2006, we entered into an agreement with our principal lender for a financing arrangement collateralized by eligible accounts receivable. Eligible accounts receivable are generally defined to include accounts that are not more than sixty days past due. The loan agreement includes limitations on customer concentrations, accounts receivable with affiliated parties, accounts receivable from governmental agencies in excess of 5% of the Company’s accounts receivable balance, and when a customer’s aggregate past due account exceed 50% of that customer’s aggregate balance due. The lender will advance 85% of the invoiced amount for eligible receivables. The credit facility includes a 1% facility fee payable annually, and a $1,500 monthly administrative fee. The financing bears interest at the greater of the prime rate plus two and one half percent (prime +2.5%) or 6.25% per annum. Prime is defined by the Wall Street Journal, Money Rates Section, and the rate is adjusted to the rate applicable on the last day of each month which was 8.25% at December 29, 2006. Our line of credit interest rate at December 29, 2006 was 10.75%. The loan agreement further provides that interest is due at the applicable rate on the greater of the outstanding balance or $5,000,000. The credit facility expires on April 7, 2008. In December, 2006, the Company negotiated an increase in the maximum credit facility to $9,950,000. The loan agreement include certain financial covenants including a requirement that we maintain a working capital ratio of 1:1, that we maintain positive cash flow, that we maintain a tangible net worth of $2,000,000 through March 31, 2007 and $3,500,000 thereafter, and that we maintain a rolling average of 75% of projected EBITDA. At December

29, 2006, we were not in compliance with the cash flow and tangible net worth covenants. Our lender waived compliance at year end and the loan was in good standing at December 29, 2006. The balance due our lender at December 29, 2006 was $5,725,146.
NOTE 9 — ADVANCES DUE:
As of December 29, 2006, CCI had advances due unrelated parties of $300,000. The advances are non-interest bearing, un-collateralized and expected to be paid within the current period. During, 2006 the Company used the funds received from advances to finance its operating activities.
NOTE 10 — AMOUNTS DUE TO AFFILIATES:
As of December 29, 2006, amounts due to affiliates and related parties are as follows:

Glenn Welstad(1)	$719,407
Tom Gilbert(2)	90,306
Dwight Enget(3)	114,091
Ronald L. Junck(3)	2,714
Other affiliated former owners of temporary staffing stores(5)	349,535

$1,276,053

(1)	Mr. Welstad is our CEO and a director, the amount due him includes: $175,000 in new store surcharge fees (See Note 4), $70,000 of which was recognized in 2006; $90,000 of accrued salary due during 2006, $351,525 of prior year’s amounts due, and $102,882 of other assumed liabilities in connection with equipment purchases and other expenses related to our acquisition of temporary staffing stores.

(2)	Mr. Gilbert is a director and an officer, the amount due him consists of liabilities incurred in connection with the purchase of temporary staffing stores owned or controlled by Mr. Gilbert in 2006.

(3)	Mr. Enget is a director and an officer, the amount due him consists of liabilities incurred in connection with the purchase of temporary staffing stores owned or controlled by Mr. Enget in 2006.

(4)	Mr. Junck is a director and the Company’s chief counsel, the amount due him consists of liabilities incurred in connection with the purchase of temporary staffing stores owned or controlled by Mr. Junck in 2006.

(5)	These beneficial owners include the members of the various LLC’s or the shareholders of the incorporated entities. Many are current employees of the Company and are not officers or directors, with the exception of the persons named in this paragraph. Amounts due consist of liabilities incurred in connection with the purchase of temporary staffing stores.

At December 31, 2005, we owed Glenn Welstad or entities controlled by him $351,525 for equipment purchases and other expenses incurred on behalf of the company at the time we acquired Command Staffing and Harborview Software and for payroll management services provided to acquired entities prior to acquisition that were assumed by the Company. We also owed Mr. Welstad $105,000 for new store surcharge fees payable in accordance with our acquisition agreement (See Note 4).
During the first quarter of 2007, the outstanding amounts due to affiliates were converted to notes payable. The notes are due on or before June 30, 2008, bear interest at 5%, and are the unsecured general obligations of the company. The notes payable are subordinate to our line of credit facility.
NOTE 11 — WORKERS’ COMPENSATION INSURANCE AND RESERVES:
We provide our temporary and permanent workers with workers’ compensation insurance. Currently, we maintain a large deductible workers’ compensation insurance policy through American International Group, Inc. (“AIG”). The policy covers the premium year from May 12, 2006 through May 11, 2007. While we have primary responsibility for all claims, our insurance coverage provides reimbursement for covered losses and expenses in excess of our deductible. For workers’ compensation claims arising in self-insured states, our workers’ compensation policy covers any claim in excess of the $250,000 deductible on a “per occurrence” basis. This results in our being substantially self-insured.
We obtained our current policy in May, 2006 and since the policy inception, we have made payments into a risk pool fund to cover claims within our self-insured layer. Our payments into the fund for the premium year will total $2,400,000 based on estimates of expected losses calculated at inception of the policy. If our payments exceed our actual losses over the life of the claims, we may receive a refund of the excess risk pool payments. The workers’ compensation risk pool deposits totaled $2,052,710 as of December 29, 2006 and were classified as current and non current assets based upon management’s estimate of the timing of the related claims liability. The deposits have not been discounted to present value in the accompanying financial statements.
We have discounted the expected liability for future losses to present value using a discount rate of 4.5%, which approximates the risk free rate on US Treasury instruments. Our expected future liabilities will be evaluated on a quarterly basis and adjustments to these calculations will be made as warranted.
On the basis of these expected losses, our workers’ compensation reserve payments are considered adequate at December 29, 2006. If our loss experience increases during the remainder of the policy period which runs through May 11, 2007, the expected losses could exceed the reserves, in which case, we would be obligated to contribute additional funds to the risk pool fund. As indicated, our maximum exposure under the policy is capped at the greater of $5,750,000 or 10.6% of payroll expenses incurred during the premium year.

We record our workers’ compensation contributions, net of expenses and payments actually made on claims incurred as “Workers’ compensation risk pool deposits.” We also record “Workers’ compensation claims liability” for expected losses on claims arising during the current period. The claims liability is classified as current and non-current in our financial statements. Expected losses will extend over the life of longest lived claim which may be outstanding for many years. As a new temporary staffing company, we have limited experience with which to estimate the average length of time during which claims will be open. As a result, our current actuarial analysis is based largely on industry averages which may not be applicable to our business. If our average claims period is longer than industry average, our actual claims losses could exceed our current estimates. Conversely, if our average claims period is shorter than industry average, our actual claims could be less than current reserves. For workers’ compensation claims originating in Washington and North Dakota (our “monopolistic jurisdictions”) we pay workers’ compensation insurance premiums and obtain full coverage under government administered programs. We are not the primary obligor on claims in these jurisdictions. Accordingly, our financial statements do not reflect liability for workers’ compensation claims in these jurisdictions.
Workers’ compensation expense is recorded as a component of our cost of services and consists of the following components: self-insurance reserves net of the discount, insurance premiums, and premiums paid in monopolistic jurisdictions. Workers’ compensation expense totaled $3,773,246 in 2006. Prior to 2006, the Company operated as a franchisor of temporary staffing businesses and workers’ compensation costs were not a materially significant component of operating costs.
NOTE 12 — NOTE PAYABLE:
Long-term debt consists of a note payable assumed in connection with the purchase of a temporary staffing store. The note is payable in monthly installments of $1,200 that include interest at 6%. The note is collateralized by a temporary staffing store building.
As of December 29, 2006, the note payable outstanding will mature as follows:

2007	$8,445
2008	8,966
2009	9,519
2010	10,106
2011	10,729
Thereafter	55,312

$103,077

NOTE 13 — STOCKHOLDERS’ EQUITY:
Acquisition and recapitalization. On November 9, 2005, the Company entered into an Asset Purchase Agreement and acquired the operations of Command Staffing, LLC (“Command Staffing”) and Harborview Software, Inc. (“Harborview”) for 6,554,613 shares of common stock (See Note 1). The transaction was accounted for as a recapitalization of Command Staffing,

TFS, and 50% of Harborview, and as a purchase of the remaining 50% of Harborview. The financial statements report 5,150,053 shares of common stock issued in connection with the recapitalization of Command Staffing and 50% of Harborview as though the transaction had occurred at the beginning of 2006. The issue of 1,404,560 shares of common stock in connection with the purchase of the remaining 50% of Harborview is reported at the date of purchase (November 9, 2005). At December 31, 2005, the Company had 10,066,013 shares issued and outstanding.
Sales of Series A preferred stock. On March 30, 2006, the Company commenced a private placement of up to 40,000 shares of Series A Preferred Stock at an offering price of $100 per share, or an aggregate offering price of up to $4,000,000. The Company sold 4,700 shares in the offering, raising an aggregate of $470,000. During 2006 preferred stock was converted into 156,667 shares of the Company’s restricted common stock. The conversion took place in connection with a private offering of common stock at $3.00 per share.
Sales of Common Stock. On July 5, 2006, the Company commenced a private offering of 2,000,000 shares of common stock at $3.00 per share. In addition to the common shares issued in exchange of the Series A Preferred Stock, the Company has issued 195,001 shares of common stock in the private placement for an aggregate amount of $585,000.
In October 2006, the Company sold 157,000 additional shares of common stock in the offering dated July 5, 2006, for an aggregate of $471,000. The offering was terminated on October 31, 2006.
Five for one forward stock split. At December 31, 2004, TFS had 702,280 shares issued and outstanding. On August 9, 2005, TFS distributed 2,809,120 shares of common stock in a stock dividend pursuant to a five for one forward split. The forward split increased the number of shares outstanding on August 9, 2005 to 3,511,400.
NOTE 14 — INCOME TAX:
Results of operations include the results of Command Staffing, LLC for the period from January 1, 2005 to November 9, 2005, and the results of Command Staffing, TFS and Harborview for the period from November 10 through December 31, 2005 (See Note 1). As a limited liability company (“LLC”), net income and net loss pass directly though to the LLC members with no impact to the Company’s financial statements. The acquisitions that occurred on November 9, 2005 had the effect of changing the tax status of the company from an LLC to a C Corporation. Any deferred tax asset or liability, including any income tax provision or benefit that would inure subsequent to the Command Staffing acquisitions of Harborview and TFS on November 9, 2005, would be immaterial at December 31, 2005.
For the 52 weeks ended December 29, 2006, we operated as a C corporation. During the year, we incurred a tax basis net operating loss of approximately $1,900,000. Temporary differences between book losses and tax net operating losses amounting to approximately $500,000 result from accruals for workers’ compensation expense, compensated absences and bad debts. Permanent differences for tax basis non-deductible meals and entertainment expenses amount to approximately $20,000. Taking into account these temporary and permanent differences, our net operating loss carry forward is expected to generate a deferred tax asset of $940,000. Management estimates that our combined federal and state tax rates will be 40%. At December 29, 2006, we have fully offset the deferred tax asset by a valuation allowance because of uncertainties concerning our ability to generate sufficient taxable income in future periods to realize the tax benefit. For the year ended December 29, 2006, the income tax benefit differed from the $940,000 expected amount due to the impact of recognizing the 100% deferred tax asset valuation allowance.
NOTE 15 — COMMITMENTS AND CONTINGENCIES:
Finance obligation. Our finance obligation consists of debt owed to a related party upon the purchase of the Company’s headquarters (See Note 1). The terms of the agreement call for lease payments of $10,000 monthly commencing on January 1, 2006 for a period of three years. The Company has the option anytime after January 1, 2008 to purchase the building for $1,125,000 or continue to make payments of $10,000 for another 2 years under the same terms. The Company accounts for the lease payments as interest expense.
Contingent payroll and other tax liabilities. In May and June, 2006, we acquired operating assets for a number of temporary staffing stores. The entities that owned and operated these stores received stock in consideration of the transaction. As operating businesses prior to our acquisition, each entity incurred obligations for payroll withholding taxes, workers’ compensation insurance fund taxes, and other liabilities. We structured the acquisition as an asset purchase and agreed to assume only the liability for each entity’s accounts receivable financing line of credit. We also obtained representations that liabilities for payroll taxes and other liabilities not assumed by the Company would be paid by the entities.
Since the acquisitions, it has come to our attention that certain tax obligations incurred on operations prior to our acquisitions have not been paid. We have also received notice from the State of Washington that it may consider the Company as a successor and liable for payment of tax obligations incurred prior to our acquisitions. The entities that sold us the assets (the“selling entities”) are primarily liable for these obligations. The owners of the entities may also be liable. In most cases, the entities were owned or controlled by Glenn Welstad, our CEO.
We are currently working with the responsible parties to assure that the selling entities pay the amounts due in a timely manner. Should the selling entities or the owners of those entities fail to pay the taxes due, it is possible that the Company will be required to pay the taxes and pursue an action for reimbursement from the selling entities and/or their owners. As of December 29, 2006, we owed the entities responsible for these taxes $1,020,687 in settlement of the acquisitions and in repayment of various advances made by Mr. Welstad to the Company. At year end, we owed Mr. Welstad $719,533 out of the total due. Mr. Welstad also advanced an additional $750,000 in the first quarter of 2007. Payment of these obligations will be applied to settlement of the payroll and other taxes of the selling entities.
Based on the information currently available, we estimate that the total state payroll and other tax liabilities owed by the selling entities to be between $900,000 and $1,000,000. We believe that the amounts due to the entities and Mr. Welstad will be adequate to satisfy any claims made by state authorities against the Company for these tax balances.
We also understand that amounts are owed by the selling entities to the Internal Revenue Service for payroll taxes relating to periods prior to our acquisitions. From currently available information obtained from the IRS and the responsible entities, we estimate the IRS Liabilities at between $1,500,000 and $2,000,000. We consulted with our attorney to estimate the probability that the Company will be considered a successor to the selling entities and thereby liable on these potential claims. Our counsel has advised us that the potential for successor liability on the IRS claims is remote.
We have not accrued any amounts for these contingent payroll and other tax liabilities at December 29, 2006, because we believe the payables to affiliates balance is adequate to offset any obligations we might otherwise incur as a result of these contingencies. If our estimate of our potential liability for these contingencies is incorrect, and/or we are held responsible for additional taxes, our financial condition may be adversely affected.
We understand that the responsible parties are in active communication with the state and federal agencies and are pursuing near term plans to determine the correct amount of payroll and other taxes due and to pay the amounts so determined.
Operating leases. In addition to the building in Post Falls, Idaho, the Company also leases store facilities, vehicles and equipment. Most of our store leases have terms that extend over three to five years. Some of the leases have cancellation provisions that allow us to cancel on ninety day notice, and some of the leases have been in existence long enough that the term has expired and we are currently occupying the premises on month-to-month tenancies. During the 52 weeks ended December 29, 2006 and the year ended December 31, 2005, the Company recognized $1,468,039 and $28,380, respectively, of rent and lease expense in the Statements of Operations.
Where we have early cancellation rights or the lease is a month-to-month tenancy, the lease obligations are not included in our disclosure of future minimum lease obligations set out below.
The following schedule reflects the combined future minimum payments under outstanding leases as of December 29, 2006.

2007	$1,898,314
2008	1,616,789
2009	1,052,410
2010	577,442
2011	232,385
Litigation. On December 31, 2005 ProTrades Connection, Inc. filed a lawsuit against Command Staffing, LLC and seven individuals in the Superior Court for the State of California, Santa Clara County. The individual defendants are employees of Command Center, Inc and were formerly employed by ProTrades. In the lawsuit, the plaintiff alleges that the individual defendants breached written covenants against the solicitation of ProTrades employees. Subsequently, the plaintiff has amended the Complaint to bring in as defendants other entities, including Command Center, Inc. and other individuals.

Command Center and the remaining defendants intend to continue their vigorous defense of this case. The Company has not established a contingent loss reserve as the outcome of the litigation is uncertain at this point in time.
NOTE 16 — SEGMENT REPORTING:
During the 52 weeks ended December 29, 2006, the Company operated a franchise business and also acquired and operated a number of temporary staffing stores. Financial information on each segment is summarized below. On June 30, 2006, the Company completed acquisition of the remaining franchised temporary staffing stores and is no longer operating as a franchisor. The Company expects that new stores will be operated as company owned, although the Company will continue to evaluate qualified franchisees on a case by case basis as opportunities are presented.

	Franchise	Temporary Staffing
	Business	Store Operations	Combined
Revenue	$535,745	$70,735,881	$71,271,626
Cost of sales	—	51,054,838	51,054,838

Gross profit	535,745	19,681,043	20,216,788

Operating expenses	205,032	21,598,766	21,803,798
Depreciation and amortization	—	336,516	336,516

Income (loss) from operations	330,713	(2,254,239)	(1,923,526)
Other income	—	(495,622)	(495,622)

Net income (loss)	$330,713	$(2,749,861)	$(2,419,148)

Identifiable assets
Current assets	—	$11,896,530	$11,896,530
Property and equipment, net	—	2,265,696	2,265,696
Workers’ compensation risk pool deposits	—	2,052,710	2,052,710
Goodwill	—	31,219,129	31,219,129
Amortizable intangibles, net	—	731,000	731,000
Net assets of $32,243,657 were added during the 52 weeks ended December 29, 2006 in connection with the acquisition of temporary staffing stores. Substantially all capital expenditures in 2006 related to the Temporary Staffing Store Operations segment.
In 2005, our operations almost exclusively consisted of franchise business operations.

NOTE 17 — SUPPLEMENTAL CASH FLOW INFORMATION:

	2006	2005
Cash paid during the year for:
Interest	$583,513	$3,650

Non-cash investing and financing activities:
Stock issued in connection with recapitalization	$—	$1,527,461

Related party advance extinguished in sale of real property	$—	$(600,000)

Related party advance used to acquire real property	$—	$600,000

Related party receivable in sale of real property	$—	$525,000

Common stock issued on conversion of preferred stock	$470,000	$—

Common stock issued for acquisitions of:
Accounts receivable, net	$6,560,388	$41,529
Property, plant and equipment	603,184	154,171
Financial liabilities assumed	(4,760,855)	(137,094)
Note payable assumed	(105,101)	(203,620)
Amounts payable to affiliates	(529,516)	—
Goodwill and intangible assets	30,475,557	1,543,572

Total	$32,243,657	$1,404,558

COMMAND CENTER, INC.
Financial Statements and
Report of Independent Registered
Public Accounting Firm
December 31, 2005 and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Command Center, Inc.
We have audited the accompanying balance sheets of Command Center, Inc. (“the Company”) as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Command Center, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the financial statements the Company has restated its 2005 and 2004 financial statements.
February 23, 2006, except for the restatement described in Note 1 to the financial statements, to which the date is December 29, 2006.
Spokane, Washington

COMMAND CENTER, INC. (Formerly Command Staffing LLC)
Balance Sheets

	As restated
	December 31,
	2005	2004
Assets
CURRENT ASSETS:
Cash	$369,844	$41,268
Accounts receivable trade, net of allowance for bad debts of $37,000 at December 31, 2005	356,367	8,625
Accounts receivable — affiliates	676,101	65,857
Note receivable — current	191,847	—
Prepaid expenses	47,214	1,500
Investment in securities	404,000	—

Total current assets	2,045,373	117,250

PROPERTY AND EQUIPMENT — NET	1,589,253	129,147

OTHER ASSETS:
Note receivable — non-current	91,660	99,000
Franchise options	—	31,045
Goodwill	1,543,572	—

	$5,269,858	$376,442

Liabilities and Stockholders’ Equity
CURRENT LIABILITIES:
Accounts payable — trade	135,676	110,564
Accounts payable — affiliates	351,525	—
Accrued new store surcharge fees — affiliate	105,000	—

Total current liabilities	592,201	110,564

LONG-TERM LIABILITIES
Finance obligation	1,125,000	—

Total long-term liabilities	1,125,000	—

COMMITMENTS (see Note 11)

STOCKHOLDERS’ EQUITY:
Preferred stock — 5,000,000 shares, $0.001 par value, authorized; none issued	—	—
Common stock — 100,000,000 shares, $0.001 par value, authorized; 10,066,013 and 5,852,333 (pro forma) issued and outstanding, respectively	10,066	5,852
Additional paid-in capital	3,325,496	397,689
Retained earnings	217,095	(137,663)

Total stockholders’ equity	3,552,657	265,878

	$5,269,858	$376,442

See accompanying notes to financial statements.

COMMAND CENTER, INC. (Formerly Command Staffing LLC)

Statements of Operations

	As restated
	Year Ended December 31,
	2005	2004
REVENUE:

Initial franchises and license fees	27,928	66,819
Franchise option fees	—	(31,040)
Interest and investment income	28,491	—
Royalty income — affiliates	1,721,453	921,223
Other income	412,387	90,033

	2,190,259	1,047,035

OPERATING EXPENSES:
Compensation and related taxes	415,787	301,908
Subcontract fees	3	160,416
Postage	4,883	—
Travel and entertainment	85,548	36,905
Rent and office expense	159,831	94,653
Capital Temp Fund fees	13,750	78,943
Business development	37,588	83,227
Software support and communications expenses	195,313	118,131
Telephone and internet charges	83,762	72,321
Legal, professional and consulting	493,946	117,308
Interest expense	2,221	6,201
Depreciation and amortization	58,104	24,110
Other expense	284,765	90,575

	1,835,501	1,184,698

INCOME (LOSS) FROM OPERATIONS	354,758	(137,663)

INCOME TAX PROVISION	—	—

NET INCOME (LOSS)	$354,758	$(137,663)

BASIC AND DILUTED INCOME (LOSS) PER SHARE	$0.04	$(0.01)

BASIC AND DILUTED WEIGHTED AVERAGE COMMONS SHARES OUTSTANDING	9,563,835	9,363,733

See accompanying notes to financial statements.

COMMAND CENTER, INC. (Formerly Command Staffing LLC)

Statements of Stockholders’ Equity, restated

				Additional
	Members’	Common Stock		Paid-in	Retained Earnings
	Equity	Shares	Par Value	Capital	(Deficit)	Total

BALANCES, DECEMBER 31, 2003	$124,541	—	$—	$—	$—	$124,541

Contributions	279,000					279,000

Net loss for the year					(137,663)	(137,663)

Effect of recapitalization (pro forma)	(403,541)	5,852,333	5,852	397,689		0

BALANCES, DECEMBER 31, 2004	—	5,852,333	5,852	397,689	(137,663)	265,878

Forward stock split		2,809,120	2,809	(2,809)	—	—

Stock issued for purchase of Harborview		1,404,560	1,405	1,403,155		1,404,560

Recapitalization with Temporary Financial Services, Inc.				1,527,461		1,527,461

Net income for the year		—	—	—	354,758	354,758

BALANCES, DECEMBER 31, 2005	$—	10,066,013	$10,066	$3,325,496	$217,095	$3,552,657

See accompanying notes to financial statements.

COMMAND CENTER, INC. (Formerly Commnand Staffing LLC)

Statements of Cash Flows

	As restated
	Year Ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$354,758	$(137,663)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	53,917	24,110
Allowance for bad debts	27,000
Amortization of note receivable discount	4,187
Change in:
Accounts receivable	(279,683)	(2,044)
Accounts receivable — affiliates	438,605	115,433
Other assets	47,394	31,040
Prepaid expenses and deposits	(45,714)	26,278
Accounts payable and accrued expenses	(169,530)	83,727
Other current liabilities		(11,771)
Accrued new store surcharge fees — affilates	105,000

Total adjustments	181,176	266,773

Net cash provided by operating activities	535,934	129,110

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash used to acquire property and equipment	(609,869)	(86,064)
Advances to affiliates		(99,000)
Cash received in aquistions	335,009
Collections on note receivable	200,835

Net cash used by investing activities	(74,025)	(185,064)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on note payable	(133,333)	(196,190)
Shareholder/Member advance		279,000

Net cash provided (used) by financing activities	(133,333)	82,810

NET INCREASE IN CASH	328,576	26,856
CASH, BEGINNING OF YEAR	41,268	14,412

CASH, END OF YEAR	$369,844	$41,268

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash payments of interest	$3,650

Noncash investing and financing activities:
Stock issued in connection with recapitalization	$1,527,461

Stock issued in connection with Harborview purchase	$1,404,560

Related party advance extinguished in sale of real property	$(600,000)

Related party advance used to aquire real property	$600,000

Related party receivable in sale of real property	$525,000

See accompanying notes to financial statements.

NOTE 1 — RESTATED FINANCIAL STATEMENTS:
The Company’s financial statements have been restated from those previously reported. The Restatement corrects errors in the Company’s presentation of the recapitalization transaction that took place November 9, 2005, and a real estate financing transaction.
Recapitalization transaction
For the year ended December 31, 2005, the Company presented comparative income statement information for 2005 and 2004 reflecting operations of the predecessor company, Temporary Financial Services, Inc. (“TFS”) through November 8, 2005, and the operations of TFS combined with the operations of the acquired companies, Command Staffing LLC (“Command Staffing”) and Harborview Software, Inc. (“Harborview”) from November 9, 2005 through December 31, 2005. November 9, 2005 was the date on which the acquisitions of Command Staffing and Harborview were closed.
Upon management’s review of the accounting guidance and consultation with other experts they determined that Command Staffing was the accounting acquirer in the transaction. As a result, the comparative financial statements for 2004 have been restated to present the financial statements of Command Staffing. The restated financial statements also give pro forma effect the the issuance of 5,150,053 shares of TFS common stock issued to the members of Command Staffing and to Glenn Welstad (for his 50% interest in Harborview) as if the recapitalization was effected at the beginning of 2004.
The related 2005 statements of Command Center Inc. have been restated to include the purchase of the 50% interest in Harborview not owned by Glenn Welstad, (the Company’s CEO and a director) and the operations and cash flows of TFS for the period beginning November 9, 2005 (the acquisition date) and ending December 31, 2005.
Real estate financing transaction
In November 2005, the Company purchased a building for $1,125,000 in Post Falls, Idaho to serve as its corporate headquarters. In December 2005, the Company entered into transaction in which it sold the building to John Coghlan, a director and major shareholder for $1,125,000 and leased the property back for a period of three years with an option to renew for an additional two year term. The transaction was originally accounted for as a lease. Upon further review of the applicable accounting guidance related to the sale, management concluded that the transaction should have been properly accounted for as a financing transaction because of the Company’s option to purchase the building back from Mr. Coghlan. Accordingly, the Company has restated its 2005 financial statements to reflect the building and a corresponding finance obligation. The restatement has no affect on net income as previously reported.

NOTE 1 — RESTATED FINANCIAL STATEMENTS, Continued:
The following is the summary of the effects of the above corrections:

	As
	Originally	As
	Filed	Restated	Change
2005
Financial position
Total assets	$2,601,286	$5,269,858	$2,668,572

Finance obligation	$—	$1,125,000	$1,125,000

Total stockholders’ equity	$2,009,085	$3,552,657	$1,543,572

Results of operations
Revenue	$372,211	$2,190,259	$1,818,048
Operating expenses	$572,333	$1,835,501	$1,263,168

Net income (loss)	$(200,122)	$354,758	$554,880

Basic and diluted income (loss) per share	$(0.05)	$0.04	$0.09

Basic and diluted weighted average common shares outstanding	4,445,208	9,563,835

	As
	Originally	As
	Filed	Restated	Change
2004
Financial position

Total assets	$1,653,276	$376,442	$(1,276,834)

Total liabilities	—	$110,564	$110,564

Total stockholders’ equity	$1,653,276	$265,878	$(1,387,398)

Results of operations
Revenue including gain on sale of securities	$415,085	$1,047,035	631,950
Operating expenses	291,218	1,184,698	893,480

Net income (loss)	$123,867	$(137,663)	$(261,530)

Basic and diluted income (loss) per share	$0.04	$(0.01)	$(0.05)

Basic and diluted weighted average common shares outstanding	3,515,715	9,363,733

NOTE 2 — ACQUISITION OF HARBORVIEW:
On November 9, 2005 and in connection with the recapitalization transaction described in Note 1, the Company purchased the remaining 50% of Harborview from Ron Junck, a director for 1,404,560 shares of the Company’s unregistered common stock. The shares were valued at $1.00 per share or $1,404,560 based on management’s estimate of the fair value of the shares at the time of the transaction. The assets and liabilities purchased are as follows:

Accounts receivable, net	$47,529
Property and equipment, net	6,771
Software development costs, net	147,400

Goodwill	1,543,572

Total assets	$1,745,272

Accounts payable	$(69,447)
Accrued expenses	(67,647)
Related Party Notes payable	(203,620)

Total liabilities	$(340,714)

Total purchase price	$1,404,560

Assuming that Harborview had been acquired as of the beginning of the period and included in the consolidated statements of operations, unaudited pro forma consolidated revenues, net income (loss) and net income (loss) per share would have been as follows:

For years ended December 31,	2005	2004

Gross revenues	$2,298,268	$1,174,865

Net income (loss)	$147,500	$(123,425)

Net income (loss) per share-basic	$0.02	$(0.02)

Net income per share-diluted	$0.02

NOTE 3 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Summary of Significant Accounting Policies:
Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Goodwill. Goodwill relates to the acquisition of Harborview. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” at least annually as of December 31, 2005, goodwill is tested for impairment by applying a fair value based test. In assessing the value of goodwill, assets and liabilities are assigned to the reporting units and a discounted cash flow analysis is used to determine fair value.
Note Receivable. At December 31, 2005, the Company had a non-interest bearing note receivable due in connection with litigation settled by Command Staffing in July of 2005. The note calls for payments due from the gross sales of temporary labor centers owned by former franchisees. In accordance with the requirements of Accounting Principles Board Opinion No. 21, the Company discounted the note receivable by an effective interest rate of 9%, and recognized the discount as a deduction from face value of the note. The Company is amortizing the discount ratably over the life of the note in its interest income. At December 31, 2005, the face amount of the note was $303,493 and an unamortized discount of $19,966 was recognized as a direct deduction from face value. During the year ended December 31, 2005, the Company recognized $4,187 of amortization of the discount in interest income.
Cash. Cash consists of demand deposits, including interest-bearing accounts with maturities of three months or less, held in banking institutions. Approximately $300,000 was held in a single bank at December 31, 2005, an amount which exceeds the depositor protections afforded by the Federal Deposit Insurance Corporation.
Property and equipment. The Company capitalizes equipment purchases in excess of $2,500 and depreciates the capitalized costs over the useful lives of the equipment, usually 3 to 5 years. Maintenance and repairs are charged to operations. Betterments of a major nature are capitalized. When assets are sold or retired, cost and accumulated depreciation are eliminated from the balance sheet and gain or loss is reflected in operations.
Software development costs. Software development costs are accounted for in accordance with Statement of Financial Accounting Standard No. 86 “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed” (“SFAS 86”). Costs of producing software are capitalized and amortized by the straight-line method over the estimated useful life (seven years) of the developed software.
Fair value of financial instruments. The Company carries financial instruments on the balance sheet at the fair value of the instruments as of the balance sheet date. At the end of each period, management assesses the fair value of each instrument and adjusts the carrying value to reflect their assessment. At December 31, 2005 and 2004 the carrying values of accounts receivable and accounts payable approximated their fair values. The carrying values of investments and notes receivable at December 31, 2005 and 2004 also approximated their fair values based on the nature and terms of those instruments.

Reclassifications. — Certain reclassifications have been made to the 2004 financial statements in order to conform to the 2005 presentation. These reclassifications have no effect on net income, total assets or stockholders’ equity as previously reported.
Revenue recognition. — In 2005 and 2004, the Company generated its revenues primarily from franchise royalty fees.
The Company recognizes franchise royalty income on the accrual basis as it becomes payable in accordance with the franchise agreements. The royalties are calculated as a percentage of gross sales of the franchisee’s weekly operations. The percentage ranges from 1% to 2% based upon the individual franchisee’s gross profit and the terms of the franchise agreement.
At December 31, 2005, the Company had no obligations to franchisees that would represent significant commitments or contingencies outstanding under the franchise agreement.
Investments. Prior to November 2005, real estate contracts receivable were purchased and held for interest rate yield. The Company reported income on real estate contracts receivable in accordance with the revenue recognition policy stated above. During 2005, the Company acquired investment securities available-for-sale from a related party and recorded the investment at fair value. At December 31, 2005, the fair value of investments approximated the face value of the instruments.
Allowance for doubtful accounts. — The Company has established an allowance for doubtful accounts to estimate the collectability of franchise revenues. Management believes the amount is sufficient to cover expected uncollectible accounts receivable. Management reviews the balance in the allowance for doubtful accounts at the end of each period and increases or decreases the amount of the allowance based on payment history, accounts receivable aging, and other relevant factors.
Income tax. — Deferred taxes are provided, when material, by the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. There were no material temporary differences for the periods presented. Deferred tax assets, subject to a valuation allowance, are recognized for future benefits of net operating losses being carried forward.
Earnings per share. — The Company accounts for its income (loss) per common share according to Statement of Financial Standard No. 128, “Earnings Per Share” (“SFAS 128”). Under the provisions of SFAS 128, primary and fully diluted earnings per share are replaced with basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding, and does not include the impact of any potentially dilutive common stock equivalents. The Company had no common stock equivalents during the years ended December 31, 2005 and 2004, and only basic earnings per share are presented. For the year ended December 31, 2004, earnings per share was calculated as if the forward stock split, which was distributed in August, 2005, and the recapitalization of Command Staffing with TFS and Harborview (See Note 1), had occurred on January 1, 2004.
Recent Accounting Pronouncements. — On December 16, 2004, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) which is a revision of Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Statement 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and amends Statement of Financial Accounting Standard No. 95, “Statement of Cash Flows” (“SFAS 95”). Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. Statement 123(R) requires that all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an option. Statement 123(R) is effective for small business issuers at the beginning of the first interim or annual period beginning after December 15, 2005.
In June 2005, the FASB issued Statement of Accounting Standard No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces APB No. 20 and Statement of Financial Accounting Standard No. 3 “Reporting Accounting Changes in Interim Financial Statements,” and applies to all voluntary changes in accounting principle, and changes in the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income in the period of change a cumulative effect of changing to the new accounting principle, whereas SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS 154 enhances the consistency of financial information between periods. SFAS 154 will be effective beginning with the Company’s first quarter of 2006. Management does not expect that SFAS 154 will have a material impact on the Company’s results of operations and financial condition.
NOTE 4 — RELATED-PARTY TRANSACTIONS:
In addition to the related party transactions described in notes 3, 5, 6, 8, and 10 the Company has had the following transactions with related parties:
Finance Lease Transactions. During 2005, the Company purchased a building in Post Falls, Idaho to serve as the corporate headquarters for CCNI. The purchase price of the building was $1,125,000 and the amount was paid in $525,000 of the Company’s funds plus $600,000 advanced from John Coghlan, a director and major shareholder. Subsequently, the Company’s Board of Directors received an offer from Mr. Coghlan to purchase the building from the Company subject to a finance lease arrangement described in Note 10. The Board accepted Mr. Coghlan’s offer and sold the building to him at the original purchase price and immediately leased the building back on terms that the Board considered to be in the Company’s best interests. In connection with the sale to Mr. Coghlan, the $600,000 advance was extinguished and at December 31, 2005, the Company had recognized a receivable from Mr. Coghlan of $523,849 relating to his purchase. The receivable was paid in full in February, 2006.

New store surcharge fee. As part of the acquisition of the franchise operations of Command Staffing and Harborview, the Board agreed to pay Glenn Welstad, the new CEO and Chairman, $5,000 per each additional temporary staffing store opened on behalf of the Company. As of December 31, 2005, the Company had accrued $105,000 payable to Mr. Welstad in new store surcharge fees. The Company is obligated to pay these funds to Mr. Welstad in 2006. The amounts are classified as “Accrued new store surcharge fees — affiliate.” The obligation to pay the new store surcharge fee accrues at the time each new store is opened and will terminate at the earlier of the date Mr. Welstad has received $1,700,000 (340 new stores), or December 31, 2010. If fewer than 340 stores are opened by the Company (including its predecessor) by December 31, 2010, Mr. Welstad’s payments under this arrangement will be limited to the amounts paid or accrued to that date.
NOTE 5 —AMOUNTS DUE FROM AFFILIATES:
Accounts receivable-trade. Included in the Company’s trade accounts receivable at December 31, 2005 is $356,367 due from affiliates. These amounts are due from temporary staffing businesses that are owned or controlled by the Company’s officers, directors, controlling shareholders, or their affiliates. The amounts relate to franchise royalties and other franchise service revenues due to Command Staffing and Harborview.
Accounts receivable-affiliates. The Company was also owed $152,252 by Viken Management (“Viken”), an entity controlled by Glenn Welstad for advances to Viken to meet working capital requirements. The Company was also owed $523,849 by John Coghlan for the balance due on the sale of the building pursuant to the real estate finance transaction. See note 10. During 2005, the Company earned $264,637 in franchise royalty income from affiliates.
NOTE 6 — PROPERTY AND EQUIPMENT:
The following table sets forth the book value of the assets and accumulated depreciation and amortization at December 31, 2005 and 2004:

	2005	2004

Furniture & fixtures	$19,591	$3,000
Property and equipment	1,376,515	152,356
Accumulated depreciation	(94,853)	(31,210)

Furniture, fixtures & equipment, net	1,301,253	129,147

Software development costs	400,000	—
Accumulated amortization	(112,000)	—

Software development costs, net	288,000	—

Total property and equipment, net	$1,589,253	$129,147

During the year ended December 31, 2005 and 2004, the Company recognized $58,104 and $24,110, respectively, of depreciation and amortization expense on its furniture, fixtures, equipment, and software development costs

NOTE 7 — AMOUNTS DUE TO AFFILIATES:
At December 31, 2005 accounts payable to affiliates amounted to $351,525. Included in trade accounts payable at December 31, 2004, was $59,898 due to affiliates. Accounts payable to affiliates was primarily composed of prior periods’ payroll services, and other items purchased or provided to Command Staffing and Harborview by entities owned or controlled by Glenn Welstad, the Company’s president and chairman. In addition, the Company owed Glenn Welstad $105,000 in accrued new store surcharge fees.
NOTE 8 — CAPITAL STOCK:
Five for one forward stock split. At December 31, 2004, TFS had 702,280 shares issued and outstanding. On August 9, 2005, TFS distributed 2,809,120 shares of common stock in a stock dividend pursuant to a five for one forward split. The forward split increased the number of shares outstanding on August 9, 2005 to 3,511,400.
Acquisition and recapitalization. On November 9, 2005, the Company entered into an Asset Purchase Agreement and acquired the operations of Command Staffing LLC (“Command Staffing”) and Harborview Software, Inc. (“Harborview”) for 6,554,613 shares of common stock (see Note 1). The Company determined that the accounting acquirer for this transaction was Command Staffing. Glenn Welstad, managing member and controlling shareholder of Command Staffing was deemed to have acquired 50% of Harborview in the transaction. The transaction was accounted for as a recapitalization of Command Staffing, TFS, and 50% of Harborview, and as a purchase of the remaining 50% of Harborview not owned by Mr. Welstad. At December 31, 2005, the Company has 10,066,013 shares issued and outstanding.
NOTE 9 — INCOME TAX:
Results of operations include the results of Command Staffing for the year ended December 31, 2004 and for the period from January 1, 2005 to November 9, 2006 (See Note 1), and the results of Command Staffing, TFS and Harborview for the period from November 10 through December 31, 2005. As a limited liability company (“LLC”), net income and net loss pass directly though to the LLC members with no impact to the Company’s financial statements. The acquistions that occurred on November 9, 2005 had the effect of changing the tax status of the company from LLC to C Corporation. Any deferred tax asset or liability, including any income tax provision or benefit that would inure subsequent to the Command Staffing acquisitions of Harborview and TFS on November 9, 2005, would be immaterial at December 31, 2005.
NOTE 10 — FINANCE OBLIGATION:
Finance obligation consists of debt owed to a related party upon the purchase of the Company’s headquarters (See Note 1). The terms of the agreement call for lease payments of $10,000 monthly commencing on January 1, 2006 for a period of three years. The Company has the option anytime after January 1, 2008 to purchase the building for $1,125,000 or continue to make payments of $10,000 for another 2 years under the same terms. The Company accounts for the lease payments as interest expense.
NOTE 11 —OPERATING LEASE OBLIGATIONS:
The Company is also obligated for the remaining seven month term of a lease on office space in Scottsdale, Arizona at a monthly lease cost of $6,209. This lease expires on July 31, 2006 and will not be renewed. The Scottsdale property served as the offices of Command Staffing LLC and Harborview Software, Inc. prior to the recapitalization involving acquisition of Command Staffing and Harborview by the Company.
At December 31, 2005, the future minimum payments under the operating lease were $43,463 for 2006.
NOTE 12 — BUSINESS CONCENTRATION:
In the year ended December 31, 2005 and 2004, substantially all of the Company’s royalty income was earned from affiliates. Royalty income consists of franchise fees and software license and support fees derived from temporary staffing stores owned by the Company’s franchisees. The franchisees are owned in whole or in part by various officers and directors of the Company. As a result, the Company’s business is concentrated among a small number of affiliated parties and is subject to business concentration risks.
NOTE 13 — SUBSEQUENT EVENTS:
Pursuant to the acquisition agreement described in Note 1, the Company has also agreed, subject to continuing due diligence and other conditions, to acquire the operations of up to seventy two franchisees. The acquisition agreement provides that the Company will issue up to 13,198,152 shares of common stock in the acquisitions. The franchisees are undergoing audits and the Company is completing its due diligence review of the individual store operations, and currently expects the store acquisitions to close early in the second quarter of 2006. Many of the franchisee operations are owned by related parties. The Company retains the right to decide not to complete the acquisition of stores that do not pass the due diligence review, and no assurances can be given that the temporary staffing stores will be acquired.

PART II
Item 13. Other Expenses of Issuance and Distribution.
Item 14. Indemnification of Directors and Officers.
Item 15. Recent Sales of Unregistered Securities.
Item 16. Exhibits.
Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX
EX-4.5
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-10.14
EX-10.15
EX-10.16
EX-10.17
EX-23.1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The following table sets forth estimated expenses we expect to incur in connection with the sale of the shares being registered. All such expenses are estimated except for the SEC and FINRA registration fees.

SEC registration fee	$832
Printing expenses	$15,000
Fees and expenses of counsel for the Company	$125,000
Fees and expenses of accountants for Company	$10,000
Blue Sky fees and expenses	$5,000
Miscellaneous	$5,000
*Total	$160,832
Item 14. Indemnification of Directors and Officers.
     The Washington Business Corporation Act provides that a company may indemnify its directors and officers as to certain liabilities. Our Articles of Incorporation (as amended) and Bylaws authorize our company to indemnify our directors and officers to the fullest extent permitted by law. The effect of such provisions is to indemnify the directors and officers of our company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with our company, to the fullest extent permitted by law.
     Our Bylaws require us to indemnify each of our directors and officers so long as such director acted in good faith and, generally, believed that an action was in the best interests of our company. Our directors and officers, however, are not entitled to such indemnification (i) if such director or officer is adjudged liable to our company, or (ii) if such director or officer is adjudged liable on the basis that personal benefit was improperly received by such officer or director.
     We maintain a directors’ and officers’ liability insurance policy to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.
     Insofar as limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act, and therefore, is unenforceable.
Item 15. Recent Sales of Unregistered Securities.
     The following sets forth all securities sold by Command Center, Inc. within the past three years which were not registered under the Securities Act. No underwriters were used in any such transactions. All sales of securities described below were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. None of the transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the restricted securities issued in such transactions.

PIPE Transaction
     On November 30, 2007, we entered into and closed upon a Securities Purchase and Registration Rights Agreement (the “First Purchase Agreement”) with the accredited investors named therein (the “Accredited Investors”) and referred to as the selling shareholders in the Registration Statement. On December 27, 2007, we entered into and closed upon a Securities Purchase and Registration Rights Agreement (the “Second Purchase Agreement”) with the accredited investors named therein (the “Accredited Investors”) upon terms and conditions substantially identical to those of the First Purchase Agreement. Under these two Purchase Agreements, we sold to the Accredited Investors 10,296,885 units (the “Units”), each Unit consisting of one share of our common stock (the “Common Stock”) and a warrant to purchase a 0.50 share of Common Stock (the “Warrants”), for an aggregate of 10,296,885 shares of Common Stock and Warrants to purchase up to an aggregate of 5,148,443 additional shares of Common Stock. The Units were sold for a price of $1.00 per Unit, for an aggregate purchase price of $10,296,885 (the “Offering”), which includes all fees payable to MDB Capital Group, LLC (the “Placement Agent”). The Warrants issued by the Company as part of the Units entitle the Accredited Investors to purchase additional shares of common stock (the “Warrant Shares”) at an exercise price of $1.25 per share on or before November 30, 2012 or December 27, 2012, respectively.
     As a part of the Offering, the Placement Agent, converted a $500,000 note issued by the Company in connection with an August 2007 bridge loan from the Placement Agent, into Units at a conversion price of $1.00 per Unit. The Placement Agent also accepted $593,885 of the $611,289 cash portion of its placement agent fee in the form of Units at a price of $1.00 per Unit. These amounts are included in the $10,296,885 aggregate purchase price. Separate Common Stock Purchase Warrants to purchase up to an additional 1,026,000 and 21,925 shares of Common Stock at $1.25 per share were issued to the Placement Agent and its assigns as additional placement agent compensation on November 30, 2007 and December 27, 2007, respectively.
August 14, 2007 Bridge Loan from Placement Agent
     On August 14, 2007, the Company received $500,000 pursuant to a short-term Promissory Note (the “Note”) from MDB Capital Group, LLC (the “Placement Agent”). On November 30, 2007, the Note was cancelled and converted into Units in connection with and according to the same terms and conditions of the Offering as discussed above. In connection with the Note, the Company also granted the Placement Agent a warrant to purchase up to 250,000 shares of the Company’s common stock at an exercise price of $1.50 per share. The warrant is exercisable immediately and expires on August 14, 2012 (five years after issuance).
March 30, 2007 Warrant
     On March 30, 2007 in connection with a loan from Sonoran Pacific Resources, LLP (“Sonoran”), we issued a Warrant to Sonoran to purchase up to 200,000 shares of our common stock, exercisable at $3.00 per share (subject to adjustment to reflect stock dividends, stock splits, combinations or exchanges of shares, or other capital changes), with a two year term expiring on March 31, 2009. This warrant includes a full ratchet anti-dilution provision for issuances of our securities at a per share issue price below $3.00. The loan to Sonoran was repaid in cash and Units in connection with the First Purchase Agreement discussed above. The Units issued to Sonoran as repayment of such debt were valued at $1,200,000 or 1,200,000 Units, and are reflected in the total Units issued under the Offering.
July 27, 2007 Employee Stock Issuances
     On July 27, 2007, the Company settled certain notes payable to affiliates for stock. These notes were converted into common stock at a conversion price of $1.50 per share. An aggregate of 385,431 shares of common stock were issued in the note conversions, each pursuant to a Cancellation and Exchange Agreement.
These conversions are described below:

Employee	Number of Shares Issued	Debt Converted
Glenn Welstad	240,436	$360,654
Dwight Enget	62,728	94,091
Tom Gilbert	40,205	60,306
Tom Hancock	18,439	27,659
Ronald L. Junck	1,810	2,714
Todd Welstad	543	814
Dave Wallace	21,270	31,909
Additional Stock Issuances to Glenn Welstad
     New store surcharge fee. As part of the acquisition of the franchise operations of Command Staffing and Harborview in November, 2005, the Company assumed the obligation of Command Staffing to pay Glenn Welstad, the Company’s CEO and Chairman, $5,000 for each new temporary staffing store opened by the Company. Amounts owed to Mr. Welstad pursuant to the new store surcharge agreement were paid by issuing 50,000 shares of common stock to Mr. Welstad over the thirteen weeks ended September 28, 2007. In order to fulfill all present and future obligations under this agreement, on November 14, 2007, the Company issued to Mr. Welstad 550,000 shares of common stock, representing the net present value (estimated to be $850,000) of the Company’s projected obligations under such agreement. With the issuance of these shares, the Company has no further obligations under the new store surcharge agreement.
2006 Series A Preferred Stock Offering and Conversion to Common Stock
     On March 30, 2006, we commenced a private placement of up to 40,000 shares of Series A Preferred Stock at an offering price of $100 per share, or an aggregate offering price of up to $4,000,000. During 2006, we sold 4,700 shares of Series A Preferred Stock at an offering price of $100 per share, for an aggregate offering price of $470,000. We further issued 11,254 shares of Series A Preferred Stock for forgiveness of certain debt to the Company. The Series A Preferred Stock was convertible into Common Stock at a conversion price of 33 and 1/3 shares of Common Stock per one share of Series A Preferred converted. All of the Series A Preferred Shares were converted into 156,666 shares of Common Stock.
2006 Common Stock Offerings
     We issued 29,718 shares of Common Stock to John Coghlan, then a director of the Company, in 2006 in lieu of a cash payment due to him from the Company for $120,000 in rent.
     By resolution dated July 5, 2006, the Board of Directors of the Company elected to terminate the private offering of Series A Preferred Stock. The Series A Preferred Stock offering was terminated due to market conditions which affected the marketability of the investment. To provide for ongoing funding needs, the Board also resolved to continue fundraising efforts through a private offering of up to 2,000,000 shares of Common Stock at an offering price of $3.00 per share. The conversion of Series A Preferred Stock discussed above was offered in connection with this Common Stock offering and the remaining 1,843,334 shares were offered for cash. We sold 342,002 shares of Common Stock in this private placement in 2006.
Stock Issuance Pursuant to Purchase Agreement
     On the November 9, 2005, the Company (previously Temporary Financial Services, Inc.) issued 6,554,613 shares of Common Stock to accredited investors for the acquisition of the assets of Command Staffing, LLC and Harborview Software, Inc., as described in the Asset Purchase Agreement dated as of November 9, 2005 by and among Command Center, Inc. (formerly Temporary Financial Services, Inc.), Command Staffing LLC, Harborview Software, Inc., and the Operations Entities as defined therein (the “Asset Purchase Agreement”).
     The Phase II Closings under the Asset Purchase Agreement involved two stages and the acquisition of certain Operations Entities in exchange for the issuance of a total of 12,897,463 shares of our Common Stock to accredited investors on May 12, 2006 and June 30, 2006. Effective May 12, 2006, we initially closed on the acquisition of 31 Operations Entities (owning a total of 48 temporary staffing stores) in exchange for the issuance of 11,438,022 shares of our Common Stock. Eight of the Operations Entities located in the state of Minnesota received shares in the Command Transaction in exchange for cash in lieu of the transfer of substantially all of the assets of such Operations Entities. The Minnesota Operations Entities also agreed to transfer their respective franchise rights with our Company back to us, effectively terminating such rights and the directors and shareholders of the Minnesota Operations Entities agreed not to compete with our Company. The second stage of the Phase II Closing involved the acquisition of four additional Operations Entities (owning a total of nine temporary staffing stores) in exchange for the issuance of up to 1,459,441 shares of our Common Stock.
Item 16. Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation (Previously filed as Exhibit 3.1 to Form SB-2 filed on May 7, 2001, and incorporated herein by reference.)

3.2	Amendment to the Articles of Incorporation (Previously filed as Exhibit 3.1 to Form 8-K filed on November 16, 2005 and incorporated herein by reference.)

Exhibit No.	Description

3.3	Amendment to the Articles of Incorporation (Previously filed as Exhibit 3.3 to Form 10-KSB filed on April 2, 2007 and incorporated herein by reference.)

3.4	Bylaws (Previously filed as Exhibit 3(b) to Form SB-2 filed on May 7, 2001 and incorporated herein by reference.)

3.5	Amendment to Bylaws (Previously filed as Exhibit 3.2 to Form 8-K dated November 16, 2005 and incorporated herein by reference.)

4.1	Securities Purchase and Registration Rights Agreement dated November 30, 2007 by and among Command Center, Inc. and the Investors named therein. (Previously filed as Exhibit 4.1 to Form 8-K filed on December 5, 2007 and incorporated herein by reference).

4.1/A	Exhibit A to Securities Purchase and Registration Rights Agreement dated November 30, 2007 and December 27, 2007 (combined) by and among Command Center, Inc. and the Investors named therein. Exhibit A reflects all investors that purchased in the Offering and the aggregate proceeds and Common Shares and Warrants issued (previously filed as Exhibit 4.1/A to Amendment No. 1 Form 8-K/A filed on January 14, 2008 and incorporated herein by reference).

4.3	Form of Warrant (Previously filed as Exhibit 4.2 to Form 8-K filed on December 5, 2007 and incorporated herein by reference.)

4.4	Common Stock Purchase Warrant for 250,000 shares of common stock exercisable at $1.50 per share — (previously filed as Exhibit 10.2 to form 10-QSB filed in November 13, 2007 and incorporated herein by reference).

4.5	Form of Common Stock Certificate — filed herewith

5.1*	Opinion of Rogers & Hool, LLP — to be filed by amendment

10	Material Contracts

10.1	Acquisition Agreement: Asset Purchase Agreement dated as of November 9, 2005 by and among Command Center, Inc. (formerly Temporary Financial Services, Inc.), Command Staffing LLC, Harborview Software, Inc., and the Operations Entities as defined therein. (Previously filed as Exhibit 10.1 to Form 8-K filed on November 16, 2005 and incorporated herein by reference.)

10.2	Sale and Leaseback Agreement dated as of December 29, 2005 by and among Command Center, Inc. and John R. Coghlan. (Previously filed as Exhibit 10.1 to Form 8-K filed on January 4, 2006 and incorporated herein by reference.)

10.3	Employment Agreement with Glenn Welstad (Previously filed as Exhibit 10.3 to Form 10-KSB filed on April 2, 2007 and incorporated herein by reference).

10.4	Employment Agreement with Tom Gilbert (Previously filed as Exhibit 10.3 to Form 10-KSB filed on April 2, 2007 and incorporated herein by reference).

10.5	Employment Agreement with Todd Welstad (Previously filed as Exhibit 10.3 to Form 10-KSB filed on April 2, 2007 and incorporated herein by reference).

10.6	Acquisition Agreement: Asset Purchase Agreement dated February 19, 2007 by and among Command Center, Inc. (formerly Temporary Financial Services, Inc.) and Anytime Labor, Inc. (Previously filed as Exhibit 10.1 to Form 10-QSB filed on May 14, 2007 and incorporated herein by reference.)

Exhibit No.	Description

10.7	Loan and Security Agreement dated April 7, 2006 by and between Command Center, Inc. and Capital Tempfunds, a division of Capital Factors, LLC (“Capital”) — filed herewith

10.8	First Amendment to Loan and Security Agreement dated July 24, 2006 by and between Command Center, Inc. and Capital — filed herewith

10.9	Second Amendment to Loan and Security Agreement dated August 22, 2006 by and between Command Center, Inc. and Capital — filed herewith

10.10	Third Amendment to Loan and Security Agreement dated November 29, 2006 by and between Command Center, Inc. and Capital — filed herewith

10.11	Fourth Amendment to Loan and Security Agreement dated April 2, 2007 by and between Command Center, Inc. and Capital — filed herewith

10.12	Fifth Amendment to Loan and Security Agreement dated July 18, 2007 by and between Command Center, Inc. and Capital — filed herewith

10.13	Sixth Amendment to Loan and Security Agreement dated November 13, 2007 by and between Command Center, Inc. and Capital — filed herewith

10.14	Summary of Principal Terms Loan Transaction with Warrants by Command Center, Inc. in favor of Sonoran Pacific Resources, LLP dated March 30, 2007. — filed herewith

10.15	Securities Purchase Agreement, dated August 14, 2007, by and between Command Center, Inc. and MDB Capital Group, LLC — filed herewith

10.16	MDB Capital Group Engagement Letter, dated June 22, 2007, by and between Command Center, Inc. and MDB Capital Group, LLC — filed herewith

10.17	Indemnification and Pledge Agreement dated November 30, 2007 between Glenn Welstad and Command Center, Inc. — filed herewith

10.18	Unanimous Written Consent of the Board of Directors of Command Center, Inc. dated July 25, 2007 approving Cancellation and Exchange Agreement and Share Exchange Agreement to cancel New Store Surcharge Fee — filed herewith

23.1	Consent of DeCoria, Maichel and Teague, P.S. — filed herewith

23.2*	Consent of Rogers & Hool, LLP (included in Exhibit 5.1) — to be filed by amendment

24.1	Power of Attorney — included on signature page

*	To be filed by amendment.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and
          (iii) To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
     (7) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (8) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (8) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Post Falls, Idaho, on January 14, 2008.

Command Center, Inc.
By:	/s/ Glenn Welstad
Glenn Welstad, Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn Welstad and Brad E. Herr his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his/her substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.
     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated, and on January 14, 2008.

/s/ Glenn Welstad	Chief Executive Officer, Chairman and Director
Glenn Welstad

/s/ Brad E. Herr	Principal Financial Officer and Director
Brad E. Herr

/s/ Thomas Gilbert	Director
Thomas Gilbert

/s/ Todd Welstad	Director
Todd Welstad

/s/ Ralph E. Peterson	Director
Ralph E. Peterson

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation (Previously filed as Exhibit 3.1 to Form SB-2 filed on May 7, 2001, and incorporated herein by reference.)

3.2	Amendment to the Articles of Incorporation (Previously filed as Exhibit 3.1 to Form 8-K filed on November 16, 2005 and incorporated herein by reference.)

3.3	Amendment to the Articles of Incorporation (Previously filed as Exhibit 3.3 to Form 10-KSB filed on April 2, 2007 and incorporated herein by reference.)

3.4	Bylaws (Previously filed as Exhibit 3(b) to Form SB-2 filed on May 7, 2001 and incorporated herein by reference.)

3.5	Amendment to Bylaws (Previously filed as Exhibit 3.2 to Form 8-K dated November 16, 2005 and incorporated herein by reference.)

4.1	Securities Purchase and Registration Rights Agreement dated November 30, 2007 by and among Command Center, Inc. and the Investors named therein. (Previously filed as Exhibit 4.1 to Form 8-K filed on December 5, 2007 and incorporated herein by reference).

4.1/A	Exhibit A to Securities Purchase and Registration Rights Agreement dated November 30, 2007 and December 27, 2007 (combined) by and among Command Center, Inc. and the Investors named therein. Exhibit A reflects all investors that purchased in the Offering and the aggregate proceeds and Common Shares and Warrants issued (previously filed as Exhibit 4.1/A to Amendment No. 1 Form 8-K/A filed on January 14, 2008 and incorporated herein by reference).

4.3	Form of Warrant (Previously filed as Exhibit 4.2 to Form 8-K filed on December 5, 2007 and incorporated herein by reference.)

4.4	Common Stock Purchase Warrant for 250,000 shares of common stock exercisable at $1.50 per share — (previously filed as Exhibit 10.2 to form 10-QSB filed in November 13, 2007 and incorporated herein by reference).

4.5	Form of Common Stock Certificate — filed herewith

5.1*	Opinion of Rogers & Hool, LLP — to be filed by amendment

10	Material Contracts

10.1	Acquisition Agreement: Asset Purchase Agreement dated as of November 9, 2005 by and among Command Center, Inc. (formerly Temporary Financial Services, Inc.), Command Staffing LLC, Harborview Software, Inc., and the Operations Entities as defined therein. (Previously filed as Exhibit 10.1 to Form 8-K filed on November 16, 2005 and incorporated herein by reference.)

10.2	Sale and Leaseback Agreement dated as of December 29, 2005 by and among Command Center, Inc. and John R. Coghlan. (Previously filed as Exhibit 10.1 to Form 8-K filed on January 4, 2006 and incorporated herein by reference.)

10.3	Employment Agreement with Glenn Welstad (Previously filed as Exhibit 10.3 to Form 10-KSB filed on April 2, 2007 and incorporated herein by reference).

10.4	Employment Agreement with Tom Gilbert (Previously filed as Exhibit 10.3 to Form 10-KSB filed on April 2, 2007 and incorporated herein by reference).

10.5	Employment Agreement with Todd Welstad (Previously filed as Exhibit 10.3 to Form 10-KSB filed on April 2, 2007 and incorporated herein by reference).

10.6	Acquisition Agreement: Asset Purchase Agreement dated February 19, 2007 by and among Command Center, Inc. (formerly Temporary Financial Services, Inc.) and Anytime Labor, Inc. (Previously filed as Exhibit 10.1 to Form 10-QSB filed on May 14, 2007 and incorporated herein by reference.)

Exhibit No.	Description

10.7	Loan and Security Agreement dated April 7, 2006 by and between Command Center, Inc. and Capital Tempfunds, a division of Capital Factors, LLC (“Capital”) — filed herewith

10.8	First Amendment to Loan and Security Agreement dated July 24, 2006 by and between Command Center, Inc. and Capital — filed herewith

10.9	Second Amendment to Loan and Security Agreement dated August 22, 2006 by and between Command Center, Inc. and Capital — filed herewith

10.10	Third Amendment to Loan and Security Agreement dated November 29, 2006 by and between Command Center, Inc. and Capital — filed herewith

10.11	Fourth Amendment to Loan and Security Agreement dated April 2, 2007 by and between Command Center, Inc. and Capital — filed herewith

10.12	Fifth Amendment to Loan and Security Agreement dated July 18, 2007 by and between Command Center, Inc. and Capital — filed herewith

10.13	Sixth Amendment to Loan and Security Agreement dated November 13, 2007 by and between Command Center, Inc. and Capital — filed herewith

10.14	Summary of Principal Terms Loan Transaction with Warrants by Command Center, Inc. in favor of Sonoran Pacific Resources, LLP dated March 30, 2007. — filed herewith

10.15	Securities Purchase Agreement, dated August 14, 2007, by and between Command Center, Inc. and MDB Capital Group, LLC — filed herewith

10.16	MDB Capital Group Engagement Letter, dated June 22, 2007, by and between Command Center, Inc. and MDB Capital Group, LLC — filed herewith

10.17	Indemnification and Pledge Agreement dated November 30, 2007 between Glenn Welstad and Command Center, Inc. — filed herewith

10.18	Unanimous Written Consent of the Board of Directors of Command Center, Inc. dated July 25, 2007 approving Cancellation and Exchange Agreement and Share Exchange Agreement to cancel New Store Surcharge Fee — filed herewith

23.1	Consent of DeCoria, Maichel and Teague, P.S. — filed herewith

23.2*	Consent of Rogers & Hool, LLP (included in Exhibit 5.1) — to be filed by amendment

24.1	Power of Attorney — included on signature page

*	To be filed by amendment.